   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998

                                                REGISTRATION NO. 333-50421
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                      RAGEN MACKENZIE GROUP INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------

          WASHINGTON                               6211                       91-1898738
 (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                         999 THIRD AVENUE, SUITE 4300
                           SEATTLE, WASHINGTON 98104
                                (206) 343-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             V. LAWRENCE BENSUSSEN
         SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                      RAGEN MACKENZIE GROUP INCORPORATED
                         999 THIRD AVENUE, SUITE 4300
                           SEATTLE, WASHINGTON 98104
                             PHONE: (206) 343-5000
                              FAX: (206) 464-0901
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  Copies to:
                             STEWART M. LANDEFELD
                                DAVID F. MCSHEA
                              MICHAEL C. PIRAINO
                               PERKINS COIE LLP
                         1201 THIRD AVENUE, 40TH FLOOR
                        SEATTLE, WASHINGTON 98101-3099
                             PHONE: (206) 583-8888
                              FAX: (206) 583-8500
                                --------------

  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE REORGANIZATION (THE "REORGANIZATION") OF THE REGISTRANT AND ITS SUBSIDIARIES, INCLUDING RAGEN MACKENZIE INCORPORATED, A WASHINGTON CORPORATION, PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                           PROPOSED          PROPOSED
                                          AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED       PER SHARE(1)    OFFERING PRICE(1)        FEE
----------------------------------------------------------------------------------------------------------
Class B common stock, $.01 par val-
 ue................................    12,034,015(2)         $7.40          $89,051,711         $26,270(5)
----------------------------------------------------------------------------------------------------------
Class C common stock, $.01 par val-
 ue................................     274,176(3)           $7.40          $2,028,902           $598(5)
----------------------------------------------------------------------------------------------------------
Class D common stock, $.01 par val-
 ue................................     215,250(4)           $7.40          $1,592,850           $470(5)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based on the book value of the shares of common stock of Ragen MacKenzie Incorporated on March 27, 1998.

(2) Based on the maximum number of shares of Class B common stock of Holding Company to be issued in connection with the Reorganization described herein, assuming exercise of all outstanding options, and all options that may to be granted pursuant to agreements to grant options, to purchase common stock, $.01 par value per share, of Ragen MacKenzie Incorporated. Includes also such indeterminate number of shares of common stock, $.01 par value per share, of Holding Company as from time to time may be issued upon conversion of the Class B common stock registered hereunder.

(3) Includes such indeterminate number of shares of common stock, $.01 par value per share, of Holding Company as from time to time may be issued upon conversion of the Class C common stock registered hereunder.

(4) Includes such indeterminate number of shares of common stock, $.01 par value per share, of Holding Company as from time to time may be issued upon conversion of the Class D common stock registered hereunder.

(5) Previously paid.
                                --------------
 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         RAGEN MACKENZIE INCORPORATED
                         999 THIRD AVENUE, SUITE 4300
                           SEATTLE, WASHINGTON 98104

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              JUNE 21, 1998

                               ----------------

TO OUR SHAREHOLDERS:

  A Special Meeting of Shareholders of Ragen MacKenzie Incorporated ("RMI") will be held at 2:00 p.m. Pacific Daylight Time on Sunday, June 21, 1998, at the offices of the law firm of Perkins Coie LLP, 1201 Third Avenue, 41st Floor Large Conference Room, Seattle, Washington, for the following purposes:

    1. To consider and act upon a reorganization of RMI and its subsidiaries as described in the accompanying Proxy Statement/Prospectus (the "Reorganization"), including an Agreement and Plan of Merger dated as of May 29, 1998 (the "Merger Agreement"), by and among RMI, Ragen MacKenzie Group Incorporated, a recently formed Washington corporation and a wholly owned subsidiary of RMI ("Holding Company"), and RMGI Merger Corp., a recently formed Washington corporation and a wholly owned subsidiary of Holding Company ("Merger Sub"), pursuant to which the Reorganization is to be effected. The Merger Agreement contemplates, among other things, that Merger Sub will merge with RMI, with RMI as the surviving corporation (the "Merger"). As a result of the Merger and certain related transactions: (a) RMI will become a wholly owned subsidiary of Holding Company and (b) each outstanding share of common stock, par value $.01 per share, of RMI (other than shares held by holders who have properly exercised dissenters' rights under Washington law) (i) originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors (274,176 shares) will be converted into one share of Class C common stock, par value $.01 per share, of Holding Company, (ii) originally acquired from RMI pursuant to the 1995 Stock Purchase Agreements among RMI and five investors (215,250 shares) will be converted into one share of Class D common stock, par value $.01 per share, of Holding Company, and (iii) otherwise acquired from RMI (10,538,383 shares as of May 21, 1998, plus such additional shares as shall be issued upon exercise of stock options after such date) will be converted into one share of Class B common stock, par value $.01 per share, of Holding Company. (Each share of Class B, C and D common stock of Holding Company, if the public offering of Common Stock currently contemplated by Holding Company is consummated, will be converted into one share of Common Stock of Holding Company);

    2. To consider and act upon a proposal to direct RMI to elect four additional directors to the Board of Directors of Holding Company immediately prior to effectiveness of the Reorganization; and

    3. To transact such other business as may properly come before the Special Meeting.

  Further information as to the proposals to be considered and acted upon at the Special Meeting can be found in the accompanying Proxy
Statement/Prospectus.

  Only shareholders of record at the close of business on May 27, 1998 are entitled to notice of, and to vote at, the Special Meeting.

                                          By Order of the Board of Directors

                                          Michael W. Reinhardt
                                          Assistant Secretary

Seattle, Washington

June 1, 1998

 EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

            PRELIMINARY PROXY STATEMENT/PRELIMINARY PROSPECTUS

                 SUBJECT TO COMPLETION, DATED JUNE 1, 1998

                          RAGEN MACKENZIE INCORPORATED
                          999 THIRD AVENUE, SUITE 4300
                           SEATTLE, WASHINGTON 98104
                                 (206) 343-5000

                                PROXY STATEMENT

                                  ----------

                       RAGEN MACKENZIE GROUP INCORPORATED
                          999 THIRD AVENUE, SUITE 4300
                           SEATTLE, WASHINGTON 98104
                                 (206) 343-5000

                                   PROSPECTUS

                                  ----------

  This Proxy Statement/Prospectus and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Ragen MacKenzie Incorporated ("RMI") for use at a Special Meeting of Shareholders of RMI to be held at 2:00 p.m. Pacific Daylight Time on Sunday, June 21, 1998 at the offices of the law firm of Perkins Coie LLP, 1201 Third Avenue, 41st Floor Large Conference Room, Seattle, Washington, and at any adjournment or postponement thereof (the "Special Meeting"). Only shareholders of record at the close of business on May 27, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.

  At the Special Meeting, shareholders will be asked to approve a reorganization of RMI and its subsidiaries, including the Agreement and Plan of Merger dated as of May 29, 1998 (the "Merger Agreement"), by and among RMI, Ragen MacKenzie Group Incorporated, a recently formed Washington corporation and wholly owned subsidiary of RMI ("Holding Company"), and RMGI Merger Corp., a recently formed Washington corporation and a wholly owned subsidiary of Holding Company ("Merger Sub"), pursuant to which the reorganization is to be effected (such reorganization, including the Merger (as hereinafter defined), shall be referred to herein as the "Reorganization"). The Merger Agreement contemplates, among other things, that Merger Sub will merge with RMI, with RMI as the surviving corporation (the "Merger"). As a result of the Merger and certain related transactions: (i) RMI will become a wholly owned subsidiary of Holding Company and (ii) each outstanding share of common stock, par value $.01 per share, of RMI ("RMI Stock") (other than shares held by holders who have properly exercised dissenters' rights under Washington law), (a) originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors will be converted into one share of Class C common stock, par value $.01 per share, of Holding Company (the "Class C common stock"), (b) originally acquired from RMI pursuant to the 1995 Stock Purchase Agreements among RMI and five investors will be converted into one share of Class D common stock, par value $.01 per share, of Holding Company (the "Class D common stock"), and (c) otherwise acquired from RMI will be converted into one share of Class B common stock, par value $.01 per share, of Holding Company (the "Class B common stock" and, together with the Class C common stock and the Class D common stock, the "Reorganization Common Stock"). See "Proposal I: The Reorganization."

  At the Special Meeting, shareholders will also be asked to approve a proposal to direct RMI to elect four additional directors to the Board of Directors of Holding Company immediately prior to effectiveness of the Reorganization. See "Proposal II: Election of Directors to Holding Company Board."

  This Proxy Statement/Prospectus also serves as the Prospectus of Holding Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 12,523,441 shares of Reorganization Common Stock in connection with the Reorganization. Further information concerning the shares offered hereby is contained in "Proposal I: The Reorganization--Comparison of Shareholder Rights--Certain Substantive Differences in Articles of Incorporation and Bylaws" and "--Description of Holding Company Capital Stock."

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
    ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

  The principal executive offices of RMI are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104. The principal executive offices of Holding Company are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104. It is anticipated that this Proxy Statement/Prospectus and the accompanying
proxy will first be sent to shareholders on or about June   , 1998.

  SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE REORGANIZATION.

                                  ----------

       The date of this Proxy Statement/Prospectus is       , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
FORWARD-LOOKING STATEMENTS................................................   2
SUMMARY...................................................................   3
RISK FACTORS..............................................................  13
THE SPECIAL MEETING.......................................................  24
PROPOSAL I: THE REORGANIZATION............................................  26
  Current Corporate Structure.............................................  26
  The Reorganization......................................................  26
  Recommendation of the RMI Board; Reasons for the Reorganization.........  27
  Exchange of Certificates in the Merger..................................  28
  Material Federal Income Tax Consequences................................  28
  Accounting..............................................................  29
  Merger Agreement........................................................  29
  Holding Company Articles of Incorporation and Bylaws....................  30
  Description of Holding Company Capital Stock............................  30
  Washington Antitakeover Statute.........................................  35
  Certain Provisions in Holding Company Articles..........................  35
  Director and Officer Indemnification and Liability......................  36
  Certain Effects of the Reorganization...................................  36
  Comparison of Shareholder Rights--Certain Substantive Differences in
   Articles of Incorporation and Bylaws...................................  37
  Regulatory Matters......................................................  40
  Interests of Certain Persons in the Reorganization......................  40
  Rights of Dissenting Shareholders.......................................  42
  Certain Information Regarding Holding Company...........................  43
PROPOSAL II: ELECTION OF DIRECTORS TO HOLDING COMPANY BOARD...............  44
BUSINESS .................................................................  45
  Company Overview........................................................  45
  Background..............................................................  46
  Business Strategy.......................................................  46
  Brokerage Services......................................................  47
  Principal Transactions..................................................  50
  Correspondent Brokerage Services........................................  51
  Investment Banking and Underwriting.....................................  52
  Interest Income and Customer Financing..................................  52
  Accounting, Administration and Operations...............................  53
  Risk Management.........................................................  54
  Competition.............................................................  55
  Properties..............................................................  56
  Employees...............................................................  56
  Litigation and Potential Securities Law Liability.......................  56
REGULATION................................................................  57
NET CAPITAL REQUIREMENTS..................................................  59
SELECTED FINANCIAL DATA...................................................  61

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   63
  Overview................................................................   63
  Death Benefits Plan.....................................................   64
  Components of Revenues and Expenses.....................................   65
  Effects of Inflation....................................................   65
  Earnings Charges if IPO Consummated.....................................   66
  Results of Operations...................................................   67
  Liquidity and Capital Resources.........................................   71
  Year 2000 Compliance....................................................   71
  Statement of Financial Accounting Standards No. 130 and No. 131.........   72
MANAGEMENT OF HOLDING COMPANY.............................................   73
  Directors, Director Nominees and Executive Officers.....................   73
  Director Committees and Compensation....................................   74
  Compensation Committee Interlocks and Insider Participation.............   75
  Executive Compensation..................................................   75
  Compensation Plans......................................................   76
  Employment Contracts....................................................   80
  Change-in-Control Arrangements Under Option Plans.......................   80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   81
HOLDING COMPANY BENEFICIAL OWNERSHIP......................................   82
RMI BENEFICIAL OWNERSHIP..................................................   83
INDEPENDENT AUDITORS......................................................   84
OTHER BUSINESS............................................................   84
LEGAL OPINION.............................................................   84
TAX OPINION...............................................................   85
EXPERTS...................................................................   85
FINANCIAL STATEMENTS......................................................  F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER.....................................  A-1
ANNEX B: ARTICLES OF INCORPORATION AND BYLAWS OF RAGEN MACKENZIE GROUP
 INCORPORATED.............................................................  B-1
ANNEX C: CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
 (DISSENTERS' RIGHTS).....................................................  C-1

                             AVAILABLE INFORMATION

  Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of RMI's shareholders to approve the Reorganization constitutes an offering of Reorganization Common Stock to be issued in connection therewith. Accordingly, Holding Company has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to such offering, and this Proxy Statement/Prospectus constitutes a Prospectus of Holding Company filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement in connection with the Reorganization described herein, certain of which information is omitted as permitted by Commission rules. The Commission maintains a web site that contains a copy of the Registration Statement and all exhibits thereto, as well as reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Registration Statement, including exhibits, may be inspected on the Commission's web site or inspected or copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                          FORWARD-LOOKING STATEMENTS

  All statements other than statements of historical fact made in this Proxy Statement/Prospectus or incorporated herein by reference are "forward-looking statements." In particular, the statements under the headings "Summary," and those located elsewhere herein regarding industry prospects, Holding Company's future results of operations or financial position are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that Holding Company's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  No person has been authorized to give any information or to make any representations not contained in this Proxy Statement/Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by RMI or Holding Company. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. The delivery of this Proxy Statement/Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety. Unless otherwise indicated, all references herein to the "Company" or "Ragen MacKenzie" refer to RMI, prior to the Reorganization, and to Holding Company and RMI as its consolidated subsidiary, after the Reorganization.

Background..................
                              RMI is a broker-dealer registered with the Commission and is a member of the New York Stock Exchange (the "NYSE"). RMI's primary business is retail securities brokerage, which it conducts through its Seattle, Washington headquarters and 10 additional offices in Washington, Oregon and Alaska, which include four offices operated by independent contractors. Other aspects of RMI's business include proprietary trading of certain fixed income securities, institutional brokerage services, correspondent brokerage services and investment banking services.

The Reorganization.....       The Board of Directors of RMI (the "RMI Board")
                              has approved the Reorganization pursuant to which, subject to shareholder and NYSE approval, RMI will become a wholly owned subsidiary of Holding Company. Shareholders who were previously shareholders of RMI immediately prior to the Reorganization (other than those who properly exercise dissenters' rights under Washington law) will be shareholders of Holding Company immediately after the Reorganization, and the business of Holding Company after the Reorganization will be conducted primarily through RMI as an operating subsidiary of Holding
                              Company. As a result of the Merger and certain related transactions, each outstanding share of RMI Stock (other than shares held by holders who have properly exercised dissenters' rights under Washington law) (i) originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors will be converted into one share of Class C common stock, (ii) originally acquired from RMI pursuant to the 1995
                              Stock Purchase Agreements among RMI and five investors will be converted into one share of Class D common stock, and (iii) otherwise acquired from RMI will be converted into one share of Class B common stock. See "Proposal I:
                              The Reorganization--The Reorganization." Each holder of shares of Class B, C or D common stock immediately after the Reorganization will be subject to certain restrictions on transfer and, in the case of holders of Class B and D common stock, rights of redemption by Holding Company under the Articles of Incorporation of Holding
                              Company (the "Holding Company Articles") that are substantially similar to restrictions and rights applicable to such holder as an RMI shareholder immediately prior to the Reorganization pursuant to certain shareholder agreements. See
                              "Proposal I: The Reorganization--Description of
                              Holding Company Capital Stock" and "--Comparison of Shareholder Rights--Certain Substantive
                              Differences in Articles of Incorporation and Bylaws--Shareholder

                              Agreements Restricting Transfer of Common Stock." In the event of a "Conversion Event," which includes a firm commitment underwritten public offering of common stock, $.01 par value per share, of Holding Company (the "Common Stock") that meets certain criteria, the Class B, C and D common stock will automatically convert into Common Stock that is not subject to the restrictions on transfer or rights of redemption applicable to Class B, C and D common stock under the Holding Company Articles. Holding Company has filed a Registration Statement on Form S-1 in connection with, and expects to shortly commence its road show with respect to, an initial public offering of 2,250,000 shares of Common Stock (the "IPO") which it expects to be consummated shortly after the Effective Time. If the IPO occurs, it would constitute a "Conversion Event," pursuant to which, upon consummation of the IPO, all shares of Class B, C and D common stock would automatically convert into shares of Common Stock. See "Proposal I: The Reorganization-- Description of Holding Company Capital Stock-- Common Stock" and "--Certain Information Regarding Holding Company" and "Risk Factors-- Restrictions on Transfers of Stock if No Initial Public Offering."

Recommendation of the RMI
Board; Reasons for the          The RMI Board has approved the Reorganization,
Reorganization..............  adopted and approved the Merger Agreement attached hereto as Annex A and unanimously recommends the approval of the Reorganization (which includes approval of the Merger Agreement) by the shareholders of RMI. In making its decision to recommend the Reorganization to the shareholders, the RMI Board considered a number of factors, including (i) shareholder liquidity and access to capital markets, (ii) greater flexibility with respect to future expansion,
                              (iii) the complexity of Holding Company's capital structure, and (iv) the establishment of a board of directors of Holding Company that is smaller than the current RMI Board. See "Proposal I: The Reorganization--Recommendation of the RMI Board; Reasons for the Reorganization." In addition, the RMI Board believes that the holding company structure will facilitate an initial public offering and the creation of a public market for the Common Stock. There can be no assurance that an initial public offering will occur at or after the Reorganization. See "Risk Factors-- Restrictions on Transfers of Stock if No Initial Public Offering."

Record Date.................
                              Only holders of record of RMI Stock at the close of business on May 27, 1998, which has been fixed as the Record Date, are entitled to notice of, and to vote at, the Special Meeting.

Quorum; Vote Required.......  The presence in person or by proxy of holders representing a majority of the voting power of RMI Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of RMI Stock, present in person or represented by proxy and entitled to vote at the Special Meeting, is required to approve the Reorganization. The affirmative vote of the holders of not less than a majority of the outstanding shares of RMI Stock, present in person or represented by proxy and entitled to vote at the Special Meeting, is required to approve the proposal to direct RMI to elect four additional directors to the Holding Company's Board of Directors (the "Holding Company Board") immediately prior to effectiveness of the Reorganization. Abstentions will be counted as votes against approval of the Reorganization and the proposal to direct RMI to elect three additional directors to the Holding Company Board. See "The Special Meeting--Quorum; Vote Required."

Material Federal Income Tax
Consequences................    RMI has received an opinion of Perkins Coie
                              LLP, counsel to RMI ("Tax Counsel"), to the effect that it is the opinion of Tax Counsel that, subject to the assumptions and the limitations set forth in "Proposal I: The Reorganization--Material Federal Income Tax Consequences," the material federal income tax consequences of the Merger for a holder of RMI Stock who is a citizen or resident of the United States are as follows: (i) the Merger will be treated as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), or as an exchange pursuant to
                              Section 351 of the Code , (ii) no gain or loss will be recognized by the holders of RMI Stock solely as a result of the conversion of RMI Stock solely for Reorganization Common Stock pursuant to the Merger, (iii) the tax basis of the Reorganization Common Stock received by each such holder pursuant to the Merger will be the same as the holder's tax basis in RMI Stock converted in the Merger, and (iv) the holding period of such Reorganization Common Stock will include the period during which such holder held RMI Stock converted in the Merger.

                              In rendering such opinion, Tax Counsel has relied upon certain factual assumptions and upon representations contained in certificates of RMI. See "Proposal I: The Reorganization--Material Federal Income Tax Consequences" for a more detailed description of the above federal income tax matters and information with respect to the applicability of the foregoing to certain taxpayers subject to special treatment.

Accounting Treatment........  The Merger will be accounted for as if it were a
                              "pooling of interests" for financial reporting purposes. As a result, the historical book basis of RMI's assets and accounting methods will carry over after consummation of the Merger. See "Proposal I: The Reorganization--Accounting."

Merger Agreement............
                              The Merger Agreement has been adopted and approved by the Board of Directors of each of RMI, Holding Company and Merger Sub, and by the sole shareholder of each of Holding Company and

                              Merger Sub, and each of such companies has executed the Merger Agreement. The Merger Agreement provides, among other things, that (i) Merger Sub will be merged with RMI, with RMI as the surviving corporation, and (ii) each share of RMI Stock outstanding immediately before the Effective Time (as hereinafter defined) (other than shares held by holders who have properly exercised dissenters' rights under Washington law) (a) originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors will be converted into one share of Class C common stock, (b) originally acquired from RMI pursuant to the 1995 Stock Purchase Agreements among RMI and five investors will be converted into one share of Class D common stock, and (c) otherwise acquired from RMI will be converted into one share of Class B common stock. It is a condition precedent to the Reorganization that not more than 2% of RMI Stock is held by RMI shareholders that perfect dissenters' rights, which condition is waivable by the unilateral action of the Holding Company Board or the RMI Board.

                              As a result of the Merger and certain related transactions, RMI will become a wholly owned subsidiary of Holding Company.

                              Subject to applicable laws, the Merger Agreement may be amended by mutual consent of RMI, Holding Company and Merger Sub at any time before or after approval of matters presented in connection with the Merger by the shareholders of RMI, but, after any such approval, no amendment will be made which amends, reduces or changes the various rights and preferences of the capital stock of Holding Company to be issued to shareholders of RMI without further approval by such shareholders. Other amendments would not require RMI shareholder approval. The Merger Agreement may also be terminated and abandoned at any time by unilateral action of the RMI Board or the Holding Company Board. See "Proposal I: The Reorganization--Merger Agreement."

Directors and Management....
                              The current directors of Holding Company, Lesa A. Sroufe, John L. MacKenzie, Robert J. Mortell, Jr. and Mark A. McClure, will serve as the directors of Holding Company immediately after the Reorganization. In addition, the Holding Board has nominated Kirby L. Cramer, Arthur W. Harrigan, Jr., Peter B. Madoff and Gregory B. Maffei for election to the Holding Company Board immediately prior to effectiveness of the Reorganization. See "Proposal II: Election of Directors to Holding Company Board." The following current executive officers of Holding Company will continue to serve as its executive officers after the Reorganization: Lesa A. Sroufe, Chief Executive Officer and Chairman of the Board, Robert J. Mortell, Jr., President, Chief Operating Officer and Treasurer, Mark A. McClure, Executive Vice President, and
                              V. Lawrence Bensussen, Senior Vice President, Chief Financial Officer and Secretary. See "Management of Holding Company."

Dividend Policy.............
                              Holding Company has not previously paid dividends and has no present intention to pay dividends in the future. See "Proposal I: The Reorganization-- Certain Information Regarding Holding Company-- Dividend Policy."

Certain Effects of the
Reorganization..............  Upon consummation of the Merger, in accordance with the terms of the Merger Agreement, Holding Company will assume certain obligations and liabilities of RMI, including RMI's obligations under the RMI 1989 Stock Option Plan (the "1989 Plan"), the RMI 1993 Stock Option Plan (the "1993 Plan") and the RMI 1996 Stock Incentive Compensation Plan (the "1996 Plan") (collectively, the "Assumed Plans") and the RMI 1997 Share Repurchase Plan (the "Share Repurchase Plan"). A vote in favor of the Reorganization, including the Merger, will constitute approval of Holding Company's assumption of RMI's obligations under the Assumed Plans and the Share Repurchase Plan. As required by certain shareholder agreements, RMI consents to the transfer of RMI Stock and its exchange for Reorganization Common Stock. Upon consummation of the Merger in accordance with the terms of the Merger Agreement, these shareholder agreements will terminate. See "Proposal I: The Reorganization-- Certain Effects of the Reorganization."

Certain Substantive
Differences in Articles of      After the Reorganization, the business and
Incorporation and Bylaws....  legal affairs of Holding Company will be governed by the Holding Company Articles and Holding
                              Company's Bylaws (the "Holding Company Bylaws") attached hereto as Annex B. The following tables set forth certain differences between the Holding Company Articles and Bylaws and RMI's Restated Articles of Incorporation, as amended (the "RMI Articles"), and Bylaws, as amended (the "RMI Bylaws"), that will result in changes in the rights of shareholders if the Merger is consummated. As outlined in the table entitled "Comparison of Transfer and Redemption Provisions Applicable to RMI Stock and to Reorganization Common Stock," in lieu of contractual limitations and rights that currently apply to the transfer of RMI Stock, substantially similar restrictions and rights with respect to transfer will be included in the Holding Company Articles with respect to Reorganization Common Stock. Other differences between the charter documents of RMI and those of Holding Company are set forth in the table entitled "Comparison of Certain Provisions of Articles of Incorporation and Bylaws of RMI and Holding Company." See "Proposal I: The Reorganization--Comparison of Shareholder
                              Rights--Certain Substantive Differences in
                              Articles of Incorporation and Bylaws."

 COMPARISON OF TRANSFER AND REDEMPTION PROVISIONS APPLICABLE TO RMI STOCK
                      AND TO REORGANIZATION COMMON STOCK
-------------------------------------------------------------------------------

                                          TRANSFER RESTRICTIONS                             REDEMPTION
-----------------------------------------------------------------------------------------------------------------------
                                             REORGANIZATION                              REORGANIZATION
                                              COMMON STOCK  REORGANIZATION                COMMON STOCK  REORGANIZATION
                                               BEFORE IPO    COMMON STOCK                  BEFORE IPO    COMMON STOCK
                REORGANIZATION                  OR OTHER       AFTER IPO                    OR OTHER       AFTER IPO
  SHAREHOLDER    COMMON STOCK                 "CONVERSION      OR OTHER                   "CONVERSION      OR OTHER
   AGREEMENT    INTO WHICH RMI                   EVENT"       "CONVERSION                    EVENT"       "CONVERSION
  PURSUANT TO      STOCK IS     RMI STOCK     (PURSUANT TO      EVENT"       RMI STOCK    (PURSUANT TO      EVENT"
   WHICH RMI      CONVERTED    (PURSUANT TO     HOLDING      (PURSUANT TO   (PURSUANT TO    HOLDING      (PURSUANT TO
     STOCK       PURSUANT TO   SHAREHOLDER      COMPANY     HOLDING COMPANY SHAREHOLDER     COMPANY     HOLDING COMPANY
    IS HELD     REORGANIZATION  AGREEMENT)    ARTICLES)(1)  ARTICLES)(1)(2)  AGREEMENT)   ARTICLES)(1)  ARTICLES)(1)(2)
-----------------------------------------------------------------------------------------------------------------------
 1990 Stock      Class C       RMI and        Holding         None          None          None            None
 Purchase        Common        other RMI      Company and
 Agreement       Stock         shareholders   other
                               have a right   Holding
                               of first       Company
                               refusal        shareholders
                               except for     have right
                               transfers to   of first
                               immediate      refusal
                               family         except for
                               members,       transfers to
                               certain        immediate
                               trusts and     family
                               by             members,
                               inheritance.   certain
                               Offer must     trusts and
                               be made at     by
                               lower of       inheritance.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1995 Stock      Class D       RMI and        Holding         None          RMI may       Holding         None
 Purchase        Common        other RMI      Company and                   redeem        Company
 Agreements      Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal        shareholders                  time.         at any
                               except for     have right                                  time.
                               transfers to   of first
                               immediate      refusal
                               family         except for
                               members,       transfers to
                               certain        immediate
                               trusts and     family
                               by             members,
                               inheritance.   certain
                               Offer must     trusts and
                               be made at     by
                               lower of       inheritance.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1987            Class B       RMI and        Holding         None          RMI may       Holding         None
 Subscription    Common        other RMI      Company and                   redeem        Company
 Agreement       Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal.       shareholders                  time.         at any
                               Offer must     have right                                  time.
                               be made at     of first
                               lower of       refusal.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1988-1998       Class B       RMI and        Holding         None          RMI may       Holding         None
 Shareholder     Common        other RMI      Company and                   redeem        Company
 Agreements      Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal.       shareholders                  time.         at any
                               Offer must     have right                                  time.
                               be made at     of first
                               lower of       refusal.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.

(1) The Shareholder Agreements which, immediately prior to the Reorganization, impose certain contractual limitations on the transfer of RMI Stock and, in certain cases, provided RMI with a right of redemption, will no longer be in effect immediately after the Reorganization. Beginning immediately after the Reorganization, and until the IPO or other "Conversion Event," the Holding Company Articles impose similar restrictions on the Reorganization Common Stock.

(2) If the IPO or another Conversion Event occurs, the Reorganization Common Stock will automatically convert into Common Stock that, pursuant to the Holding Company Articles, is not subject to the restrictions on transfer or rights of redemption applicable to the Reorganization Common Stock.

          COMPARISON OF OTHER PROVISIONS OF ARTICLES OF INCORPORATION
                     AND BYLAWS OF RMI AND HOLDING COMPANY
--------------------------------------------------------------------------------

                                    RMI ARTICLES AND BYLAWS             HOLDING COMPANY ARTICLES AND BYLAWS
-------------------------------------------------------------------------------------------------------------
 PREFERRED STOCK           None                                      Blank Check Preferred Stock
-------------------------------------------------------------------------------------------------------------
 BOARD OF DIRECTORS        Permit 1 - 20 members, each elected       Permit 3 - 15 members; after first
                           annually; directors may be removed with   primary public offering of equity
                           or without cause by a majority of the     securities, members divided into 2
                           shares entitled                           classes, each class serving staggered 2-
                           to vote at an election of directors       year term; directors may be removed only
                                                                     for cause by the holders of no less than
                                                                     two-thirds of the shares entitled to
                                                                     elect the director.
-------------------------------------------------------------------------------------------------------------
 ANNUAL MEETINGS OF        Held on the third Thursday in November;   Held 90 - 180 days after fiscal year-
 SHAREHOLDERS              any appropriate business may be           end; business limited to that brought by
                           conducted                                 Holding Company Board or by shareholder
                                                                     who follows certain procedures; Holding
                                                                     Company Board may postpone the meeting
                                                                     for up to 120 days
-------------------------------------------------------------------------------------------------------------
 SPECIAL MEETINGS OF       May be called by shareholders holding at  May be called by written request of
 SHAREHOLDERS              least 10% of outstanding shares entitled  shareholders holding at least 25% of
                           to vote at the meeting                    outstanding shares entitled to vote at
                                                                     the meeting if Holding Company becomes a
                                                                     "public company"
-------------------------------------------------------------------------------------------------------------
 VOTING RIGHTS             Cumulative voting in elections for        No cumulative voting in elections for
                           directors                                 directors
-------------------------------------------------------------------------------------------------------------
 MERGERS, CONSOLIDATIONS,  Requires approval by each voting group    Requires approval by two-thirds of votes
 SALES OF ASSETS           entitled to vote by                       entitled to be cast; but if certain
                           two-thirds of votes entitled to be cast   business combinations are approved by
                                                                     Continuing Directors, shareholder vote
                                                                     required is majority of outstanding
                                                                     shares
-------------------------------------------------------------------------------------------------------------
 AMENDMENT OF GOVERNING    Approval by each voting group entitled    Approval by a majority of the outstand-
 INSTRUMENTS               to vote by two-thirds of                  ing shares required to approve amendment
                           votes entitled to be cast required to     of Holding Company Articles' provisions
                           amend RMI Articles' provisions that       that require shareholder approval to
                           require shareholder approval for          amend, except provisions regarding
                           amendment                                 amendment of certain provisions of the
                                                                     Holding Company Bylaws and Articles, the
                                                                     classified Board of Directors, special
                                                                     voting provisions for business combina-
                                                                     tions, and special meetings of share-
                                                                     holders require approval by two-thirds
                                                                     of outstanding shares to amend

Rights of Dissenting       A record holder of RMI Stock will have the right to
Shareholders.............  dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a cash payment equal to the fair value of his or her shares under the Washington Business Corporation
                           Act (the "WBCA"). Any RMI shareholder who intends to exercise his or her dissenter's rights must not vote his or her shares in favor of the Reorganization and must satisfy the procedural requirements concerning dissenters' rights specified in the WBCA, which is attached hereto as Annex C. See "Proposal I: The Reorganization--
                           Rights of Dissenting Shareholders."

Regulatory Matters.......  The business of RMI and Holding Company and the securities industry in general are subject to extensive regulation in the United States. As a consequence, the Reorganization must be approved by the NYSE. See "Proposal I: The Reorganization-- Regulatory Matters."

Initial Public Offering..
                           Holding Company has filed a Registration Statement on Form S-1 in connection with, and expects to shortly commence its road show with respect to, the IPO, which it expects to be consummated shortly after the Effective Time. There can be no assurance that the IPO will occur. Shareholders of RMI are cautioned not to rely on the possibility of the IPO when determining whether to vote in favor of the Reorganization. If the IPO occurs, it would constitute a "Conversion Event" pursuant to which, upon consummation of the IPO, all shares of Class B, C and D common stock would automatically convert into shares of Common Stock. See "Proposal I: The Reorganization--Certain Information Regarding
                           Holding Company--Initial Public Offering" and "Risk Factors--Restrictions on Transfers of Stock if No Initial Public Offering."

Transfer Agent and            The transfer agent and registrar for the Common
Registrar...................  Stock will be ChaseMellon Shareholder Services
                              L.L.C. (the "Transfer Agent").

Election of Directors.......
                              The Holding Company Board has nominated four additional persons for election as directors of Holding Company immediately prior to effectiveness of the Reorganization. The RMI Board recommends that RMI shareholders approve a proposal to direct RMI to elect four additional directors to the Holding Company Board. See "Proposal II: Election of Directors to Holding Company Board."

                        SUMMARY FINANCIAL INFORMATION(1)

            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                        SIX-MONTH
                                     FISCAL YEAR ENDED                PERIOD ENDED
                          ---------------------------------------  -------------------
                           SEPT.   SEPT.   SEPT.   SEPT.   SEPT.
                            24,     30,     29,     27,     26,    MARCH 28, MARCH 27,
                           1993    1994    1995    1996    1997      1997      1998
                          ------- ------- ------- ------- -------  --------- ---------
STATEMENTS OF INCOME DA-
 TA:
Principal transactions,
 net....................  $18,335 $20,412 $21,683 $23,526 $23,566   $11,240   $12,912
Commissions.............   17,986  18,275  19,553  28,516  30,758    14,588    17,821
Other...................    2,577   3,814   2,524   3,569   4,078     2,219     3,034
                          ------- ------- ------- ------- -------   -------   -------
  Total operating
   revenues.............   38,898  42,501  43,760  55,611  58,402    28,047    33,767
Interest income.........    7,876  11,316  18,641  24,210  30,179    13,932    18,365
                          ------- ------- ------- ------- -------   -------   -------
  Total revenues........   46,774  53,817  62,401  79,821  88,581    41,979    52,132
Interest expense........    4,876   6,978  13,052  16,230  19,694     9,138    12,154
                          ------- ------- ------- ------- -------   -------   -------
  Net revenues..........   41,898  46,839  49,349  63,591  68,887    32,841    39,978
                          ------- ------- ------- ------- -------   -------   -------
Non-interest expenses:
Compensation and
 benefits(2)(3).........   23,053  25,419  25,925  33,924  35,176    16,878    20,728
Key person death
 benefits plan(4).......    1,150     800   2,450     --   (5,000)   (5,000)      --
Occupancy and equipment.    3,725   3,921   3,949   3,938   4,714     2,097     2,641
Communications..........    2,028   2,620   2,588   2,776   3,276     1,528     1,774
Clearing and exchange
 fees...................    1,938   1,963   2,282   2,344   2,338     1,161     1,428
Other...................    2,028   2,359   2,381   3,854   3,534     1,837     1,634
                          ------- ------- ------- ------- -------   -------   -------
  Total non-interest
   expenses.............   33,922  37,082  39,575  46,836  44,038    18,501    28,205
                          ------- ------- ------- ------- -------   -------   -------
Income before taxes on
 income.................    7,976   9,757   9,774  16,755  24,849    14,340    11,773
Taxes on income.........    3,109   3,752   3,672   6,254   9,460     5,348     4,518
                          ------- ------- ------- ------- -------   -------   -------
Net income..............  $ 4,867 $ 6,005 $ 6,102 $10,501 $15,389   $ 8,992   $ 7,255
                          ======= ======= ======= ======= =======   =======   =======
Earning per common
 share(5):
 Basic..................  $  0.68 $  0.79 $  0.73 $  1.10 $  1.54   $  0.91   $  0.70
 Diluted................     0.63    0.72    0.68    1.04    1.44      0.85      0.66

                                                                             AS OF AND FOR THE
                                                                             SIX-MONTH PERIOD
                                 AS OF AND FOR THE FISCAL YEAR ENDED               ENDED
                          ------------------------------------------------- -------------------
                          SEPT. 24, SEPT. 30, SEPT. 29, SEPT. 27, SEPT. 26, MARCH 28, MARCH 27,
                            1993      1994      1995      1996      1997      1997      1998
                          --------- --------- --------- --------- --------- --------- ---------
OPERATING DATA:
Pretax income as a
 percentage of net
 revenues...............    19.0%     20.8%      19.8%     26.3%     36.1%     43.7%     29.4%
Annual return on average
 equity(6)..............    29.1%     25.0%      18.5%     23.3%     25.1%     31.1%     19.3%
Assets in retail
 brokerage accounts (in
 millions)(7)...........     N/A       N/A     $4,629    $5,862    $8,806    $6,571    $9,190
Number of employees(7)..     216       221        232       245       271       256       287
Number of retail
 brokers(7).............      56        62         65        65        74        67        78

                                                          AS OF MARCH 27, 1998
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(8)
                                                        --------- --------------
BALANCE SHEETS DATA:
Total assets........................................... $ 697,314    $698,001
Long-term borrowings...................................       --          --
Stockholders' equity...................................    79,882      97,807
Book value per common share outstanding(9).............      7.40        7.98

--------
(1) RMI utilizes a 52- or 53-week fiscal year ending on the Friday on or immediately prior to September 30. Fiscal 1994 was a 53-week year and fiscal 1993 and fiscal 1995 through 1997 were 52-week years. The six-month periods ended March 28, 1997 and March 27, 1998 each contain 26 weeks.

(2) Compensation and benefits includes a nondeductible expense recorded for the appreciation in book value between the option grant date and the option exercise date for stock options granted under the Assumed Plans of $1,213,000, $1,471,000, $955,000, $3,125,000, $2,223,000, $1,323,000 and
     $1,150,000 during fiscal 1993 through 1997 and the six-month periods ended March 28, 1997 and March 27, 1998, respectively. If the IPO is consummated, the existing option plans will become fixed-award, fair-value-based plans and the Company will make future stock option grants pursuant to a newly formed fixed-award stock option plan. Accordingly, future changes in the market value of the Common Stock will generally not result in ongoing charges to compensation expense.

(3) Compensation and benefits includes an expense recorded for the appreciation in book value between the grant date and the exercise date for stock appreciation rights ("Repurchase SARs") granted under RMI's book-value-based Share Repurchase Plan of $66,000 and $135,000 during fiscal 1997 and the six-month period ended March 27, 1998, respectively. No expenses were incurred during any other periods since no Repurchase SARs under the Share Repurchase Plan were outstanding during such periods. If the IPO is consummated, the Share Repurchase Plan will be terminated.

(4) Reflects amounts recorded for benefits under the Key Person Death Benefits Plan (the "Death Benefits Plan"). The Death Benefits Plan provided for certain payments to the estates of certain key employee-shareholders upon their deaths. The Death Benefits Plan was unfunded, but the Company had accrued amounts totaling $5,000,000 through the end of fiscal 1996 that were deemed necessary to pay plan benefits. In February 1997, the RMI Board approved the termination of the Death Benefits Plan and the Company recorded a pretax nonrecurring benefit of $5,000,000, which reflects the reversal of the amount previously accrued for plan benefits. The Company had no outstanding obligations or any future obligations under the Death Benefits Plan at termination date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Death Benefits Plan."

(5) Basic earnings per share ("Basic EPS") is calculated by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share ("Diluted EPS") also includes the dilutive effect of the issuance of stock options. For the purpose of calculating the dilutive effect of stock options in Diluted EPS, the Company utilizes the per-share book value at the end of each corresponding period as the Share Repurchase Plan permits selling shareholders to offer their shares to the Company for redemption at book value as calculated in accordance with the terms of the Share Repurchase Plan.
(6) Amounts reflected for the six-month periods represent annualized amounts.
(7) Shown as of the end of period.

(8) Adjusted to give effect to the following nonrecurring items, which, assuming the IPO is consummated after the Reorganization, will be recorded in the quarter that the IPO is consummated, assuming an initial public offering price of $15.00 per share: (i) $3,574,000 in compensation-related stock option expense arising from recognition of the difference between the estimated market value of the Common Stock, based on the assumed initial public offering price and the book value of the Common Stock immediately preceding the IPO, for all variable-award, book-value-based stock options estimated to be outstanding on the date of consummation of the IPO (estimated to be 450,000 stock options), resulting from conversion of the Assumed Plans from variable-award, book-value-based plans to fixed-award, fair-value-based plans, (ii) $1,277,000 in compensation expense (net of tax) related to the Share Repurchase Plan for the difference between the market value of the Common Stock, based on the assumed initial public offering price, and the book value of the Common Stock immediately preceding the IPO, for all book-value-based Repurchase SARs outstanding on the date of consummation of the IPO, and (iii) the sale by the Holding Company of 1,462,500 shares of Common Stock in the IPO and the application of the estimated net proceeds therefrom.
(9) Book value per common share outstanding is calculated by dividing total shareholders' equity by the number of shares of RMI Stock outstanding as of March 27, 1998, or as described in footnote 8 above.

                                 RISK FACTORS

  This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Proxy Statement/Prospectus. Shareholders of RMI should carefully review the information contained elsewhere in this Proxy Statement/Prospectus and should particularly consider the information stated below. See "Forward-Looking Statements." The following risks apply to RMI currently and will apply to Holding Company and its consolidated subsidiary following the Reorganization, except "--No Assurance of Initial Public Offering; Restrictions on Transfers of Stock," "--Holding Company Structure; Risks of Regulated Subsidiary" and "--Antitakeover Considerations," which refer to risks relating solely to ownership of Holding Company stock following the Reorganization. Unless otherwise indicated, all references herein to the "Company" or "Ragen MacKenzie" refer to RMI, prior to the Reorganization, and to Holding Company and RMI as its consolidated subsidiary, after the Reorganization.

GENERAL RISKS OF THE SECURITIES INDUSTRY

  The securities industry, by its nature, is subject to numerous and substantial risks, including the risk of declines in price level and volume of transactions, losses resulting from the ownership, trading or underwriting of securities, risks associated with principal activities, the failure of counterparties to meet commitments, customer, employee or issuer fraud risk, litigation, customer claims alleging improper sales practices, errors and misconduct by brokers, traders and other employees and agents (including unauthorized transactions by brokers), and errors and failure in connection with the processing of securities transactions. Many of these risks may increase in periods of market volatility or reduced liquidity. In addition, the amount and profitability of activities in the securities industry are affected by many national and international factors, including economic, political and market conditions; broad trends in industry and finance; level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; and availability of short-term and long-term funding and capital, all of which are beyond the control of the Company.

  Several current trends are also affecting the securities industry, including increasing consolidation, increased use of technology, increasing use of discount and online electronic brokerage services, greater self reliance of individual investors and greater investment in mutual funds. These trends could result in the Company's facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of customers or reduction in commission income. There can be no assurance that these trends or future changes will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

RISK OF REDUCED REVENUE DURING PERIODS OF LOWER PRICES OR REDUCED TRADING
VOLUME

  The Company's revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of securities held in trading, investment and underwriting positions. In periods of low volume, the fixed nature of certain expenses, including salaries and benefits, computer hardware and software costs, communications expenses and office leases, will adversely affect profitability. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets in which the Company may incur losses in its principal trading and market-making activities.

DEPENDENCE ON, AND ABILITY TO RETAIN AND RECRUIT, KEY PERSONNEL

  The Company's business depends on the highly skilled, and often highly specialized, individuals it employs. Retention of research, sales and trading, management, investment banking and administrative professionals is particularly important to the Company's prospects. Highly skilled employees of brokerage firms, particularly traders, research analysts and retail and institutional brokers, are currently heavily recruited. The level of competition for key personnel has increased recently. The loss of a research or sales and trading professional or key manager, particularly a senior professional or manager with a broad range of contacts or clients, could materially adversely affect the Company's results of operations or cash flows.

  The Company believes that it will need to increase the number of its personnel to meet its growth objectives. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research analysts and highly productive sales and trading professionals. The Company believes that continuing competition may cause its compensation costs to increase. The failure to recruit and retain new employees in a timely manner could materially adversely affect the Company's results of operations or cash flows.

  The Company depends on a number of key employees, including Lesa A. Sroufe, Chief Executive Officer, Robert J. Mortell, Jr., President and Chief Operating Officer, Mark A. McClure, Executive Vice President, V. Lawrence Bensussen, Chief Financial Officer, and John L. MacKenzie, an employee and a director. Although these employees, together with a number of other significant employees, have entered into limited noncompetition and nonsolicitation agreements, the majority of the Company's employees are not subject to noncompetition or nonsolicitation agreements that would prevent them from leaving and competing with the Company and soliciting clients of the Company. The Company has historically attempted to attract and retain employees by offering equity-based incentive compensation arrangements that are tied to the book value of the Common Stock. If the IPO is consummated, the value of stock options granted by the Company will be tied to the market value of the Common Stock, which may fluctuate for a variety of reasons, including reasons unrelated to the Company's performance. There can be no assurance that the incentive compensation offered by the Company after an initial public offering will be as effective in recruiting and retaining personnel as were the Company's prior equity-based incentive compensation arrangements, particularly if the market price of the Common Stock declines or fails to appreciate sufficiently.

  The Company believes that the structure of its equity-based incentive compensation arrangements has, in the past, provided employees with disincentives to terminate employment due to the Company's rights to repurchase, at book value, RMI Stock held by employees, which has accounted in part for the Company's low historic turnover rate. Although the Holding Company Articles provide for Holding Company to have the right to repurchase, at book value, Class B and Class D common stock, as well as a right of first refusal with respect to Class B, Class C and Class D common stock, these restrictions on transfer will be eliminated upon the closing of an initial public offering meeting certain criteria. Termination of the Company's repurchase rights, and increased liquidity for employees' shares of Common Stock if an initial public offering is consummated, may substantially reduce the effectiveness of the Company's compensation arrangements in providing employees additional incentives to remain with the Company.

RECENT CHANGES TO MANAGEMENT

  Although the Company's senior executives have worked together at RMI for several years, RMI has changed its Chief Executive Officer twice in the past two years. Brooks G. Ragen served as RMI's Chief Executive Officer from June 1987 to September 1996, at which time he resigned from that position as part of a succession of management. Mr. Ragen remained as a director of RMI until May 1998. Upon Mr. Ragen's resignation in 1996, Stanley G. Freimuth, one of the Company's most productive brokers and the manager of the Company's second largest office, in Bellevue, Washington, was named Chief Executive Officer.
Mr. Freimuth oversaw the Company's evaluation of its strategic alternatives and, upon completion of this process and the decision to pursue an initial public offering, Mr. Freimuth chose to resign and to continue servicing his brokerage clients and managing the Company's Bellevue office; Mr. Freimuth worked with management to determine his successor. Lesa A. Sroufe was named Chief Executive Officer in February 1998 in order to oversee the Company's transition toward becoming a public company. There can be no assurance that these changes in management will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. In addition, there can be no assurance that management will be able to successfully implement the Company's growth strategy or that such strategy will be effective. The inability of management to succeed in such efforts could have an adverse effect on the Company's business, financial condition, results of operations or cash flows.

RISKS RELATING TO DEPARTURE OF BROOKS G. RAGEN

  Brooks G. Ragen, a founder of RMI's predecessor, RMI's former Chairman and Chief Executive Officer, RMI's largest shareholder and a senior, highly productive retail broker with RMI, has entered into a 36-month agreement commencing upon effectiveness of the proposed IPO pursuant to which he intends to establish and be employed by a newly formed company that will serve as a correspondent of RMI. A correspondent of RMI is an independent broker-dealer which contracts with RMI to clear and execute securities transactions on behalf of the correspondent's customers on a fully disclosed basis, and to maintain possession or control of all account assets of the correspondent's customers. The Company believes that after Mr. Ragen's departure, Mr. Ragen or his new company intends to hire, on or before January 1, 1999, up to two professional and three administrative employees of the Company, who constitute Mr. Ragen's current client service team. See "Certain Relationships and Related Transactions." Mr. Ragen and his client service team's production accounted for approximately $2.8 million (3.2%) and $1.5 million (2.9%) of RMI's total revenues in the fiscal year ended September 26, 1997 and the six-month period ended March 27, 1998, respectively, and it is estimated that Mr. Ragen's activities accounted for a similar percentage of net income during those periods. The Company expects that many of Mr. Ragen's customers, several of which are significant customers of RMI, will become customers of Mr. Ragen's new company, a correspondent of RMI. The departure of Mr. Ragen could result in the loss of current and potential new customers. There can be no assurance that a change in the nature of Mr. Ragen's relationship with the Company will not by reason of the loss of retail brokerage clients, corporate finance referrals, or otherwise, have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

DEPENDENCE ON PROPRIETARY RESEARCH

  A significant portion of the Company's retail and institutional brokerage and correspondent business is derived from recommendations made by the Company's research department. If an investment strategy derived from the buy and sell recommendations made by the Company's research department were to underperform key market indices, if clients or brokers otherwise perceived less value in the Company's research or if the Company's research department decreased the number of buy and sell recommendations, the volume of the Company's business could decline, resulting in a loss of clients or brokers or difficulties in attracting new clients or brokers. In addition, there can be no assurance that the Company will be able to retain the services of key members of its research department. Any decline in the perceived value of the Company's research or in the number of recommendations or the loss of key members of the Company's research department could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a variety of factors, including the volume of retail and institutional brokerage transactions (as affected in part by the number of buy and sell recommendations made by the Company's research department), market conditions, the performance of stocks recommended by the Company to retail and institutional clients, results of proprietary trading, variations in expenditures for personnel, litigation expenses and the expenses of expanding existing, and entering new, businesses. The Company could experience declines in net income or losses if demand for its services declines more quickly than the Company's ability to change its cost structure. The Company's selective approach to the expansion of its retail brokerage business may also result in a lack of predictability in revenues and income growth. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis.

REGIONAL CONCENTRATION

  Most of the Company's customers, in particular in the retail brokerage and correspondent businesses, are located in the Pacific Northwest. In addition, the Company's research covers approximately 100 Northwest companies, many of which are in the software, high-technology, biotechnology, retail, aerospace or natural resources industries. Any significant business disruption or economic downturn that particularly affects clients or companies in the Pacific Northwest or the health of the industries concentrated in that region could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

COMPETITION

  The securities industry is intensely competitive. Ragen MacKenzie competes directly with national and regional full-service broker-dealers and a broad range of other financial service firms. Many of the Company's competitors have substantially greater capital and financial and other resources, and greater name recognition, than the Company. In addition, the Company competes for assets with a variety of broker-dealers and financial entities, including mutual funds, which have enjoyed significant growth in recent years as many retail investors have sought the diversification and other perceived benefits available from such investment vehicles.

  Competition has intensified as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than the Company. Many of these firms, because of their significantly greater financial capital and scope of operations, are able to offer their customers more product offerings, broader research capabilities, access to international markets and other products and services not offered by the Company, which may provide such firms with competitive advantages over the Company. The increasing competition and consolidation in the Company's principal businesses could strengthen the Company's competitors and adversely affect the Company's business.

  The Company also faces competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet. These services represent a rapidly expanding segment of the securities industry. These competitors may have lower costs or provide fewer services, and may offer their customers more favorable commissions, fees or other terms than those offered by the Company. Commissions charged to customers of discount and electronic brokerage services have steadily decreased over the past several years, and the Company expects such decreases to continue. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected. There can be no assurance that the rapid development of discount and/or electronic brokerages, the decrease of commissions at such brokerages and the potential of disintermediation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. See "Business--Competition."

  The Company believes that the principal competitive factors in the securities industry are the quality and ability of professional personnel, and relative prices of services and products offered. The Company and many of its competitors use direct solicitation of potential customers as a means of increasing business and furnish investment research publications in an effort to attract existing and potential clients. Many of the Company's competitors also engage in advertising programs, which the Company does not use to any significant degree. The Company believes that its ability to compete for retail customers depends largely upon the skill, reputation and experience of its retail brokers and the perceived value of its research product. However, there can be no assurance that these factors will continue to enable the Company to remain competitive.

MANAGEMENT OF GROWTH OF NEW AND EXISTING BUSINESSES

  The Company plans to expand through internal growth and, when the opportunity arises, may expand through acquisitions into related businesses, which may include businesses in which the Company may not have prior experience. Any such expansion could require significant capital resources and divert management's attention from the Company's existing businesses. There can be no assurance that the Company will be able to attract the personnel or expertise necessary for any such expansion, or that any such expansion will be successful. The failure of any such expansion could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. Over the past several years, the Company has experienced growth in its business activities and the number of its employees. Ongoing growth will require the addition of new personnel, particularly retail brokers. There can be no assurance that management will be able to manage the Company's growth effectively, and any such failure could have an adverse effect on the Company's business, financial condition, results of operations or cash flows.

  The Company's growth has required and will continue to require increased investment in management personnel, financial and management systems and controls, and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that significant future growth may require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. In addition, the scope of procedures for ensuring compliance with applicable regulations and National Association of Securities Dealers, Inc. (the "NASD") rules have changed as the size and complexity of the Company's business has changed. Further growth may require the Company to implement additional compliance procedures. Any difficulty or significant delay in the implementation or operation of existing or new systems, or compliance procedures, or the training of personnel, could adversely affect the Company's ability to manage growth. See "Business--Accounting, Administration and Operations."

RISKS OF PROPRIETARY TRADING

  The Company engages in proprietary trading of certain fixed income securities, including U.S. government and agency zero coupon bonds and certain types of collateralized mortgage obligations ("CMOs"). In its trading activities, the Company generally acts as a wholesaler, buying round-lot and odd-lot positions, selling round-lot and odd-lot positions, and acting as a market-maker in odd-lot positions. In such transactions, the Company acts as a principal, undertaking the risk of a change in the price of such securities or being unable to resell such securities or cover short positions. These risks are exacerbated by the relative illiquidity of many of the securities that the Company trades, and by the Company's trading of CMOs, which can be more volatile than other securities as a result of the uncertainty of the timing of the cash flows from the residential mortgages that underlie such securities. Any losses from the Company's proprietary trading activities, including as a result of unauthorized trading by employees of the Company, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

  It is not possible to hedge completely the risks associated with interest rate fluctuations for many of the fixed income securities that the Company trades, primarily because the price movements of financial instruments typically used to hedge long positions in such securities may not precisely mirror the price movements of the hedged securities under all market conditions. Consequently, there can be no assurance that any procedures to prevent such loss will be successful. Any such loss could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. See "Business--Principal Transactions--Proprietary Trading."

RISK RELATING TO CORRESPONDENT BROKERAGE SERVICES

  RMI acts as a clearing broker for 18 correspondents with approximately 435 registered representatives. These correspondents, also known as "introducing brokers," are licensed broker-dealers which operate sales offices and depend on RMI for back-office operations, including the execution and clearance of all trades. RMI does not supervise the sales practices of introducing brokers. The Company's clearing agreement with its correspondents requires the introducing brokers to indemnify and hold RMI harmless against any claims that may result from the sales practices of the introducing brokers. However, there can be no assurance that the

Company will be adequately protected by virtue of such indemnity obligations against damages that may result from misconduct by introducing brokers.

  In addition, all accounts introduced by correspondents are carried on the books of RMI. RMI is responsible to such customers for any errors it may commit in executing trades on their behalf. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the Commission, NASD, NYSE and other regulatory bodies. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of clerical errors related to the handling of customer funds and securities. There can be no assurance that any of such errors will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. Any extensions of credit to such customers are the responsibility of RMI and expose the Company to risk of loss. See "--Risks of Extension of Credit." The term "customers" as used in this Proxy Statement/Prospectus, refers to clients of RMI, or to clients of correspondents, depending on the context.

  The expenses associated with correspondent brokerage services are generally fixed, and therefore any loss of revenues associated with these services may have a disproportionate effect on net income. A small number of correspondents account for a significant portion of the Company's correspondent business, and the Company has not entered into long-term contracts with its correspondents. The loss of any of these significant correspondents could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

POTENTIAL LOSSES DUE TO FRAUD OR MISTAKES

  The Company is exposed to the risk of significant losses as a result of customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders) and failures in connection with the processing of securities transactions. There can be no assurance that the Company's risk management procedures and internal controls will prevent such losses from occurring.

RISKS OF EXTENSION OF CREDIT

  In connection with its clearing and execution services, the Company makes margin loans to its customers and correspondents' customers that are collateralized by securities of the recipients of such margin loans, and periodically borrows securities to cover trades. By permitting the purchase of securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by the Company could fall below the amount of a customer's indebtedness secured by such collateral. The Company also from time to time extends credit to its correspondents to support their trading activities. Correspondents may not have sufficient capital to repay their obligations to the Company. In the normal course of business, the Company's customer and correspondent clearing activities also obligate the Company to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Although customers are required to complete their transactions on a specified settlement date (generally three business days after the trade date), the Company may incur losses if such obligations are not met. In addition, in accordance with regulatory guidelines, the Company collateralizes borrowings of securities by depositing cash or securities with lending institutions. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject the Company to risk of loss should there be sharp changes in market values of substantial amounts of securities or parties to the borrowing transactions fail to honor their commitments. See "Business-- Interest Income and Customer Financing."

REGULATION

  RMI's business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state levels, as well as by self-regulatory organizations ("SROs") such as the NYSE and the NASD. In addition, the Commission, the NYSE and various other regulatory agencies have stringent rules with respect to the protection of customers and maintenance of specified levels of net capital by broker-dealers. A significant operating loss or any unusually large charge against net capital could curtail the Company's ability to expand or even continue its existing level of business. See "Regulation" and "Net Capital Requirements." The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the Commission, other U.S. governmental regulators or SROs. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the Commission, other federal and state governmental authorities and SROs.

  RMI is subject to periodic examination by the Commission, SROs and various state authorities. RMI's sales practice operations, record-keeping, supervisory procedures and financial position may be reviewed during such examinations to determine if they comply with the rules and regulations designed to protect customers and protect the solvency of broker-dealers. Examinations may result in the issuance of a letter to RMI noting perceived deficiencies and requesting RMI to take corrective action. Deficiencies could lead to further investigation and the possible institution of administrative proceedings, which may result in the issuance of an order imposing sanctions upon RMI and/or its personnel. Sanctions against RMI may include a censure, cease and desist order, monetary penalties or an order suspending RMI for a period of time from conducting certain or all of its securities operations. Sanctions against individuals may include a censure, cease and desist order, monetary penalties or an order restricting the individual's activities or suspending the individual from association with RMI. In egregious cases, RMI or its personnel could be expelled from an SRO or barred from the securities industry. RMI has never been the subject of any administrative proceedings by the Commission, an SRO or any state authority. However, there can be no assurance that such proceedings will not be initiated against RMI or its personnel in the future.

  The Company's business may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume and profitability of the Company's or its customers' trading activities in a specific period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. See "Regulation."

RISK OF POTENTIAL NYSE AND NASD ENFORCEMENT PROCEEDINGS

  As part of its regular examination cycle, the NYSE inspected RMI in 1997. Following that inspection, various issues regarding registration and bookkeeping requirements, order execution procedures and supervision relating to such requirements and procedures were referred to the NYSE's Division of Enforcement (the "Division") for further consideration. In addition, the Commission and NASD Regulation (the "NASDR") are also aware of the issues raised by the NYSE inspection. The Division, as well as the Commission and the NASDR, are considering what further steps, if any, to take. Those steps could include a determination that no enforcement proceeding is appropriate, undertaking further inquiries, or commencing an enforcement proceeding. Although the Company believes that there are defenses in connection with these issues, there can be no assurance that the Division, the NASDR or another regulator, will not commence an enforcement proceeding. Based on communications with the NASD, the Company believes that an NASDR enforcement proceeding may be commenced. If an enforcement proceeding were commenced and that proceeding were to result in a conclusion that RMI or its employees, including executives with ultimate supervisory responsibility, violated or failed to enforce securities rules or regulations, sanctions for such violations could range from a letter of caution or censure, to financial costs and penalties or various limitations on firm or employee activity, including individual suspensions. There can be no assurance that such sanctions, including suspensions of the Company's employees or executives, would not have a material adverse effect on the Company's business, financial condition, results of operations, cash flows or timing of the proposed IPO. See "Regulation."

LITIGATION AND POTENTIAL SECURITIES LAW LIABILITY

  Many aspects of the Company's business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. Broker-dealers such as RMI are subject to claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, churning, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. RMI may be liable for the unauthorized acts of its retail brokers and independent contractors if it fails to adequately supervise their conduct. As an underwriter, the Company may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in prospectuses or otherwise with respect to securities offerings. The Company may be required to contribute to a settlement, defense costs or a final judgment in certain legal proceedings or arbitrations involving past underwriting and in actions that may arise in the future. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. From time to time, in connection with hiring retail brokers, the Company is subject to litigation by broker's former employer. In addition, the charter documents of Holding Company and of RMI provide for indemnification of Holding Company's and RMI's officers and directors. The adverse resolution of any legal proceedings involving the Company could have a material adverse effect on its business, financial condition, results of operations or cash flows. See "Business--Litigation and Potential Securities Law Liability."

MARKET, CREDIT AND LIQUIDITY RISKS ASSOCIATED WITH MARKET-MAKING, PRINCIPAL TRADING AND UNDERWRITING ACTIVITIES

  The Company's market-making, principal trading and underwriting activities often involve the purchase, sale or short sale of securities as principal. Such activities subject the Company's capital to significant risks from markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. Such market conditions could limit the Company's ability to resell securities purchased or to repurchase securities sold short. Such activities subject the Company's capital to significant risks, including market, credit, counterparty and liquidity risks. Market risk relates to the risk of fluctuating values based on market prices without any action on the part of the Company. Credit risk relates generally to the ability of third parties to whom the Company has extended credit to repay amounts owed to the Company. Counterparty risk relates to whether a financial counterparty will fulfill its contractual obligations, which may include delivery of securities or payment of funds. Liquidity risk relates to the Company's inability to liquidate assets or redirect the deployment of assets contained in illiquid investments. In addition, the Company tends to concentrate its trading positions in a more limited number of portfolio companies than many other national securities brokerages, which might result in higher trading losses than would occur if the Company's positions were less concentrated.

DEPENDENCE ON SYSTEMS

  The Company's business is highly dependent on communications and information systems, primarily systems provided by nationally recognized third-party vendors. Any failure or interruption of the Company's systems or systems provided by third-party vendors could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. In addition, there can be no assurance that the Company, or companies that have systems on which the Company's systems rely, will not suffer any such systems failures or interruptions, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's backup procedures and capabilities in the event of any such failure or interruption will be adequate.

YEAR 2000 COMPLIANCE

  Failures and interruptions of the Company's systems or systems provided to the Company by third-party vendors may result from the inability of certain systems (including those of the Company and, in particular, those of third-party vendors to the Company) to recognize the Year 2000. The Company has undertaken a project to identify and take appropriate actions with respect to systems that are non-Year 2000 compliant and intends for such actions to be substantially implemented by the end of 1998. The Company expects that its total costs of Year 2000 compliance for its systems will not be material. There can be no assurance, however, that any Year 2000 issue relating to the Company's systems or those of third-party vendors to RMI will be resolved by the upcoming turn of the century or that the costs incurred by the Company in addressing the issue will not exceed its current expectation. The failure of the Company to implement its Year 2000 corrections in a timely fashion or in accordance with its current costs estimates, or the failure of other companies to correct Year 2000 issues or their non-Year 2000 compliant systems on which the Company's systems rely in a timely fashion, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. The Company has not sought or obtained insurance coverage for possible losses or damages as a result of Year 2000 issues or non-Year 2000 compliant systems.

CONSTRAINTS IMPOSED BY NET CAPITAL REQUIREMENTS

  The Commission, the NYSE, and various other securities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements that affect RMI as a broker-dealer. These rules are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and their business activities. These rules (the "Net Capital Requirement Rules") have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the Commission and suspension or expulsion by the NASD and other regulatory bodies, and ultimately may require its liquidation. Compliance by RMI with such Net Capital Requirement Rules could limit certain operations that require intensive use of capital, such as underwriting or trading activities. The Net Capital Requirement Rules could also restrict the ability of Holding Company to withdraw capital, even in circumstances where RMI has more than the minimum amount of required capital, which, in turn, could limit the ability of Holding Company to pay dividends, implement its strategies, pay interest on and repay the principal of its debt and redeem or repurchase shares of outstanding capital stock. In addition, a change in such Net Capital Requirement Rules or the imposition of new rules affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

RISKS OF UNDERWRITTEN TRANSACTIONS

  The Company from time to time participates in corporate and, to a lesser extent, municipal securities distributions as a co-manager of an underwriting syndicate or as a member thereof, or as a member of a selling group. Underwriting syndicate or selling group participation involves economic and regulatory risks. Underwriting syndicates agree to purchase securities at a discount from the public offering price. If the securities are sold below the syndicate cost, an underwriter is exposed to losses on the securities it has committed to purchase. In some cases, as a result of illiquid markets, an underwriter may be unable to resell securities it has committed to purchase. In the past several years, investment banking firms have increasingly underwritten offerings with fewer syndicate participants or, in some cases, without an underwriting syndicate. In addition, under federal securities laws, other laws and court decisions, an underwriter is exposed to substantial potential liability for material misstatements or omissions of fact in the prospectus used to describe the securities being offered. Losses resulting from underwritten transactions, particularly as a result of securities litigation, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. See "Business-- Investment Banking and Underwriting."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

  The Company's directors and executive officers, in the aggregate, and the Company's employees, in the aggregate, will beneficially own approximately 17.2% and 78.4%, respectively, of the outstanding shares of Reorganization Common Stock immediately after the Reorganization, assuming the Reorganization occurs prior to an initial public offering. As a result, and as is the case in respect to RMI prior to the Reorganization, the

Company's directors, executive officers and employees, acting together, would be able to significantly influence or control many matters requiring approval by the shareholders of the Company, including, without limitation, the election of directors and approval of significant corporate transactions, and will have power to prevent shareholder action or approvals requiring a majority vote. In addition, this concentration of ownership and voting power may have the effect of accelerating, delaying or preventing a change in control of the Company or otherwise affect the ability of any shareholder to influence the policies of the Company. See "Management of Holding Company."

RESTRICTIONS ON TRANSFERS OF STOCK IF NO INITIAL PUBLIC OFFERING

  Although Holding Company is actively pursuing an initial public offering, and has filed a registration statement with the Commission, there can be no assurance such an initial public offering will occur. Factors that could postpone or prevent an initial public offering include, by way of example, conditions of the public equity market, RMI's results of operations, market perception of Holding Company and RMI, and other factors. If an initial public offering does not occur, the holders of Reorganization Common Stock will continue to have illiquid shares and the Class B, Class C and Class D common stock will continue to be subject to significant restrictions. These restrictions include Holding Company's right to redeem Class B and Class D common stock for book value. Restrictions also include a right of first refusal, at a price equal to the lower of book value or the proposed transfer price, in respect of Class B, Class C and Class D common stock. See "Proposal
I: The Reorganization--Description of Holding Company Capital Stock."

EARNINGS CHARGES IF IPO CONSUMMATED

  In connection with certain events relating to the IPO, if the IPO is consummated the Company will record nonrecurring charges to earnings, resulting in an estimated net charge to earnings of $4,851,000 in the quarter in which the IPO is completed, assuming an initial public offering price of $15.00 per share. Given the magnitude of the net charge, the Company may report a loss for the quarter in which such charge is incurred.

  If the IPO is consummated, the Company's existing variable-award, book-value-based stock option plans will become fixed-award, fair-value-based plans. Accordingly, the Company will be required to record compensation expense of approximately $3,574,000 based on the difference between the book value of the Company's stock immediately preceding the IPO and the estimated fair market value of the stock if the IPO is consummated (assuming an initial public offering price of $15.00 per share) for all variable-award, book-value-based stock options estimated to be outstanding on the date of consummation of the IPO (estimated to be 450,000 stock options). Future stock options will be granted as fixed-award stock options under the Company's 1998 Stock Incentive Compensation Plan (the "1998 Plan"). If the IPO is consummated, the Company will also record compensation expense (net of tax) in the amount of $1,277,000 (assuming an initial public offering price of $15.00 per share), which reflects the increase in the value of the RMI Stock underlying the Share Repurchase Plan. The Share Repurchase Plan will terminate if the IPO is consummated, at which time the Company's liabilities under the Share Repurchase Plan will be determinable and final. See footnote 8 to the table set forth in "Summary--Summary Financial Information" and Note 14 of RMI's Notes to Financial Statements.

RISKS TO HOLDING COMPANY OF REGULATED SUBSIDIARY

  Immediately after the Reorganization, substantially all of the Company's revenues will be generated by RMI. Holding Company, the issuer of the shares offered hereby, will rely exclusively on distributions from RMI for funds to pay dividends, implement its strategies and redeem or repurchase shares of outstanding capital stock. Holding Company's ability to receive distributions from RMI may be limited by the Net Capital Requirement Rules, restrictions that may be imposed by any borrowing arrangements, or by the earnings, financial condition and cash requirements of RMI. Additionally, there can be no assurance that RMI will be able to obtain funds through financing activities. These factors may impose limitations on or prevent Holding Company from paying dividends, implementing its strategies or repurchasing shares of its capital stock.

ANTITAKEOVER CONSIDERATIONS

  The Holding Company Board has the authority to issue up to 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), in one or more series and to fix the designations, preferences, limitations and relative rights with respect to such shares without any further vote or action by Holding Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. This authority, together with certain provisions of the Holding Company Articles and Bylaws, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of Holding Company, even if shareholders may consider such a change in control to be in their best interests. In addition, Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a hostile takeover of the Holding Company. See "Proposal I: The Reorganization-- Description of Holding Company Capital Stock."

                              THE SPECIAL MEETING

PURPOSE

  The Special Meeting will be held at 2:00 p.m. Pacific Daylight Time on Sunday, June 21, 1998, at the offices of the law firm of Perkins Coie LLP, 1201 Third Avenue, 41st Floor Large Conference Room, Seattle, Washington, or at any postponement or adjournment thereof, to consider and vote on (i) the Reorganization, including the Merger Agreement, and (ii) a proposal to direct RMI to elect four additional directors to the Holding Company Board immediately prior to effectiveness of the Reorganization.

BOARD RECOMMENDATION

  THE RMI BOARD HAS DETERMINED THAT THE REORGANIZATION AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF RMI AND RMI'S SHAREHOLDERS AND HAS APPROVED THE REORGANIZATION PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. THE RMI BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION (WHICH INCLUDES APPROVAL OF THE MERGER AGREEMENT) AT THE SPECIAL MEETING AND "FOR" APPROVAL OF THE PROPOSAL TO DIRECT RMI TO ELECT FOUR ADDITIONAL DIRECTORS TO THE HOLDING COMPANY BOARD IMMEDIATELY PRIOR TO EFFECTIVENESS OF THE REORGANIZATION.

RECORD DATE; VOTING RIGHTS

  Only holders of record of RMI Stock at the close of business on May 27, 1998, which has been fixed as the Record Date, are entitled to notice of and to vote at the Special Meeting. At the close on business on the Record Date, 11,039,059 shares of RMI Stock were outstanding, each of which entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

  The presence in person or by proxy of holders representing a majority of the voting power of RMI Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of RMI Stock, present in person or represented by proxy and entitled to vote at the Special Meeting, is required to approve the Reorganization. The affirmative vote of the holders of not less than a majority of the outstanding shares of RMI Stock, present in person or represented by proxy and entitled to vote at the Special Meeting, is required to approve the proposal to direct RMI to elect four additional directors to the Holding Company Board immediately prior to effectiveness of the Reorganization.

  Abstentions with respect to approval of the Reorganization will be counted for purposes of establishing a quorum, but will have the effect of a vote cast against approval of the Reorganization and the proposal to direct RMI to elect four additional directors to the Holding Company Board.

PROXIES

  RMI Stock represented by properly executed proxies received at or before the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. RMI Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Reorganization (which includes approval of the Merger Agreement) and "FOR" approval of the proposal to direct RMI to elect four additional directors to the Holding Company Board. RMI's shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of RMI a written revocation bearing a later date or by attending and voting in person at the Special Meeting. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

  If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

  The accompanying proxy is solicited by and on behalf of the RMI Board. The Company has retained ADP Financial Information Services, Inc., 2 Journal Square Plaza, Jersey City, New Jersey, to aid in the solicitation and tabulation of proxies. It is estimated that the costs of these services will be approximately $2,000, plus expenses. RMI will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of RMI may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of RMI will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

SHAREHOLDERS AGREEMENTS; RMI GRANTS PRIOR WRITTEN CONSENT

  Each holder of RMI Stock has an obligation to make an offer to RMI prior to transferring RMI Stock without the prior written consent of RMI. As a result of the Reorganization and Merger, each share of RMI Stock (other than shares held by holders who have properly exercised dissenters' rights under Washington law) will be converted into one share of Reorganization Common Stock, and Holding Company will own 100% of the capital stock of RMI. RMI hereby consents in writing to each holder of RMI Stock to vote in favor of, and take such steps as may be necessary to consummate, the Reorganization and Merger, notwithstanding the fact that the Merger will result in a transfer of ownership of RMI from current holders of RMI Stock to Holding Company.

                                  PROPOSAL I:

                              THE REORGANIZATION

CURRENT CORPORATE STRUCTURE

  RMI recently organized two direct or indirect wholly owned subsidiaries in anticipation of the holding company restructure: (i) Holding Company, a wholly owned subsidiary of RMI, and (ii) Merger Sub, a wholly owned subsidiary of Holding Company. Each of Holding Company and Merger Sub was created solely for the purpose of implementing the Reorganization, and neither of such corporations has conducted any business. See "--Certain Effects of the Reorganization."

  The current corporate structure of RMI and its subsidiaries that were formed for the purpose of implementing the Reorganization is as follows:


                               Ragen MacKenzie
                                Incorporated
                                   ("RMI")

                               -----------------


                               Ragen MacKenzie
                                    Group
                                Incorporated
                                  ("Holding
                                  Company")

                               -----------------


                                 RMGI Merger
                                    Corp.
                               ("Merger Sub")

                               -----------------

THE REORGANIZATION

  RMI, Holding Company and Merger Sub have entered into the Merger Agreement pursuant to which (subject to approval by RMI's shareholders and the NYSE) Merger Sub will merge with RMI, with RMI as the surviving corporation. Pursuant to the terms of the Merger, each share of RMI Stock outstanding immediately prior to the Effective Time (other than shares held by holders who have properly exercised dissenters' rights under Washington law) (i) originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors will be converted into one share of Class C common stock, (ii) originally acquired from RMI pursuant to the 1995 Stock Purchase Agreements among RMI and five investors will be converted into one share of Class D common stock, and (iii) otherwise acquired from RMI will be converted into one share of Class B common stock. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. Immediately following the Merger, RMI will transfer to Holding Company all the outstanding shares of RMI. As a result of the Reorganization, RMI will become a wholly owned subsidiary of Holding Company. Following the Reorganization, Holding Company's operations will be conducted primarily through RMI as the operating subsidiary of Holding Company.

  The Merger Agreement contemplates that the Merger will become effective, and all other steps in the Reorganization will be completed, after the required shareholder and regulatory approvals have been received (such effective time of the Merger, the "Effective Time"), unless the RMI Board or the Holding Company Board heretofore has elected to abandon such plan.

  The corporate structure resulting from the Reorganization will be as follows:


                               Ragen MacKenzie
                                    Group
                                Incorporated
                                  ("Holding
                                  Company")

                               -----------------


                               Ragen MacKenzie
                                Incorporated
                                   ("RMI")

                               -----------------

RECOMMENDATION OF THE RMI BOARD; REASONS FOR THE REORGANIZATION

  The RMI Board has approved the Reorganization, adopted and approved the Merger Agreement and unanimously recommends approval of the Reorganization (which includes approval of the Merger Agreement) by the shareholders of RMI. The RMI Board and management believe that the Reorganization is in the best interests of RMI and its shareholders. In making its decision to recommend the Reorganization to shareholders, the RMI Board considered a number of factors, including, without limitation, the following:

  Flexible Financing Opportunities/Public Market. The RMI Board believes that the holding company structure will broaden the alternatives for future financing, allowing for (i) access to capital markets, (ii) the possibility of separate financings at subsidiary levels, and (iii) the financing of future acquisitions through Holding Company directly. In addition, the RMI Board believes that the holding company structure will facilitate an IPO after the consummation of the Reorganization and the creation of a public market for the Common Stock. There can be no assurance, however, that an initial public offering will occur at or after the Effective Time. See "Risk Factors-- Restrictions on Transfer of Stock if No Initial Public Offering."

  Flexibility for Business Operations and Management. The RMI Board also believes that the Reorganization will provide flexibility for both the business operations and management of RMI and Holding Company within the resulting corporate structure, which structure the RMI Board believes will facilitate control of the Company's growth strategy. In particular, a holding company structure will facilitate the creation of separate subsidiaries and the allocation of business functions among subsidiaries so that the Company can maximize economic efficiencies, take advantage of business opportunities as they develop and structure its lines of business to attain increased regulatory flexibility and efficiency.

  Complexity of Holding Company Capital Structure. The RMI Board considered, as a negative factor, the complexity of Holding Company's capital structure that results from seeking to duplicate, in the Holding Company Articles, the limitations on resale of RMI Stock that have historically been covered in individual shareholder agreements between RMI and each shareholder. This effort to replicate the restrictions on RMI Stock resulted in the creation of Class B, C and D common stock, which convert into Common Stock, as described in "Description of Holding Company Capital Stock." The RMI Board viewed this complexity as one that would be more difficult to explain to shareholders than the current shareholder agreements with which shareholders are familiar. The RMI Board also considered the addition of preferred stock to be both a complexity and a change which could be viewed as having an antitakeover effect. See "Description of Holding Company Capital Stock--Preferred Stock."

  Change of Board of Directors. The RMI Board viewed the establishment of a board of directors of Holding Company that is smaller than the current RMI Board as a change that employee shareholders could view as negative, although appropriate for a public company. The RMI Board has 19 directors, each of whom is both a shareholder and an employee of RMI. The Holding Company Board is proposed to consist of eight directors, of whom only four are employees.

  The Holding Company Board, in deciding to approve the multi-class structure of Holding Company common stock, determined that the proposed multi-class changes, although complex, were appropriate because (i) it was likely (although not certain) that the IPO would be consummated immediately following the closing of the Merger, (ii) one purpose of the Holding Company multi-class structure was to facilitate an initial public offering, and (iii) the IPO would constitute a "Conversion Event" which would result in all Class B, Class C and Class D common stock being converted into shares of Common Stock, without further resale restriction (except under applicable laws and lock-up agreements signed with the Underwriters in connection with the IPO).

EXCHANGE OF CERTIFICATES IN THE MERGER

  Promptly after the Effective Time, the Transfer Agent will mail a transmittal form and instructions to each holder of record of certificates that immediately prior to the Effective Time represented outstanding shares of RMI Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for certificates representing that number of whole shares of Reorganization Common Stock that such holder has the right to receive pursuant to the Merger. RMI shareholders are requested not to surrender their Certificates for exchange until such transmittal form and instructions are received. At and after the Effective Time and until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates representing that number of whole shares of Reorganization Common Stock into which the shares of RMI Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares. The holders of Certificates will not be entitled to receive dividends or other distributions from Holding Company until such Certificates are so surrendered. Upon surrender of a Certificate, there shall be paid to the person in whose name such shares of Reorganization Common Stock are issued any dividends or other distributions that have a record date after the Effective Time and that became payable prior to surrender with respect to such shares of Reorganization Common Stock. After such surrender, there shall be paid to the person in whose name the Reorganization Common Stock is issued any dividends or other distributions on such shares that have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion sets forth the opinion of Tax Counsel as to the material U.S. federal income tax consequences of the Reorganization for holders of RMI Stock. This discussion does not address all aspects of federal income taxation that may be material to holders of RMI Stock in light of their particular tax circumstances or who are subject to special treatment under the Code, including, without limitation, holders who are not citizens or residents of the United States, dealers in securities, holders in whose hands the RMI Stock is not a capital asset, banks, insurance companies, tax-exempt entities and holders of shares subject to restrictions tied to employment. Finally, this discussion does not address any state, local or foreign tax considerations.

  This discussion is based on the Code, Treasury Regulations thereunder and the administrative rulings and court decisions as of the date hereof. All the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. No ruling has been requested from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Reorganization, and there can be no assurance that the IRS will not disagree with the conclusion and analysis set forth herein. Holders of RMI Stock are urged to consult with their own tax advisors regarding the federal income tax consequences of the Reorganization to them based on their particular tax circumstances, as well as the effects of state, local and foreign law.

  Tax Counsel's opinion assumes that the Reorganization will take place as described in the Merger Agreement, that certain factual matters represented by RMI are true and correct (including the representation that Holding Company has no plan or intention to reacquire any of the Reorganization Common Stock issued in the Merger pursuant to the redemption right contained in the Holding Company Articles), and that RMI will reconfirm such factual matters as of the Effective Time. Based on these assumptions, and subject to the other limitations discussed above, it is the opinion of Tax Counsel that the following are the material federal income tax consequences of the Reorganization to a holder of RMI Stock:

    (i) the Merger will be treated as a reorganization under Section 368 of the Code or as an exchange under Section 351(a) of the Code,

    (ii) no gain or loss will be recognized by the holders of RMI Stock solely as a result of the conversion of RMI Stock solely into Reorganization Common Stock pursuant to the Merger,

    (iii) the tax basis of the Reorganization Common Stock received by each holder pursuant to the Merger will be the same as the holder's tax basis in RMI Stock converted in the Merger, and

    (iv) the holding period of such Reorganization Common Stock will include the period during which such holder held RMI Stock converted in the Merger.

  This discussion does not address the compensation-related tax effects of the Merger, if any, for holders of options or other rights to acquire RMI Stock or for shareholders who received their RMI Stock as compensation for services rendered (including pursuant to the exercise of a stock option). Such holders and shareholders may be subject to certain adverse tax consequences arising from, among other things, employment-related restrictions applicable to the shares of RMI Stock or the Reorganization Common Stock or the subsequent cancellation of such restrictions upon an initial public offering or otherwise. Employee-shareholders who hold shares of RMI Stock subject to such restrictions are urged to consult with their tax advisors regarding the implications of the modification or removal of restrictions in connection with the Merger or subsequent initial public offering.

  A successful IRS challenge to the qualification of the Merger as a reorganization under Section 368 of the Code and as an exchange under Section 351 of the Code will result in a holder of RMI Stock recognizing gain or loss with respect to each share of RMI Stock surrendered equal to the difference between the holder's basis in such share and the fair market value, as of the Effective Time, of the Reorganization Common Stock received in exchange by each holder pursuant to the Merger. In such event, a shareholder's aggregate basis in the Reorganization Common Stock would equal such fair market value and his or her holding period for such stock would begin the day after the Effective Time.

ACCOUNTING

  The Merger will be accounted for as if it were a "pooling of interests" for financial reporting purposes. As a result, the historical book basis of RMI's assets and accounting methods will carry over after consummation of the Merger.

MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which provides, among other things, that:

    (i) Merger Sub will be merged with RMI, with RMI as the surviving corporation;

    (ii) each share of RMI Stock outstanding immediately prior to the Effective Time (other than shares held by holders who have properly exercised dissenters' rights under Washington law) (a) if originally acquired from RMI pursuant to the 1990 Stock Purchase Agreement among RMI and five investors, will be converted into one share of Class C common stock, (b) if originally acquired for RMI pursuant to the 1995 Stock Purchase Agreements among RMI and five investors, will be converted into one share of Class D

  Common Stock, and (c) if otherwise acquired from RMI, will be automatically converted into one share of Class B common stock; and

    (iii) the Common Stock presently held by RMI will be canceled.

  As a result of the Merger, RMI will become a wholly owned subsidiary of Holding Company and all the Reorganization Common Stock outstanding immediately after the Merger will be owned by the holders of RMI Stock outstanding immediately prior to the Effective Time (other than holders who perfect dissenters' rights).

  The Merger Agreement provides that RMI, Holding Company and Merger Sub may by written agreement amend the Merger Agreement at any time prior the Effective Time, and that the Merger Agreement may be terminated and abandoned at any time by unilateral action of the RMI Board or the Holding Company Board. A further condition precedent to the Reorganization that not more than 2% of RMI Stock is held by RMI shareholders that perfect dissenters' right, which condition is waivable by the unilateral action of the Holding Company Board or the RMI Board.

HOLDING COMPANY ARTICLES OF INCORPORATION AND BYLAWS

  The Holding Company Articles and Bylaws, copies of which are attached as Annex B hereto, are significantly different from the RMI Articles and Bylaws. Such changes will impact the rights of holders of Common Stock. See "-- Comparison of Shareholder Rights--Certain Substantive Differences in Articles of Incorporation and Bylaws."

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

  The following summary of the capital stock of Holding Company is qualified in its entirety by reference to the complete text of the Holding Company Articles, a copy of which is attached as Annex B hereto.

  The authorized capital stock of Holding Company consists of 60,000,000 shares, of which 50,000,000 shares are designated as common stock, par value $.01 per share (the "New Common Stock"), and 10,000,000 shares of Preferred Stock. The New Common Stock is subject to the rights and preferences of the Preferred Stock.

 NEW COMMON STOCK

  As of May 21, 1998, the Common Stock was held of record by RMI and a total of 100 shares were outstanding or committed for issuance. In addition, no options to purchase shares of Common Stock were outstanding.

  Of the 50,000,000 shares of New Common Stock, 30,000,000 shares have been designated as "Common Stock," without further designation, 19,000,000 shares have been designated as "Class B common stock," 500,000 shares have been designated as "Class C common stock" and 500,000 shares have been designated as "Class D common stock." The powers, rights and preferences of the Common Stock, Class B common stock, Class C common stock and Class D common stock are described below. Each share of Common Stock, Class B common stock, Class C common stock and Class D common stock entitles the holder to one vote.

  Each of the Class B common stock, the Class C common stock and the Class D common stock converts automatically into Common Stock upon a "Conversion Event," which is defined as any of the following:

    (i) immediately prior to such time as Holding Company shall close a firm commitment underwritten public offering of shares of Common Stock in which the aggregate gross proceeds from such offering to Holding Company and any selling shareholders shall be at least $15,000,000; or

    (ii) the determination by the Holding Company Board, which determination may be made on a class-by-class basis, that the conversion of Class B common stock, Class C common stock or Class D common stock into shares of Common Stock is in the best interests of Holding Company. Such determination, if made, with respect to one or more, but fewer than all, classes shall apply only to the designated class and shall not constitute a "Conversion Event" with respect to other classes; or

    (iii) the Holding Company Board and shareholders of Holding Company vote, as required by law, for the merger or consolidation of Holding Company with any unaffiliated corporation, or for the sale of all or substantially all the assets of Holding Company, or for its liquidation; or

    (iv) the holders of two-thirds of the then-outstanding shares of New Common Stock (which includes the Common Stock, Class B common stock, Class C common stock and Class D common stock) of Holding Company agree in writing to such conversion.

  In the event of conversion, each outstanding share of Class B common stock, Class C common stock or Class D common stock shall automatically convert into one share of Common Stock.

  The Holding Company Articles provide for restrictions on transfer of the Class B common stock, the Class C common stock and the Class D common stock. The Common Stock has no restrictions with respect to its transfer, except as otherwise required by law, including federal and state securities laws.

  The following table compares transfer and redemption provisions applicable to RMI Stock acquired pursuant to the 1990 Stock Purchase Agreement or the 1995 Stock Purchase Agreements, or otherwise acquired from RMI, with the transfer and redemption provisions applicable to Class B, C and D common stock and to Common Stock.

 COMPARISON OF TRANSFER AND REDEMPTION PROVISIONS APPLICABLE TO RMI STOCK
                      AND TO REORGANIZATION COMMON STOCK
-------------------------------------------------------------------------------

                                          TRANSFER RESTRICTIONS                             REDEMPTION
-----------------------------------------------------------------------------------------------------------------------
                                             REORGANIZATION                              REORGANIZATION
                                              COMMON STOCK  REORGANIZATION                COMMON STOCK  REORGANIZATION
                                               BEFORE IPO    COMMON STOCK                  BEFORE IPO    COMMON STOCK
                REORGANIZATION                  OR OTHER       AFTER IPO                    OR OTHER       AFTER IPO
  SHAREHOLDER    COMMON STOCK                 "CONVERSION      OR OTHER                   "CONVERSION      OR OTHER
   AGREEMENT    INTO WHICH RMI                   EVENT"       "CONVERSION                    EVENT"       "CONVERSION
  PURSUANT TO      STOCK IS     RMI STOCK     (PURSUANT TO      EVENT"       RMI STOCK    (PURSUANT TO      EVENT"
   WHICH RMI      CONVERTED    (PURSUANT TO     HOLDING      (PURSUANT TO   (PURSUANT TO    HOLDING      (PURSUANT TO
     STOCK       PURSUANT TO   SHAREHOLDER      COMPANY     HOLDING COMPANY SHAREHOLDER     COMPANY     HOLDING COMPANY
    IS HELD     REORGANIZATION  AGREEMENT)    ARTICLES)(1)  ARTICLES)(1)(2)  AGREEMENT)   ARTICLES)(1)  ARTICLES)(1)(2)
-----------------------------------------------------------------------------------------------------------------------
 1990 Stock      Class C       RMI and        Holding         None          None          None            None
 Purchase        Common        other RMI      Company and
 Agreement       Stock         shareholders   other
                               have a right   Holding
                               of first       Company
                               refusal        shareholders
                               except for     have right
                               transfers to   of first
                               immediate      refusal
                               family         except for
                               members,       transfers to
                               certain        immediate
                               trusts and     family
                               by             members,
                               inheritance.   certain
                               Offer must     trusts and
                               be made at     by
                               lower of       inheritance.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1995 Stock      Class D       RMI and        Holding         None          RMI may       Holding         None
 Purchase        Common        other RMI      Company and                   redeem        Company
 Agreements      Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal        shareholders                  time.         at any
                               except for     have right                                  time.
                               transfers to   of first
                               immediate      refusal
                               family         except for
                               members,       transfers to
                               certain        immediate
                               trusts and     family
                               by             members,
                               inheritance.   certain
                               Offer must     trusts and
                               be made at     by
                               lower of       inheritance.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1987            Class B       RMI and        Holding         None          RMI may       Holding         None
 Subscription    Common        other RMI      Company and                   redeem        Company
 Agreement       Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal.       shareholders                  time.         at any
                               Offer must     have right                                  time.
                               be made at     of first
                               lower of       refusal.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.
-----------------------------------------------------------------------------------------------------------------------
 1988-1998       Class B       RMI and        Holding         None          RMI may       Holding         None
 Shareholder     Common        other RMI      Company and                   redeem        Company
 Agreements      Stock         shareholders   other                         stock at      may redeem
                               have a right   Holding                       book value    stock at
                               of first       Company                       at any        book value
                               refusal.       shareholders                  time.         at any
                               Offer must     have right                                  time.
                               be made at     of first
                               lower of       refusal.
                               book value     Offer must
                               or proposed    be made at
                               transfer       lower of
                               price.         book value
                                              or proposed
                                              transfer
                                              price.

(1) The Shareholder Agreements which, immediately prior to the Reorganization, impose certain contractual limitations on the transfer of RMI Stock and, in certain cases, provided RMI with a right of redemption, will no longer be in effect immediately after the Reorganization. Beginning immediately after the Reorganization, and until the IPO or other "Conversion Event," the Holding Company Articles impose similar restrictions on the Reorganization Common Stock.

(2) If the IPO or another Conversion Event occurs, the Reorganization Common Stock will automatically convert into Common Stock that, pursuant to the Holding Company Articles, is not subject to the restrictions on transfer or rights of redemption applicable to the Reorganization Common Stock.

  Class B common stock has two significant restrictions. These restrictions are similar to those set forth in the subscription agreements or shareholder agreements pursuant to which employees of RMI acquired their shares. See "-- Comparison of Shareholder Rights--Certain Substantive Differences in Articles of Incorporation and Bylaws." First, the Class B common stock may not be transferred, encumbered or otherwise disposed of without the prior written consent of Holding Company, unless the holder thereof has made an offer to sell those shares (an "Offer") to Holding Company and to all holders of New Common Stock who are employees, officers or directors of Holding Company, or its affiliates, and the Offer has not been accepted. The Offer must consist of a written offer to transfer all such shares, with details of the proposed transfer terms. If the Offer is not accepted by Holding Company within 30 days, the other holders to whom the Offer was made may, at their election, choose to acquire the shares within 30 days of their receipt of the Offer. The purchase price for the offered shares shall be the lower of the proposed transfer price or the book value of the Class B common stock. If the Offer is accepted by none of Holding Company or the other recipients of the Offer, the transfer may be made only in accordance with the terms set forth in the Offer, and then within 30 days of the expiration of time provided for acceptance of the Offer. A death, disposition by marital dissolution or divorce, bankruptcy, termination of employment with Holding Company or an affiliate of Holding Company, shall each be deemed a proposed transfer, subject to the right of first offer. The Holding Company Articles, like the relevant shareholder agreement, provide for specific performance of the transfer restrictions.

  The second principal restriction to which the Class B common stock is subject is a right of redemption at book value at the request of Holding Company. Holding Company has no obligation to affect the redemption on a pro rata or other equitable basis among holders of Class B common stock. Notice of redemption shall be provided by registered or certified mail at least 10 days prior to the date fixed for redemption.

  Similar to Class B common stock, the Class C common stock may not be transferred, encumbered or otherwise disposed of without the prior written consent of Holding Company, unless each holder has made an Offer to Holding Company and to all holders of New Common Stock who are employees, officers or directors of Holding Company, or its affiliates, and the Offer has not been accepted. The Offer must consist of a written offer to transfer all such shares, with details of the proposed transfer terms. If the Offer is not accepted by Holding Company within 30 days, the other holders to whom the Offer was made may, at their election, choose to acquire the shares within 30 days of their receipt of the Offer. The purchase price for the offered shares shall be the lower of the proposed transfer price or the book value of the Class C common stock. If the Offer is accepted by none of Holding Company or the other recipients of the Offer, the transfer may be made only in accordance with the terms set forth in the Offer, and then within 30 days of the expiration of time provided for acceptance of the Offer. A death, disposition by marital dissolution or divorce or bankruptcy shall each be deemed a proposed transfer, subject to the right of first offer.

  Holders of Class C common stock may transfer the Class C common stock to immediate family members or trusts (the beneficiaries of which include only the holder of the Class C common stock and immediate family members) or by will or intestate succession. Holders of Class B common stock do not have this right of intrafamily transfer. Any person to whom the Class C common stock is transferred in this manner takes the Class C common stock subject to all restrictions set forth in the Holding Company Articles, and Holding Company is entitled to require such persons to sign an acknowledgment thereof prior to effecting the transfer.

  The Class C common stock is not subject to a right of redemption at the request of Holding Company.

   Similar to Class B and Class C common stock, the Class D common stock may not be transferred, encumbered or otherwise disposed of without the prior written consent of Holding Company, unless each holder has made an Offer to Holding Company and to all holders of New Common Stock who are employees, officers or directors of Holding Company, or its affiliates, and the Offer has not been accepted. The Offer must consist of a written offer to transfer all such shares, with details of the proposed transfer terms. If the Offer is not accepted by Holding Company within 30 days, the other holders to whom the Offer was made may, at their election, choose to acquire the shares within 30 days of their receipt of the Offer. The purchase price for the offered shares shall be the lower of the proposed transfer price or the book value of the Class D common stock. If the Offer is accepted by none of Holding Company or the other recipients of the Offer, the transfer may be made only in accordance with the terms set forth in the Offer, and then within 30 days of the expiration of time provided for acceptance of the Offer. A death, disposition by marital dissolution or divorce or bankruptcy shall each be deemed a proposed transfer, subject to the right of first offer. The Holding Company Articles, like the 1995 Stock Purchase Agreements, provide for specific performance of the transfer restrictions.

  Holders of Class D common stock, like holders of Class C common stock, may transfer the Class D common stock to immediate family members or trusts (the beneficiaries of which include only the holder of Class D common stock and immediate family members) or by will or intestate succession. Holders of Class B common stock do not have this right of intrafamily transfer. Any person to whom the Class D common stock is transferred in this manner takes the Class D common stock subject to all the restrictions set forth in the Holding Company Articles, and the Holding Company is entitled to require such persons to sign an acknowledgement thereof prior to effecting the transfer.

  As for the Class B common stock, the Class D common stock is subject to a right of redemption at book value at the request of Holding Company. The Class C common stock is not subject to such right of redemption. Holding Company has no obligation to effect the redemption on a pro rata or other equitable basis among holders of Class D common stock. Notice of redemption shall be provided by registered or certified mail at least 10 days prior to the date fixed for redemption.

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of New Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Holding Company Board out of funds legally available therefor. Holding Company does not intend to pay dividends on the New Common Stock in the foreseeable future. See "--Certain Information Regarding Holding Company--Dividend Policy." In the event of a liquidation, dissolution or winding up of Holding Company, holders of New Common Stock are entitled to share ratably in all assets remaining after payment of Holding Company's liabilities and the liquidation preference, if any, of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights. There are no rights to convert the Common Stock into any other securities, and there are no redemption provisions with respect to the Common Stock. All the outstanding shares of Common Stock are, and all outstanding shares of Reorganization Common Stock upon consummation of the Merger will be, fully paid and nonassessable. The rights, preferences and privileges of holders of New Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that Holding Company may designate and issue in the future.

 PREFERRED STOCK

  The Holding Company Board has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by Holding Company's shareholders. The Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Holding Company Board and stated in the resolutions providing for the issuance of those shares. The Holding Company Board shall have the authority to fix and to determine and amend the relative rights of the shares of any series that is not yet issued. No shares of Preferred Stock have been issued. The issuance of Preferred Stock could have one or more of the following effects: (i) restrict New Common Stock dividends if Preferred Stock dividends have not been paid, (ii) dilute the voting power and equity interest of holders of New Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into New Common Stock, or (iii) prevent current holders of New Common Stock from participating in Holding Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of Holding Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Holding Company Articles or any reorganization, consolidation or merger (or other similar transaction involving Holding Company). As a result, if there is a market for the New Common Stock by reason of an initial public offering or otherwise, the issuance of the Preferred Stock may discourage bids for the New Common Stock at a premium over the market price therefor and could have a material adverse effect on the market value of the New Common Stock. The Holding Company Board does not presently intend to issue any shares of Preferred Stock. See "Risk Factors--Antitakeover Considerations."

WASHINGTON ANTITAKEOVER STATUTE

  Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a takeover or change in control of a company (a "Reporting Company") with a class of securities registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, Holding Company will be a Reporting Company. Chapter 23B.19 of the WBCA prohibits a Reporting Company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person who acquires 10% or more of such Reporting Company's voting securities without the prior approval of such Reporting Company's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, such Reporting Company may engage in otherwise proscribed transactions, so long as the transaction complies with certain fair price provisions of the statute or is approved by a majority of disinterested shareholders within each voting group entitled to vote separately. A Reporting Company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of a Reporting Company.

CERTAIN PROVISIONS IN HOLDING COMPANY ARTICLES

  The Holding Company Bylaws permit the Holding Company Board to establish by resolution the authorized number of directors, which shall not be less than three or more than 15. The Holding Company Articles provide that the Holding Company Board shall be divided into two classes at the first election of directors after the first primary public offering of equity securities by Holding Company pursuant to a registration statement filed under the Securities Act. At the first election of Holding Company directors to such classified Board of Directors (i) each Class I director would be elected to a term expiring at the next ensuing annual meeting of shareholders and (ii) each Class II director would be elected to a term expiring at the second ensuing annual meeting of the shareholders. At each annual meeting of shareholders following the meeting at which the Holding Company Board would be initially classified, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the second annual meeting following election. If necessary to maintain the relative equality among classes of directors created due to vacancies or removals of directors, directors may be elected to a class the term of which expires prior to the second annual meeting of shareholders following such election. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Holding Company and may maintain the incumbency of the Holding Company Board, as it generally makes it more difficult for shareholders to replace a majority of directors.

  Under Washington law, a merger, share exchange, dissolution or sale of substantially all the assets of a corporation must be approved by each voting group entitled to vote separately by two-thirds of all the votes entitled to be cast, unless otherwise provided in the articles of incorporation. Under Washington law, a corporation may provide for a greater or lesser vote, so long as the vote provided for each voting group entitled to vote separately is not less than a majority of all the votes entitled to be cast by that voting group. The Holding Company Articles require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of Holding Company's assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of Continuing Directors (defined as those individuals who were members of the Holding Company Board on

April 30, 1998 or were elected thereafter on the recommendation of a majority of Continuing Directors), in which case the affirmative vote required shall be a majority of the outstanding shares. Under the Holding Company Articles and Bylaws, the shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. The Holding Company Articles also provide that changes to certain provisions of the Holding Company Articles, including those regarding amendment of certain provisions of the Holding Company Bylaws or Articles, the classified Board of Directors, special voting provisions for business combinations and special meetings of shareholders, must be approved by the holders of not less than two-thirds of the outstanding shares.

  These provisions may have the effect of delaying, deterring or preventing a change in control of Holding Company.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

  The Holding Company Articles include a provision that limits the liability of Holding Company's directors to the fullest extent permitted by the WBCA as it currently exists or as it may be amended in the future. Consequently, subject to the WBCA, no person shall be liable to Holding Company or its shareholders for monetary damages resulting from such person's conduct as a director of Holding Company. Amendments to the Holding Company Articles may not adversely affect any right of a director of Holding Company with respect to acts or omissions occurring prior to such amendment. Section 23B.08.320 of the WBCA provides that the Holding Company Articles may not limit any director's liability for acts or omissions involving intentional misconduct or knowing violations of law, unlawful distributions or transactions from which the director personally receives benefits in money, property or services to which the director is not legally entitled. In addition, Washington law provides for broad indemnification by Holding Company of its officers and directors. The Holding Company Bylaws implement this indemnification to the fullest extent permitted by law. Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors or officers of Holding Company pursuant to the foregoing provisions, Holding Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN EFFECTS OF THE REORGANIZATION

  In accordance with the terms of the Merger Agreement, upon consummation of the Reorganization (i) Holding Company will assume certain obligations and liabilities of RMI, including RMI's obligations under the Share Repurchase Plan and the Assumed Plans, including each outstanding option, and each outstanding agreement to grant an option, to purchase or acquire shares of RMI Stock under the Assumed Plans, and (ii) each such option, or agreement to grant an option, will, upon consummation of the Merger, be converted into an option, or an agreement to grant an option, to purchase or acquire an equal number of shares of Class B common stock (or Common Stock, if a "Conversion Event" (as defined in the Holding Company Articles) for Class B common stock occurs), subject to the terms of the Assumed Plans and such options and agreements. A vote in favor of the Reorganization, including the Merger, will constitute approval of Holding Company's assumption of RMI's obligations under the Assumed Plans and such outstanding options and agreements.

  In connection with the Merger, RMI will consent to the transfer of RMI Stock that is subject to certain shareholder agreements. Upon consummation of the Merger in accordance with the terms of the Merger Agreement, the shareholder agreements will terminate.

COMPARISON OF SHAREHOLDER RIGHTS--CERTAIN SUBSTANTIVE DIFFERENCES IN ARTICLES OF INCORPORATION AND BYLAWS

  General. As a result of the Reorganization, holders of RMI Stock will become shareholders of Holding Company. The following is a table and a narrative summary of what the Company believes to be the material differences in shareholder rights arising from distinctions between the RMI Articles and Bylaws and the Holding Company Articles and Bylaws. The table and the summary are qualified by and should be read in conjunction with the Holding Company Article and Bylaws, copies of which are attached as Annex B to this Proxy Statement/Prospectus.

       COMPARISON OF OTHER PROVISIONS OF ARTICLES OF INCORPORATION

                  AND BYLAWS OF RMI AND HOLDING COMPANY
-------------------------------------------------------------------------------

                                    RMI ARTICLES AND BYLAWS             HOLDING COMPANY ARTICLES AND BYLAWS
-------------------------------------------------------------------------------------------------------------
 PREFERRED STOCK           None                                      Blank Check Preferred Stock
-------------------------------------------------------------------------------------------------------------
 BOARD OF DIRECTORS        Permit 1 - 20 members, each elected       Permit 3 - 15 members; after first
                           annually; directors may be removed with   primary public offering of equity
                           or without cause by a majority of the     securities, members divided into 2
                           shares entitled                           classes, each class serving staggered 2-
                           to vote at an election of directors       year term; directors may be removed only
                                                                     for cause by the holders of no less than
                                                                     two-thirds of the shares entitled to
                                                                     elect the director.
-------------------------------------------------------------------------------------------------------------
 ANNUAL MEETINGS OF        Held on the third Thursday in November;   Held 90 - 180 days after fiscal year-
 SHAREHOLDERS              any appropriate business may be           end; business limited to that brought by
                           conducted                                 Holding Company Board or by shareholder
                                                                     who follows certain procedures; Holding
                                                                     Company Board may postpone the meeting
                                                                     for up to 120 days
-------------------------------------------------------------------------------------------------------------
 SPECIAL MEETINGS OF       May be called by shareholders holding at  May be called by written request of
 SHAREHOLDERS              least 10% of outstanding shares entitled  shareholders holding at least 25% of
                           to vote at the meeting                    outstanding shares entitled to vote at
                                                                     the meeting if Holding Company becomes a
                                                                     "public company"
-------------------------------------------------------------------------------------------------------------
 VOTING RIGHTS             Cumulative voting in elections for        No cumulative voting in elections for
                           directors                                 directors
-------------------------------------------------------------------------------------------------------------
 MERGERS, CONSOLIDATIONS,  Requires approval by each voting group    Requires approval by two-thirds of votes
 SALES OF ASSETS           entitled to vote by                       entitled to be cast; but if certain
                           two-thirds of votes entitled to be cast   business combinations are approved by
                                                                     Continuing Directors, shareholder vote
                                                                     required is majority of outstanding
                                                                     shares
-------------------------------------------------------------------------------------------------------------
 AMENDMENT OF GOVERNING    Approval by each voting group entitled    Approval by a majority of the outstand-
 INSTRUMENTS               to vote by two-thirds of                  ing shares required to approve amendment
                           votes entitled to be cast required to     of Holding Company Articles' provisions
                           amend RMI Articles' provisions that       that require shareholder approval to
                           require shareholder approval for          amend, except provisions regarding
                           amendment                                 amendment of certain provisions of the
                                                                     Holding Company Bylaws and Articles, the
                                                                     classified Board of Directors, special
                                                                     voting provisions for business combina-
                                                                     tions, and special meetings of share-
                                                                     holders require approval by two-thirds
                                                                     of outstanding shares to amend

  Authorized Capital Stock. RMI's authorized capital stock consists of 20,000,000 shares of RMI Stock, par value $.01 per share. The Holding Company Articles provide for an aggregate of 60,000,000 shares of capital stock, 50,000,000 of which will be New Common Stock, par value $.01 per share, and 10,000,000 of which will be Preferred Stock, par value $.01 per share.

  Preferred Stock. The Holding Company Board has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by Holding Company's shareholders. No shares of Preferred Stock have been issued. The issuance of Preferred Stock could have one or more of the following effects:
(i) restrict New Common Stock dividends if Preferred Stock dividends have not been paid, (ii) dilute the voting power and equity interest of holders of New Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into New Common Stock or (iii) prevent current holders of New Common Stock from participating in Holding Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of Holding Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Holding Company Articles or any reorganization, consolidation or merger (or other similar transaction involving Holding Company). As a result, if there is a market for the New Common Stock by reason of an initial public offering or otherwise, the issuance of such Preferred Stock may discourage bids for the New Common Stock at a premium over the market price therefor and could have a material adverse effect on the market value of the New Common Stock. The Holding Company Board does not presently intend to issue any shares of Preferred Stock.

  Shareholder Agreements Restricting Transfer of Common Stock. The holders of RMI Stock are subject to agreements (the "Shareholder Agreements") which restrict their transfer of RMI Stock. The Shareholder Agreements for all employees of RMI and its affiliates provide for two significant restrictions. First, RMI has a right to redeem the RMI Stock at its request. The purchase price for the redeemed shares shall be the book value of the RMI Stock, as determined by the accountants then employed by RMI, at the end of the last fiscal year preceding the date in which the notice of redemption was made.

  Eleven holders of RMI stock were not employees of RMI or its affiliates when they acquired their RMI Stock. Five of these eleven shareholders acquired shares in 1995 pursuant to the 1995 Stock Purchase Agreements in a redemption of certain convertible subordinated debentures; six of these shareholders own shares that were acquired in 1990 pursuant to the 1990 Stock Purchase Agreement, in the exchange of certain convertible debentures. These shareholders are described below as the "Nonemployee Shareholders."

  All RMI shareholders, including the Nonemployee Shareholders, are subject to shareholder agreements that provide for a right of first refusal on behalf of RMI. Pursuant to that right of first refusal, no holder of RMI Stock may transfer RMI Stock without the prior written consent of RMI unless the holder has first made an Offer to sell such holder's shares to RMI and to all holders of RMI Stock who are employees, officers, or directors of RMI, or affiliates (the "Employee Shareholders"). If RMI has not accepted the Offer within 30 days, the Offer may be accepted by the Employee Shareholders within 30 days after their receipt of the Offer. The purchase price for shares acquired pursuant to this restriction shall be the lower of book value, as established by RMI's outside accountants, or the proposed transfer price to a third party as described in the Offer.

  The Nonemployee Shareholders have a right, which is not available to the Employee Shareholders, to transfer their shares to family members. Pursuant to the 1990 Stock Purchase Agreement and the 1995 Stock Purchase Agreements, Nonemployee Shareholders may transfer shares to immediate family members, trusts (the beneficiaries of which include only the Nonemployee Shareholder and immediate family members), or by will or intestate succession. Any recipient of RMI Stock pursuant to such an intrafamily transfer takes the RMI Stock subject to all restrictions on transfer, and RMI may require such persons to sign an acknowledgment thereof prior to effecting that transfer on RMI's books and records.

  The manner in which the restrictions on transfer under the Shareholder Agreements may be terminated varies with the terms of the particular Shareholder Agreement. The 1990 Stock Purchase Agreement, to which five Nonemployee Shareholders are subject, permits transfer pursuant to any merger or consolidation of RMI resulting in the change in control of RMI, or pursuant to any sale of all or substantially all the assets or RMI Stock to a person or persons not controlling RMI. The 1995 Stock Purchase Agreements, to which five Nonemployee Shareholders are subject, also permits transfer pursuant to any merger or consolidation of RMI resulting in the change in control of RMI, or pursuant to any sale of all or substantially all the assets or RMI Stock, to a person or persons not then controlling RMI. Moreover, the restrictions on transfer under the 1995 Stock Purchase Agreements may be terminated upon the first to occur of (i) a vote of the RMI Board and shareholders as required by law for the merger or consolidation of RMI with any unaffiliated corporation, or for the sale of all or substantially all the assets of RMI, or for its liquidation, or (ii) the agreement in writing by two-thirds of the then-outstanding shares of RMI Stock to termination of those restrictions or of similar Shareholder Agreement restrictions entered into between RMI and other shareholders.

  A 1987 Subscription Agreement to which one shareholder, Brooks G. Ragen, is subject provides for termination of the restrictions upon (a) a vote of the RMI Board and shareholders as required by law for the merger or consolidation of RMI with any unaffiliated corporation, or for the sale of all or substantially all of RMI's assets, or for RMI's liquidation, or (b) an agreement in writing by the holders of two-thirds of the then-outstanding shares of RMI Stock to the termination of the restrictions on transfer.

  The form of Shareholder Agreement executed between RMI and Employee Shareholders between 1988 and 1992 provides for termination of restrictions on transfer upon the first to occur of either (i) the RMI Board and shareholders voting as required by law for the merger or consolidation or RMI with any unaffiliated corporation, or for the sale of all or substantially all the assets of RMI, or for RMI's liquidation, or (ii) an agreement in writing by the holders of two-thirds of the RMI Stock to a termination of the restrictions.

  The form of Shareholder Agreement entered into between RMI and Employee Shareholders between 1992 and 1995 provides for termination of the restrictions in a manner similar to that of the Shareholder Agreement used between 1988 to 1992. The Shareholder Agreement into which RMI entered into with Employee Shareholders between 1994 and 1998 provided for termination of restrictions in a manner similar to that of the Shareholder Agreement used between 1988 and 1992.

  There will be no agreements among shareholders providing for termination of restrictions of New Common Stock. However, the Reorganization Common Stock will have limitations on transfer as set forth in the Holding Company Articles. These restrictions are summarized under "--Description of Holding Company Capital Stock--New Common Stock."

  Board of Directors. The RMI Articles provide that each member of the RMI Board shall serve until the next annual meeting of shareholders. The Holding Company Articles and Bylaws, on the other hand, require at the first election of directors after the first primary, public offering of equity securities by Holding Company, that the Holding Company Board shall be divided into two classes as nearly equal in number as possible, and provide that members of each class will be elected for a term of two years and until their successors are elected and qualified, with one class being elected annually.

  The RMI Articles provide that the number of directors will be determined pursuant to the RMI Bylaws, which number may be increased or decreased as provided therein. The RMI Bylaws permit a range in the number of RMI's directors from one to 20 and allow for a change in the number, either an increase or decrease, by a vote of a majority of the directors present at a meeting, as long as a decrease in the number would not shorten the term of any incumbent director. The Holding Company Bylaws permit a range in the number of Holding Company's directors from three to 15 and allow for a change in the number, either an increase or decrease, by amendment to the Holding Company Bylaws, as long as a decrease in the number would not shorten the term of any incumbent director.

  Vacancies in the Boards of Directors of both RMI and Holding Company may be filled by a majority vote of the remaining directors, although less than a quorum. The RMI Bylaws and the Holding Company Bylaws permit a director elected to fill a vacancy to serve only until the next succeeding annual election.

  The RMI Bylaws provide that a director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. By contrast, the Holding Company Bylaws provide a director may be removed only for cause by the holders of no less than two-thirds of the shares entitled to elect the director.

  Annual Meeting of Shareholders. The RMI Bylaws provide that the annual meeting of shareholders shall be held on the third Thursday in November in each year for the purpose of electing directors and transacting such other business as may properly come before the meeting. The Holding Company Bylaws provide that the annual meeting of the shareholders shall be held each year within 90 to 180 days after the fiscal year-end for the purpose of electing directors and transacting such other business as may properly come before the meeting. In addition, the Holding Company Bylaws permit the Holding Company Board, at any time prior to commencement of the annual meeting, to postpone the annual meeting for a period of up to 120 days.

  Business for Annual Shareholders Meetings. The WBCA does not limit the business to be conducted at an annual meeting, and all matters appropriate for shareholder action may be considered at the annual meeting. A corporation's articles or bylaws, however, may restrict the business permitted at an annual meeting. The RMI Articles and Bylaws contain no such restrictions. The Holding Company Bylaws restrict the business to be conducted at an annual meeting to that (i) brought by or at the direction of the Holding Company Board or
(ii) brought before the meeting by a shareholder entitled to vote at the meeting, but only if such shareholder proposals are in writing and are received by the secretary of Holding Company at least 60 and not more than 90 days before the annual meeting.

  Special Meetings of Shareholders. The RMI Bylaws provide that the holders of not less than 10% of all the outstanding shares entitled to vote at the meeting may call special meetings of the shareholders for any purpose. By contrast, the Holding Company Articles and Bylaws provide that, upon qualification of the corporation as a "public company," special meetings of shareholders may be called at the written request of not less than 25% of all outstanding shares entitled to vote on any issue proposed to be considered at such special meeting.

  Cumulative Voting; Preemptive Rights. The RMI Articles and Bylaws permit shareholders to cumulate their votes for election of directors. The Holding Company Articles prohibit cumulative voting in elections of directors. Shareholders of both companies have no preemptive rights to subscribe for, or acquire, additional shares of stock that may be offered by either company.


  Mergers, Consolidations and Sales of Assets. Under Washington law, a merger, share exchange, dissolution or sale of substantially all the assets of a corporation must be approved by each voting group entitled to vote separately by two-thirds of all the votes entitled to be cast, unless otherwise provided in the articles of incorporation. Under Washington law, a corporation may provide for a greater or lesser vote, so long as the vote provided for each voting group entitled to vote separately is not less than a majority of all the votes entitled to be cast by that group. The RMI Articles do not provide for a greater or lesser vote in such circumstances. The Holding Company Articles, however, require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of Holding Company's assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of Continuing Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Amendment of Governing Instruments. Under the WBCA, the RMI Articles can be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares. On the other hand, the Holding Company Articles, by their terms, adopted in accordance with the WBCA, can be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares. In addition, the Holding Company Articles provide that changes to certain provisions of the Holding Company Articles, including those regarding amendment of certain provisions of the Holding Company Bylaws or Articles, the classified Board of Directors, special voting provisions for business combinations and special meetings of shareholders, must be approved by the holders of not less than two-thirds of the outstanding shares.

REGULATORY MATTERS

  In connection with the Reorganization, and before it is consummated, Holding Company will need to be approved by the NYSE as an "approved person" of RMI, as that term is used in the Constitution of the New York Stock Exchange. Approval has been requested from the NYSE.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

  Certain directors and officers of Holding Company and RMI have interests, described below, that may present them with potential conflicts of interest in connection with the Reorganization.

  Certain directors of RMI (one of whom is also an executive officer of RMI and a director and executive officer of Holding Company) are participants in the Share Repurchase Plan, under which RMI will redeem RMI Stock owned by an eligible shareholder for a price equal to (or less than) the book value for such RMI Stock and, at the end of the eighth fiscal quarter of RMI after the redemption, will pay an additional compensatory payment per share redeemed equal to the difference between (i) the book value per share of RMI Stock that was redeemed and (ii) the book value per share of RMI Stock at the end of such eighth fiscal quarter (the "Stock Appreciation Amount"). If RMI or a parent of RMI (such as Holding Company after the Reorganization) makes a public offering of its shares prior to the end of the applicable eighth fiscal quarter, the amount received (net of expenses) per share of stock in the public offering replaces the book value per share as of such eighth fiscal quarter for purposes of calculating the applicable Stock Appreciation Amount. If the IPO is consummated prior to the end of the eighth fiscal quarter of RMI after a director who is listed below has elected to participate in the Share Repurchase Plan, such director will be entitled to a cash payment calculated in accordance with the foregoing sentence. The Company expects that the aggregate amount of any such Stock Appreciation Amount will be paid by the Company within 30 days after the closing of an initial public offering, if an initial public offering is consummated. The following table, which includes each director who has elected to participate in the Share Repurchase Plan, lists the number of shares of RMI Stock redeemed from such director by RMI under the Share Repurchase Plan, the book value of such RMI Stock at the time of the redemption and the value of the Stock Appreciation Amount assuming IPO proceeds to the Company of $13.95 per share:

                                                                    AGGREGATE STOCK
                         NUMBER OF SHARES OF                      APPRECIATION AMOUNT
                         RMI STOCK REDEEMED  BOOK VALUE OF SUCH TO BE PAID TO INDIVIDUAL
                           PURSUANT TO THE    RMI STOCK AT THE   ASSUMING IPO PROCEEDS
                          SHARE REPURCHASE      TIME OF THE     TO THE COMPANY OF $13.95
RMI DIRECTOR                    PLAN             REDEMPTION           PER SHARE(1)
------------             ------------------- ------------------ ------------------------
Peter C. Hanson.........       23,000              $5.72                $328,416
                               12,000              $6.00
                                5,761              $6.36
Robert J. Mortell,
 Jr.(2).................        8,800              $5.72                $ 72,424
Daniel F. Nelson........       18,400              $5.72                $151,432
Thomas B. Tawresey......        2,000              $5.14                $111,314
                               11,000              $5.72
                                  398              $6.00
James E. Webster........        5,000              $6.00                $ 39,750

--------

(1) Assumes an initial public offering price of $15.00 per share of Common Stock and proceeds to the Company, net of underwriting discounts and commissions, of $13.95 per share. This information is provided for illustration purposes only. There can be no assurance that an initial public offering will occur. See "Risk Factors--Restrictions on Transfers of Stock if No Initial Public Offering."

(2) Mr. Mortell is also an executive officer of RMI and a director and executive officer of Holding Company.

  The interests of the persons listed above in the Share Repurchase Plan constitute an interest in the Reorganization to the extent that the Reorganization may facilitate the IPO and thereby cause the calculation of the Stock Appreciation Amount to be based in part on the amount received (net of expenses) per share in the IPO. There can be no assurance that the IPO will occur at or after the Reorganization, if at all. See "Risk Factors-- Restrictions on Transfers of Stock if No Initial Public Offering."

  Each of Lesa A. Sroufe, Robert J. Mortell, Jr., Mark A. McClure, V. Lawrence Bensussen, John L. MacKenzie and Stanley G. Freimuth has entered into a noncompetition and nonsolicitation agreement with RMI (the "Noncompetition Agreements") with a 30-month term commencing on the closing of an underwritten, initial public offering by Holding Company that results in aggregate net proceeds to Holding Company and selling shareholders of at least $15,000,000, provided that such offering occurs on or before December 31, 1998 (a "1998 IPO Closing"). Under the terms of each Noncompetition Agreement, if any such individual is terminated by RMI without "cause" (as defined in the Noncompetition Agreement) during the term of such

Noncompetition Agreement, then RMI shall pay such individual a severance payment equal to the lesser of three months' annual base salary or the annual base salary that the individual would have received if his or her employment had continued until the end of such term. In addition, each other director of RMI has entered into a noncompetition and nonsolicitation agreement with RMI with a 24-month term commencing on a 1998 IPO Closing, which agreement provides that if such individual is terminated by RMI without "cause" during the agreement's term, then RMI shall pay such individual a severance payment equal to $50,000. The officers and directors that are parties to the agreements have an interest in the Reorganization to the extent that it may facilitate an initial public offering, which commences the agreements providing for severance payments. There can be no assurance that the IPO will occur after the Reorganization, if it all. See "Risk Factors--Restrictions on Transfers of Stock if No Initial Public Offering."

RIGHTS OF DISSENTING SHAREHOLDERS

  Holders of RMI Stock are entitled to dissenters' rights with respect to the Merger under Chapter 23B.13 of the WBCA. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13 of the WBCA, which is reprinted in its entirety as Annex C to this Proxy Statement/Prospectus.

  A record shareholder of RMI Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a payment of the fair value of his or her shares under the WBCA. Each beneficial owner asserting dissenters' rights (each an "RMI Dissenting Holder") must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote, and such shareholder must submit to RMI, with or prior to such beneficial owner's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies RMI in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. An RMI Dissenting Holder (i) must deliver to RMI, before the vote on the Merger is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Merger is effectuated and (ii) must not vote his or her shares in favor of the Merger. Such notice should be delivered to RMI at its principal executive offices, 999 Third Avenue, Suite 4300, Seattle, Washington 98104, Attention: Michael W. Reinhardt. A shareholder who does not satisfy both these requirements will not be entitled to dissenters' rights.

  If the Merger is approved by the shareholders of RMI, RMI shall send a written dissenters' notice not later than 10 days after the Effective Time to each RMI Dissenting Holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing RMI Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the terms of the Merger and (iv) setting a date by which such written payment demand must be received, which date may not be less than 30 or more than 60 days after the dissenters' notice is delivered. Such notice must be accompanied by a copy of Chapter 23B.13 of the WBCA. An RMI Dissenting Holder who does not demand payment in accordance with the terms of such notice will not be entitled to dissenters' rights.

  RMI shall pay to each RMI Dissenting Holder who complies with the procedures described above, within 30 days after the later of the Effective Time and the date payment demand is received, the amount that RMI estimates to be the fair value of such dissenter's shares, plus accrued interest. RMI will provide, along with such payment, certain financial information, including RMI's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and RMI's latest available interim financial statements, if any, an explanation of how RMI estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information. Notwithstanding the foregoing, RMI may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of RMI Stock as to which dissenters' rights are asserted before the date of the first public announcement of the Merger and, in such event, RMI will estimate, after the Effective Time, the fair value of such shares of RMI Stock plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. Any RMI Dissenting Holder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify RMI in writing of such shareholder's estimate of the fair value of his or her shares and the amount of interest due, and demand payment thereof.

  If any RMI Dissenting Holder's demand for payment is not settled within 60 days after receipt by RMI of such demand, the WBCA requires that RMI commence a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all RMI Dissenting Holders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in the other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by RMI.

  Court costs and approval fees will be assessed against RMI, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable (i) against RMI, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or RMI, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against RMI, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

CERTAIN INFORMATION REGARDING HOLDING COMPANY

  Dividend Policy. Holding Company has not previously paid dividends and has no present intention to pay dividends in the future. The timing and amount of future dividends, if any, will be determined by the Holding Company Board and will depend, among other factors, on Holding Company's earnings, financial condition and cash requirements at the time such payment is considered.

  Initial Public Offering. Holding Company has filed with the Commission a Registration Statement on Form S-1 in connection with, and expects to shortly commence its road show with respect to, the public offering of 2,250,000 shares of Common Stock, which it expects to be consummated shortly after the Effective Time. The IPO will not be consummated unless the Reorganization is approved and consummated. There can be no assurance that the IPO will occur. Shareholders of RMI are cautioned not to rely on the possibility of the IPO in determining whether to vote in favor of the Reorganization. See "Risk Factors--Restrictions on Transfers of Stock if No Initial Public Offering."

  Transfer Agent and Registrar. The Transfer Agent and registrar for the Common Stock will be ChaseMellon Shareholder Services L.L.C.

  THE RMI BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION (WHICH INCLUDES APPROVAL OF THE MERGER AGREEMENT). PROXIES WILL BE VOTED FOR THE REORGANIZATION UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                                 PROPOSAL II:

                ELECTION OF DIRECTORS TO HOLDING COMPANY BOARD

  The Holding Company Board currently consists of four directors: Lesa A. Sroufe, John L. MacKenzie, Mark A. McClure and Robert J. Mortell, Jr. The number of directors on the Holding Company Board will be, as of immediately prior to the Effective Time, fixed at eight. The Holding Company Board has nominated the following four individuals for election as a director of the Holding Company Board immediately prior to effectiveness of the Reorganization to serve for a term expiring at the first annual meeting of shareholders of Holding Company after the Reorganization:

                                Kirby L. Cramer
                            Arthur W. Harrigan, Jr.
                                Peter B. Madoff

                            Gregory B. Maffei

  RMI, as the sole shareholder of Holding Company prior to the Reorganization, has the power to elect these nominees to the Holding Company Board. The RMI Board requests that the RMI shareholders vote in favor of this proposal to direct RMI to elect the four nominees listed above to the Holding Company Board immediately prior to effectiveness of the Reorganization. Each of the nominees has indicated that he is able and willing to serve as a director. If any nominee becomes unable or unwilling to serve, the proxies will be voted to direct RMI to elect such other person as shall be designated by the Holding Company Board. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of the four nominees listed above.

  THE RMI BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO DIRECT RMI TO ELECT THE FOUR NOMINEES TO THE HOLDING COMPANY BOARD IMMEDIATELY PRIOR TO EFFECTIVENESS OF THE REORGANIZATION.

                                 BUSINESS

COMPANY OVERVIEW

  Ragen MacKenzie is the leading regional brokerage firm headquartered in the Pacific Northwest. The Company's primary business is retail securities brokerage, which it conducts through its Seattle headquarters and 10 additional offices in Washington, Oregon and Alaska, which include four offices operated by independent contractors. This business is directly supported by RMI's proprietary research efforts, which are based on a value-oriented, contrarian approach to investing. The Company's research department covers approximately 100 publicly traded companies headquartered in the Pacific Northwest and maintains a recommended list of selected regional and national stocks (the "Recommended List"). Other aspects of RMI's business include proprietary trading of certain fixed income securities, institutional brokerage services, correspondent brokerage services and investment banking services. Revenues generated from the Company's retail securities brokerage services, institutional brokerage services, proprietary trading of certain fixed income securities, correspondent brokerage services and investment banking services constituted 42.1%, 7.1%, 6.1%, 3.5% and 0.4%, respectively, of the Company's total revenues in fiscal 1997.

  The Company has experienced significant revenue growth over the past five years while increasing profitability. Total revenues have increased at a compound annual growth rate of 17.3% from fiscal 1993 through fiscal 1997, from $46.8 million to $88.6 million. The Company's significant revenue growth is due in part to growth in customer assets, number of customer accounts, increases in the number and productivity of retail brokers and substantial increase in stock values over the past several years. The Company's customer account balances doubled from $4.6 billion in September 1995 to $9.2 billion in March 1998 . The Company's net income increased from $4.9 million to $15.4 million from fiscal 1993 through fiscal 1997, and its pretax profit margin increased from 19.0% in fiscal 1993 to 36.1% in fiscal 1997. Results of operations during these periods reflected accruals and reversal of amounts provided under the Death Benefits Plan, which was terminated in 1997. Amounts provided for benefits accrued under the plan in 1993 resulted in a decrease in margins from 21.8% to 19.0% for that year. The reversal of the amounts previously accrued under the plan upon its termination resulted in an increase in margins in 1997 from 28.8% to 36.1%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Death Benefits Plan." The following table compares pretax profit margins for the Company during this period with industry averages for securities firms during the past five years.

                  PRETAX PROFIT MARGINS BASED ON NET REVENUES

                                                          YEAR
                                              -----------------------------
                                              1993  1994  1995  1996  1997
                                              ----- ----- ----- ----- -----
   RMI(1).................................... 19.0% 20.8% 19.8% 26.3%  36.1%(2)
   Industry Average(3)....................... 15.3%  2.4% 12.7% 15.9% 15.0%
   Industry Average--Regional Securities
    Firms(4)................................. 16.1% 10.0% 13.9% 15.9% 13.5%

--------
(1) Data presented for RMI's fiscal year.

(2) Reflects the effect of a $5,000,000 nonrecurring benefit from the termination of the Death Benefits Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Death Benefits Plan." If such nonrecurring benefit had not been realized by the Company, its pretax profit margin would have been 28.8% in 1997.

(3) NYSE member firms doing a public business. Source of data: Securities Industry Association citing Securities Industry Database.

(4) The largest full-service broker-dealers (non-national full line and non-New York City based), usually self-clearing with regional branch network systems (i.e., Midwest, Northeast) providing a wide array of financial services and products to both retail and institutional clients. This group does not reflect all firms headquartered outside New York City. Source of data: Securities Industry Association citing Securities Industry Database.

BACKGROUND

  Industry. The size of the capital markets and the volume of trading in the securities markets have increased substantially in recent years, as has the demand for securities investments. The Company believes that if these trends continue in the future, the demand for full-service brokerage services, such as those offered by the Company, will continue to increase.

  The increased demand for securities investments is evident in the shift in investors' preferences away from bank deposits and into marketable securities. In 1980, households owned $1.3 trillion of marketable securities, representing 48% of their liquid financial assets compared to $9.9 trillion, or 76% of household liquid financial assets in 1997, an increase of 660%. Over the same period, bank deposits decreased from 52% to 24% of household liquid financial assets. The arrival of a generation of "baby boomers" into what has historically been considered their prime investing years, ages 50 through 65, has also fueled the demand for investment products. In 1996, the first 3.4 million baby boomers turned 50; the impact of this generation on the capital markets is expected to continue to build through the year 2010, when 57 million people will be between the ages of 50 through 65. Additionally, it is estimated that these individuals will inherit over $10 trillion from the previous generation between 1990 and 2040.

  The volume of equity securities offered to the public illustrates the response to demand for investment products. Initial public offerings and total common equity issued in the United States public market grew from $1.4 billion and $12.8 billion, respectively, in 1980, to $10.2 billion and $19.2 billion, respectively, in 1990, to $43.9 billion and $118.4 billion, respectively, in 1997. The combination of increasing flows of funds into the equity markets and new issuance activity has contributed to significantly higher trading volumes. From 1980 to 1997, average daily trading volume grew at a compound annual rate of 15.6% on the NYSE and 20.7% on Nasdaq. More recently, the combined NYSE and Nasdaq average daily trading volumes grew at a compound annual rate of 22.1% for the five years ended 1997 and increased 22.9% in 1997 over 1996.

  Regional. The Pacific Northwest has also experienced dramatic growth in recent years. The population of the Pacific Northwest increased by 16.1% from 1990 to 1997 as compared to a 7.6% increase nationally. From 1990 to 1994, the Gross State Product for the states of Idaho, Oregon and Washington increased at a compound annual rate of 6.5% per year as compared to the United States Gross State Product, which increased at a compound annual rate of 4.8% per year for the same period. Venture capital companies invested $2.4 billion in companies headquartered in Washington during the last three years, and the state ranked 12th among the 50 states in dollar volume of initial public offerings for locally headquartered companies in 1997. It is estimated that in the Seattle area alone there were in excess of 50,000 households with a net worth of greater than $1,000,000 in 1996.

  The Company is the premier regional brokerage firm headquartered in the Pacific Northwest, based on total revenues and net income in fiscal 1997, and has demonstrated a history of success and steady growth by capitalizing on national and regional trends in the securities industry. The Company believes the Pacific Northwest will continue to experience positive economic development and that such development will present the Company with further opportunity for growth within the region.

BUSINESS STRATEGY

  The Company believes that the quality and depth of its proprietary research will continue to help it attract and retain highly productive brokers and retail, institutional and correspondent customers. The Company intends to use the quality of its research to grow each aspect of its business and increase its visibility as the leading regional brokerage firm headquartered in the Pacific Northwest. The Company's strategy includes the following key elements:

  Continued Focus on Proprietary Research Coverage. The Company plans to continue leveraging the competitive advantages provided by the quality and depth of its proprietary research coverage. The Company intends to increase the size of its research staff by recruiting, hiring and training additional research analysts. The Company also intends to continue focusing its research efforts on public companies headquartered in the Pacific Northwest, as well as a selected list of other public companies, in each case embracing a value-oriented, contrarian philosophy of investment analysis.

  Increase Number of Brokers. The Company intends to expand its retail brokerage services by continuing to recruit experienced, productive retail brokers. The Company believes that its proprietary research provides it with a significant competitive advantage in attracting and retaining experienced, productive retail brokers. From the beginning of fiscal 1993 to March 27, 1998, the Company increased the number of retail brokers from 51 to 78. For the 12 months ended March 27, 1998, the average production per retail broker for the Company was over $560,000. Average production per retail broker is calculated by dividing total retail brokerage revenue for the period (excluding interest earned on customer balances) by the average of the number of retail brokers at the beginning and end of the period . The Company intends to continue focusing its recruiting efforts on experienced, productive retail brokers and typically does not hire inexperienced or trainee brokers.

  Expand Correspondent Brokerage Business. The Company intends to increase market penetration and expand the geographic coverage of its correspondent brokerage business by leveraging efficiencies of its clearing operations and the quality of its proprietary research coverage. The Company believes that expanding its correspondent business will positively impact margins, because it believes that such expansion will increase revenues without significant increase in fixed costs. The Company uses the strength of its "back office" systems and personnel to market correspondent brokerage services to other regional brokerage firms which choose not to establish their own back office operations. The Company plans to capitalize upon (i) the growing need of small brokerage firms for correspondent services due to a potential increase in net capital requirements from $50,000 to $500,000 proposed by the National Securities Clearing Corporation for brokerages providing clearing services;
(ii) the increasing trend among small brokerage firms to reduce fixed costs associated with clearing activities; and (iii) the increased number of the Company's correspondent customers outside the Pacific Northwest.

  Expand Investment Banking Services. The Company intends to increase its investment banking business by recruiting experienced investment banking professionals and leveraging its research coverage of companies headquartered in the Pacific Northwest. The Company plans to capitalize on increased merger and acquisition activity in the Pacific Northwest which it believes will result from significant economic growth in the region. In light of recent consolidation among investment banking firms, the Company also intends to capitalize on its regional focus.

  Supplement Internal Growth With Strategic Acquisitions. The Company intends to pursue, on an opportunistic basis, acquisitions of other firms with complementary businesses that would strengthen or expand the Company's product or financial service offerings and position within the Pacific Northwest. The Company plans to focus on smaller regional firms that may realize benefits from affiliation with a larger firm while retaining their regional focus.

BROKERAGE SERVICES

  Retail Brokerage. The Company's approach to the retail brokerage business is to attract and retain highly productive, experienced brokers in selected cities throughout the Pacific Northwest. The Company's retail brokerage business has developed by establishing and maintaining relationships with high net worth individuals. RMI, a full-service brokerage firm, offers its customers brokerage services relating to corporate equity and debt securities and U.S. government and municipal securities, including stocks followed by RMI's research analysts and underwritings in which RMI participates in the underwriting syndicate. The Company's retail brokers focus on recommending the purchase and sale of stocks and bonds, particularly based on current purchase and sale recommendations on the Recommended List. The Company has not historically offered its customers proprietary products, such as mutual funds or other types of products created by other investment banks. Commissions are charged on agency transactions in listed securities and securities traded on Nasdaq. In addition to retail commissions, RMI generates fee revenue from asset-based investment advisory services paid by retail clients in lieu of commissions or sales credits on each transaction. When RMI executes transactions as a principal, it charges markups or markdowns in lieu of commissions. See "--Principal Transactions-- Market-Making and Other Transactions." From fiscal 1993 through fiscal 1997, revenues from RMI's retail brokerage activities grew at a compound annual growth rate of 14.9% from $21,439,000 to $37,326,000, excluding interest earned on retail brokerage customer balances, while the number of retail brokers grew at a compound annual growth rate of 7.7%. During fiscal 1996 and 1997 and the six-month period ended March 27, 1998, revenues from RMI's retail brokerage activities, excluding interest earned in retail brokerage customer balances, represented approximately 43.8%, 42.1% and 41.2%, respectively, of RMI's total revenues.

  The Company has been able to recruit and retain experienced and productive brokers who seek to establish and maintain personal relationships with high net worth individuals. The Company generally does not hire inexperienced brokers or trainees to work as retail brokers. The Company believes that its performance-based equity incentive compensation has been a key component in its ability to recruit new brokers. The productivity of the Company's retail brokers is evident when compared with that of the industry in general. The following table compares the average annual commissions per broker for the Company to industry averages over the past three years.

                 RAGEN MACKENZIE RETAIL BROKER STATISTICS

                                                 AVERAGE ANNUAL COMMISSIONS PER
                                                          RETAIL BROKER
                                                 -------------------------------
                                                   1995     1996       1997
                                                 -------- -------- -------------
     Ragen MacKenzie(1)......................... $403,600 $537,900      $548,900
     Industry(2)................................ $305,900 $358,800 Not Available

--------

(1)  Data presented for Ragen MacKenzie's fiscal year.

(2) Source of data: Securities Industry Association.

The Company believes that continuing to add experienced, highly productive brokers is an integral part of its growth strategy.

  In addition to executing transactions, Ragen MacKenzie provides services to individual investors, including portfolio strategy, research services and investment advice, as well as other services such as sales of restricted securities. As of March 27, 1998, Ragen MacKenzie employed 78 retail brokers who had on average more than 17 years of industry experience, and had independent contractor relationships with 11 additional brokers who had on average more than 15 years of industry experience. Assets in customer accounts, including correspondents and independent contractors, totaled approximately $9.2 billion as of March 27, 1998. Certain of Ragen MacKenzie's retail brokers exercise discretionary authority over investment decisions in certain customer accounts. Trades in these accounts are generally based on the Recommended List.

  The Company conducts its retail brokerage operations through seven offices in Washington and Oregon. Most of the Company's retail clients are located in the Pacific Northwest. The following table sets forth as of March 27, 1998, the location of the Company's retail offices, the fiscal year each office opened and the number of retail brokers in each office:

     LOCATION OF RETAIL                             FISCAL YEAR    NUMBER OF
           OFFICE                                  OFFICE OPENED RETAIL BROKERS
     ------------------                            ------------- --------------
   Seattle, Washington............................     1982            35
   Bellevue, Washington...........................     1990            13
   Portland, Oregon...............................     1991            11
   Tacoma, Washington.............................     1991             4
   Walla Walla, Washington........................     1991             6
   Bend, Oregon...................................     1995             5
   Eugene, Oregon.................................     1996             4

  The Company has contractual arrangements with independent contractors that operate offices located in Fairbanks, Alaska, and Mt. Vernon, Anacortes and Mill Creek, Washington using the Ragen MacKenzie name. These offices were established in the late 1980s, prior to the expansion of the Company's retail operations through Company-owned offices. The Company provides research, management, compliance and clearing services for these offices in return for a portion of gross retail revenues. These offices, in turn, are responsible for their own operating expenses. All of the brokers in these offices are registered as associated persons of RMI and RMI is responsible for supervising their securities' activities.

  Institutional Brokerage. The Company's institutional brokerage strategy is to leverage the research department's coverage of companies headquartered in the Pacific Northwest to provide value-added, niche-oriented brokerage service to a variety of institutional customers throughout the United States. The Company provides institutional customers with research, trading and sales services in Nasdaq and exchange-listed equity securities, and distributes equity securities in connection with offerings underwritten by RMI. The Company's institutional customers include banks, retirement funds, mutual funds, investment advisors and insurance companies. The Company provides services to a nationwide institutional client base, as well as several institutional customers located in Europe. The Company currently has seven institutional brokers. The Company employs a NYSE floor broker and two listed equity traders who work with other broker-dealers, institutions and the Company's floor broker to facilitate institutional trades and retail customer block trades. The Company generally seeks to hire professionals with relevant experience and develop them into successful institutional brokers rather than relying on institutional brokers trained by other firms.

  The Company believes that a significant portion of its institutional brokerage commissions are received as a consequence of providing institutions with research reports and services regarding specific corporations and industries, particularly in the Pacific Northwest, and securities market information. The Company utilizes its trading knowledge and expertise, and active trading focus on Pacific Northwest stocks, to provide institutional clients with value-added service. The Company's total institutional commission revenues are ultimately dependent on institutional clients' assessment of the value of the research services and trading expertise provided by the Company.

  Equity Research Focus. One of the most important elements of the Company's success has been the use of its proprietary equity research products to support a large portion of the Company's business. Ragen MacKenzie's research department, which currently consists of nine professional research analysts, embraces a value-oriented, contrarian approach to investing. This approach is based on an analysis of economic fundamentals, using among other tools price-to-earnings multiples and price-to-book value comparisons relative to historic valuations and the research department's own earnings forecasts. The Company relies primarily on proprietary research products, rather than on research products purchased from independent research organizations. The Company's research analysts generally provide coverage for companies in more than one industry, but apply similar criteria to each company they follow. The Company believes that the services provided by the research department have a significant impact on virtually all of Ragen MacKenzie's revenue-generating activities, including retail and institutional brokerage, market-making and investment banking.

  Recommended List. The Company's value-oriented Recommended List is national in scope and principally serves the Company's retail brokerage customers. The Recommended List focuses on stocks that are out of favor due to reduced or below average consensus expectations of a company's prospects and attempts to maintain a disciplined approach by establishing purchase price limits and making sell recommendations when target prices are achieved. This investment philosophy is based on the premise that depressed stocks may offer a lower risk profile upon a negative outcome, yet offer superior return opportunities to investors if future prospects are brighter than earlier thought. The Recommended List was initially established as of January 2, 1974 by John L. MacKenzie, while he was employed at another Seattle-based brokerage firm. The Recommended List has since been maintained continuously under the direction of Mr. MacKenzie or by Lesa A. Sroufe, the Company's Chief Executive Officer and former Director of Research. The Recommended List is not distributed publicly but is made available only to the Company's retail brokers, independent contractors, retail customers and correspondents.

  The Company's management believes that its research philosophy and Recommended List have been a significant element in the growth and profitability of its retail equity business since being adopted by the Company in 1988, and have contributed to Ragen MacKenzie's ability to attract and retain retail brokers. The Recommended List contains buy, hold or sell recommendations for a limited number of stocks and generally does not include ongoing recommendations of Pacific Northwest stocks covered by the Company's analysts.

  Pacific Northwest Regional Equity Research. The Company believes that a significant portion of its institutional equity brokerage business is attributable to its Pacific Northwest regional equity research.
Ragen MacKenzie analysts closely track approximately 100 publicly traded companies headquartered in the Pacific Northwest and work to provide investors with up-to-date, value-added analysis and advice. The Company believes that its proximity to and niche focus on Pacific Northwest companies in many cases provides it with a competitive advantage over broker-dealers headquartered outside the region. The Company makes its analysts' reports on Pacific Northwest companies publicly available. The Company's analysts work closely with sales and trading professionals to provide its institutional investor customers with current company and industry analysis.

  In addition to publishing its written research, RMI hosts frequent research forums where Pacific Northwest companies make presentations, and in 1998 hosted its 17th Annual Pacific Northwest Conference. These annual conferences highlight selected publicly traded companies in the region, and have been held in Seattle, Washington and Portland, Oregon.

PRINCIPAL TRANSACTIONS

  Market-Making and Other Transactions. The Company engages in trading as a principal when it executes trades in Nasdaq equity securities or other over-the-counter ("OTC") securities as a market-maker, and in municipal bonds, corporate debt and U.S. government and agency securities. The Company receives, in lieu of commissions, markups or markdowns that constitute revenues from principal transactions when it executes transactions on a principal basis. Principal transactions with customers are generally effected at a net price within or equal to the current interdealer price plus or minus a markup or markdown. The Company generally does not take a significant inventory position in any single equity, municipal or corporate debt security, as the trading department's objective is to facilitate sales to customers and to other dealers, not to generate profits based on trading for the Company's own account.

  Revenues from principal transactions depend on the general trend of prices and the level of activity in the securities market, employee skill in market-making activities and inventory size. Trading activities carried out as a principal require a commitment of capital, and create an opportunity for profit and risk of loss due to market fluctuations. As of March 31, 1998, the Company made markets in the common stock or equity securities of approximately 110 companies that were traded on Nasdaq, and approximately 16 companies that were traded otherwise in the OTC market. The Company's market-making activities are concentrated in Pacific Northwest stocks that are followed by Ragen MacKenzie's research department. See "Risk Factors--General Risks of the Securities Industry."

  Proprietary Trading. Rather than trading a wide variety of securities in direct competition with Wall Street firms, the Company has developed a niche strategy to the proprietary trading of certain fixed-income securities, including U.S. government and agency zero coupon bonds and certain types of CMOs. In its trading activities, Ragen MacKenzie generally acts as a wholesaler, buying round-lot and odd-lot positions, selling odd-lot positions, and acting as a market-maker in odd-lot positions. The majority of the Company's counterparts in these transactions are regional broker-dealers. The Company's proprietary trading operations seek to generate profits based on trading spreads, rather than through the facilitation of sales to customers or speculation on the direction of the market.

  Ragen MacKenzie maintains a dealer-to-dealer zero coupon trading desk that makes markets and maintains inventory in odd-lot U.S. government and agency zero coupon bonds and related securities, including among others, U.S. Treasury Separate Trading of Registered Interest and Principal Securities (STRIPS), Coupons Under Book-Entry System (CUBES), Certificates of Accrual on Treasury Securities (CATS), Treasury Investment

Growth Receipts (TIGRS) and Financing Corporation (FICO) STRIPS. The Company also has a CMO trading desk that trades CMOs with other broker-dealers or banks.

  The level of positions carried in Ragen MacKenzie's trading accounts fluctuates significantly. The size of the securities positions on any one date may not be representative of the Company's exposure on another date because the securities positions vary substantially depending on economic and market conditions, the allocation of capital among types of inventories, underwriting commitments, customer demands and trading volume. The aggregate value of inventories that the Company may carry is limited by certain requirements of the Net Capital Rule (as hereinafter defined). See "Net Capital Requirements."

  The Company has established procedures designed to reduce the risks of its proprietary trading activities. In particular, it employs a hedging strategy for both its CMO and zero coupon trading desks that is designed to insulate the net value of its trading inventory from fluctuations in the general level of interest rates. However, it is not possible to hedge completely the risks associated with interest rate fluctuations for some of the fixed income securities that the Company trades, primarily because the price movements of financial instruments typically used to hedge long positions in such securities may not precisely mirror the price movements of the hedged securities under all market conditions. In addition to its hedging procedures, the Company seeks to mitigate the various risks associated with its proprietary trading activities by avoiding positions in those CMOs that are most sensitive to changes in interest rates and by subjecting its trading inventory positions and profit and loss statements to daily review by senior management of RMI. Senior management reviews daily the profit and loss and inventory positions of the CMO and zero coupon trading desks. There can be no assurance, however, that such procedures will prevent any such loss, and any such loss could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. See "--Risk Management" and "Risk Factors--Risks of Proprietary Trading."

CORRESPONDENT BROKERAGE SERVICES

  The Company provides clearing services on a fully disclosed basis to 18 correspondents with approximately 435 registered representatives principally located in the Pacific Northwest. In a fully disclosed clearing transaction, the identity of the correspondent's client is known to Ragen MacKenzie, and Ragen MacKenzie performs a variety of services for the correspondent, including integrated trade execution, clearing, maintaining custody of certain assets of the correspondent's clients, mailing confirmation and monthly statements and other customized services. Correspondents also receive information and recommendations provided by Ragen MacKenzie's research department, including the Recommended List. Although revenues from correspondent brokerage services comprise a relatively small percentage of total revenues from year to year, a substantial portion of the expenses associated with correspondent brokerage services are fixed, and therefore changes in revenues associated with these services may have a disproportionate effect on net income. The Company believes that its competitive strengths in this business are its ability to perform the physical trade execution and clearing functions that are typical in such relationships, and its provision of its market-making capabilities and proprietary research products to its correspondent clients.

  The execution and clearing process requires the performance of a series of complex data-processing intensive steps. The execution process begins when the correspondent accepts its client's order for the purchase or sale of securities and transmits the order to Ragen MacKenzie's order entry or trading desks for execution. Ragen MacKenzie, in turn, routes the order to a market to effect the execution. Ragen MacKenzie receives payment for an order flow in executing some listed and Nasdaq transactions. A written confirmation containing the details of each transaction is automatically produced and delivered to the correspondent's client and posted to the account at the time of execution.

  Ragen MacKenzie typically clears the transaction by taking possession of the correspondent's client's cash, if securities are being purchased, or certificate, if any, if securities are being sold, and by delivering cash or certificates to the broker for the other party to the transaction. Ragen MacKenzie collects from the correspondent's client the money due on the transaction, including the commission charged by the correspondent, deducts from the commission the charge for execution and clearing and any other amounts due Ragen MacKenzie, and remits the net commission to the correspondent on a monthly basis. Cash or certificates received by Ragen MacKenzie for the correspondent's client are either held in the account or delivered to the client. Ragen MacKenzie sends the correspondent's client a monthly or quarterly statement of the client's account. The actual clearing functions for multiple transactions involving many brokerage firms are more complex than as described above. The securities industry has established a netting process whereby securities and money are delivered or received between brokerage firms through central clearing houses instead of matching each buyer and seller in a transaction and making delivery to and receiving payment from each of them.

INVESTMENT BANKING AND UNDERWRITING

  The Company's investment banking strategy is directed at building a balanced mix of corporate security underwritings, private financings and financial advisory services with a geographical focus on the Pacific Northwest. In particular, the Company has targeted co-manager roles on underwritings lead-managed by national investment banks. Financial advisory services include advice on mergers, acquisitions, divestitures, fairness opinions, valuations and financing strategies.

  Underwriting. Ragen MacKenzie participates in corporate securities distributions as a member of an underwriting syndicate or of a selling group and, from time to time, acts as a co-manager of an underwriting syndicate. The Company's syndicate department coordinates the distribution of co-managed equity underwritings, accepts invitations to participate in underwritings managed by other investment banking firms and allocates Ragen MacKenzie's selling allotments to its retail offices and institutional clients.

  Participation in an underwriting syndicate or selling group involves both economic and regulatory risks. An underwriter or selling group member may incur losses if it is forced to resell the securities it is committed to purchase at less than the agreed purchase price. In addition, under the federal securities laws, other statutes and court decisions with respect to underwriters' liabilities and limitations on indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings.

  Financial Advisory Services. Ragen MacKenzie also assists in arranging mergers, acquisitions and divestitures and on occasion engages in structuring, managing and marketing private offerings of corporate securities. The Company also has the capability to provide fairness opinions, valuations and financial consulting services.

INTEREST INCOME AND CUSTOMER FINANCING

  A significant portion of the Company's revenues are derived from net interest income, the major portion of which relates to customer account balances. Customer transactions are effected on either a cash or a margin basis. Cash-basis purchases require full payment by the designated settlement date, generally the third business day following the transaction date. The Company is at risk if a customer fails to settle a trade and the value of the securities declines on a purchase transaction or increases on a sales transaction subsequent to the transaction date.

  The following table presents aggregate customer credit balances, customer margin balances and customer money market balances for the Company in each of the past five fiscal years.

                                              FISCAL YEAR ENDED
                              --------------------------------------------------
                              SEPT. 24, SEPT. 30, SEPT. 29, SEPT. 27, SEPT. 26,
                                1993      1994      1995      1996       1997
                              --------- --------- --------- --------- ----------
                                                (IN THOUSANDS)
   Customer credit balances.  $156,613  $175,231  $250,927  $289,224  $  406,017
   Customer margin balances.    47,207    55,228    59,607    86,709     105,378
   Customer money market
    balances................   199,231   218,708   301,729   340,645     531,693
                              --------  --------  --------  --------  ----------
     Total..................  $403,051  $449,167  $612,263  $716,578  $1,043,088
                              ========  ========  ========  ========  ==========

  In margin transactions, the Company extends credit to the customer, which is collateralized by securities and cash in the customer's account, and receives income from interest charged on the extension of credit. The customer is charged for such margin financing at interest rates based on the broker's call rate (the prevailing interest rate charged by banks on secured loans to broker-dealers), plus an additional amount, depending on the average net debit balance in the customer's accounts, the activity level in the accounts and the applicable cost of funds. The Company's interest revenues are affected by the volume of customer borrowing and prevailing interest rates. Customer margin balances were $105.8 million as of March 27, 1998.

  Margin lending by the Company is subject to the margin regulations ("Regulation T") of the Board of Governors of the Federal Reserve System, NYSE margin requirements and the Company's internal policies, which in many instances are more stringent than Regulation T and the NYSE requirements. In most transactions, Regulation T limits the amount loaned to a customer for the purchase of a particular security to a percentage of the purchase price (generally 50% for equity securities). Furthermore, in the event of a decline in the value of the collateral, the NYSE regulates the percentage of customer cash or securities that must be on deposit at all times as collateral for the loans. The Company is subject to the risk of a market decline, which could reduce the value of its collateral below the customer's indebtedness before the collateral could be sold. Agreements with margin account customers permit the Company to liquidate customers' securities with or without prior notice in the event of an insufficient amount of margin collateral. Despite such agreements, the Company may be unable to liquidate customers' securities for various reasons, including that the pledged securities may not be actively traded, there is an undue concentration of certain securities pledged, or a stop order is issued with regard to pledged securities. See "Risk Factors-- General Risks of the Securities Industry."

  Customers will at times accumulate credit balances in their accounts as a result of dividend payments, interest or principal on securities held, funds received in connection with sales of securities and cash deposits made by customers pending investment. Ragen MacKenzie pays interest on such credit balances pending investment of such funds. The Company uses available credit balances to lend funds to customers purchasing securities on margin. Excess customer credit balances are invested in securities purchased under agreements to resell (reverse repurchase agreements), all of which were obligations of the U.S. government and its agencies, held in a segregated cash account for the benefit of customers in accordance with applicable regulations or invested on behalf of customers in a cash management account. The Company generates net interest income from the positive interest rate spread between the rate earned from margin lending and alternative short-term investments and the rate paid on customer credit balances.

  RMI is a member of the Securities Investor Protection Corporation ("SIPC"), which protects customers up to specified limits in the event of liquidation. Additionally, RMI maintains insurance coverage in order to insure customer accounts up to $14.5 million in excess of SIPC coverage per customer.

  Security Repurchase Activities. Repurchase agreements are used to finance the Company's securities inventory, while reverse repurchase agreements are used to invest monies for the exclusive benefit of customers and to cover short positions in the Company's trading of debt securities. The Company is at risk to the extent that it does not properly match the contracts, or its counterparties are unable to meet their obligations, especially during periods of rapidly changing interest rates and fluctuations in market conditions. The Company generally takes physical possession of securities purchased under agreements to resell, which agreements provide the Company with the right to maintain the relationship between the market value of the collateral and the securities sold under repurchase agreements as a means of financing portions of its trading inventories and facilitating hedging transactions.

ACCOUNTING, ADMINISTRATION AND OPERATIONS

  The Company's accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, the Company's information and telecommunications systems and processing the Company's securities transactions. Operations department managers have worked on average more than 20 years in the securities industry. The Company utilizes its own facilities and management information systems department, and the services of an outside software provider under a servicing contract, for the electronic processing relating to recording all data pertinent to securities transactions and general accounting. The Company believes that its communications and information systems are sufficient to accommodate its growth in the near term; however, the Company believes anticipated future growth may require implementation of new and enhanced communications and information systems and training of personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems, the integration of management and other personnel or the training of personnel could adversely affect the Company's ability to manage growth. See "Risk Factors--Dependence on Systems."

RISK MANAGEMENT

  Exposure to risk and the ways the Company manages the various types of risks on a day-to-day basis are critical to Ragen MacKenzie's survival and financial success. The Company monitors its operating, principal, credit, correspondent and investment banking risks on a daily basis through a number of control procedures designed to identify and evaluate the various risks to which it is exposed. There can be no assurance, however, that the Company's risk management procedures and internal controls will prevent losses from occurring as a result of such risks.

  The Company's risk as principal relates to the fact that it owns a variety of investments that are subject to changes in value and could result in the Company's incurring material gains or losses. The Company also engages in proprietary trading and makes dealer markets in equity securities, investment-grade corporate debt, U.S. government and agency securities and mortgage-backed securities. As such, Ragen MacKenzie may be required to maintain certain amounts of inventories in order to facilitate customer order flow. The Company seeks to cover its exposure to market risk by limiting its net long or short positions, by selling or buying similar instruments and by utilizing various financial instruments such as futures. The Company also often acts as a principal in customer-related transactions in financial instruments, which exposes it to risks of default by customers and counterparts.

  Trading activities generally result in the creation of inventory positions. Trading and inventory accounts are monitored on an ongoing basis, and Ragen MacKenzie has established written position limits. Position and exposure reports are prepared at the end of each trading day by operations staff in each of the business groups engaged in trading activities for traders, trading managers, department managers and management personnel. Such reports are reviewed independently on a daily basis by Ragen MacKenzie's corporate accounting group. In addition, on a daily basis, the corporate accounting group prepares a consolidated summarized position report indicating both long and short exposure, which is distributed to various levels of management throughout RMI and which enables senior management to review inventory levels and monitor results of the trading groups. The Company also reviews and monitors, at various levels of management, inventory, pricing, concentration and securities ratings.

  In addition to position and exposure reports, the Company produces a daily revenue report that summarizes the trading, interest, commissions, fees, underwriting and other revenue items for each of its business groups. The daily revenue report is distributed to various levels of senior management, and together with the position and exposure report assists senior management in monitoring and reviewing overall activity of the trading groups.

  Credit risk relating to various financing activities is reduced by the industry practice of obtaining and maintaining collateral. The Company monitors its exposure to counterparty risk on a daily basis by using credit exposure information and monitoring collateral values. Senior management approves various actions, including setting higher margin requirements for large or concentrated accounts, requiring a reduction of either the level of margin debt or investment in high-risk securities or, in some cases, requiring the transfer of the account to another broker-dealer. The Company actively manages the credit exposure relating to its trading activities by entering into master agreements that permit netting, when feasible, monitoring the creditworthiness of counterparties and their related trading limits on an ongoing basis, requesting additional collateral when deemed necessary and limiting the amount and duration of exposure to individual counterparties.

  Management of risk relating to clearing activities for the Company's correspondent firms begins with a review by certain members of senior management of each prospective correspondent firm prior to commencing the relationship. This review includes an examination of the firm's employees, trading history and finances. Each new correspondent is required to maintain a security deposit. The amount required is based upon the volume and type of business to be done. The correspondent agreement requires each correspondent to submit to RMI copies of all financial information they are required to file with the Commission and the NASD monthly or quarterly, including Financial and Operational Combined Uniform Single Reports ("FOCUS Reports"). Correspondent FOCUS Reports and other financial statements are reviewed by management. Additionally, each correspondent's settlements are reviewed daily.

  RMI's Executive Committee has served as RMI's commitment committee. The committee's objectives are to review potential clients and engagements, utilize experience with similar clients and situations and analyze RMI's potential role. The Company seeks to control the risks associated with its investment banking activities by reviewing the details of potential transactions prior to accepting an engagement.

COMPETITION

  The securities industry is intensely competitive. Ragen MacKenzie competes directly with national and regional full-service broker-dealers and a broad range of other financial service firms. Many of the Company's competitors have substantially greater capital and financial and other resources, and greater name recognition, than the Company. In addition, the Company competes for assets with a variety of broker-dealers and financial entities, including mutual funds, which have enjoyed significant growth in recent years as many retail investors have sought the diversification and other perceived benefits available from such investment vehicles.

  Competition has intensified as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than the Company. Many of these firms, because of their significantly greater financial capital and scope of operations, are able to offer their customers more product offerings, broader research capabilities, access to international markets and other products and services not offered by the Company, which may provide such firms with competitive advantages over the Company. The increasing competition and consolidation in the Company's principal businesses could strengthen the Company's competitors and adversely affect the Company's business.

  The Company also faces competition from companies offering discount and/or electronic brokerage services, a rapidly expanding segment of the securities industry. These competitors may have lower costs or provide fewer services, and may offer their customers more favorable commissions, fees or other terms than those offered by the Company. Commissions charged to customers of discount and electronic brokerage services have steadily decreased over the past several years, and the Company expects such decreases to continue. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected. There can be no assurance that the rapid development of discount and/or electronic brokerages, the decrease of commissions at such brokerages and the potential of disintermediation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

  The Company believes that the principal competitive factors in the securities industry are the quality and ability of professional personnel, and relative prices of services and products offered. The Company and many of its competitors use direct solicitation of potential customers as a means of increasing business and furnish investment research publications in an effort to attract existing and potential clients. Many of the Company's competitors also engage in advertising programs, which the Company does not use to any significant degree.

The Company believes that its ability to compete for retail customers depends largely upon the skill, reputation and experience of its retail brokers and the perceived value of its research product. The Company believes that these assets will continue to prove attractive to a segment of the investing public which prefers the advice and personal relationship available from a full-service broker-dealer, and which is comfortable dealing with an established regional firm. However, there can be no assurance that these factors will continue to enable the Company to remain competitive.

PROPERTIES

  The Company occupies an aggregate of approximately 28,191 square feet of space in Seattle, Washington, under a lease expiring on February 28, 2002. The Company also leases space for its branch offices located in Bellevue, Tacoma, Kirkland and Walla Walla, Washington, and Portland, Eugene and Bend, Oregon.

EMPLOYEES

  As of March 31, 1998, the Company had approximately 287 full-time and part-time employees, of whom 179 are holders of RMI Stock. None of the Company's employees is covered by a collective bargaining arrangement. The Company believes that relations with its employees are good.

LITIGATION AND POTENTIAL SECURITIES LAW LIABILITY

  Many aspects of the Company's business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. Broker-dealers such as RMI are subject to claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, churning, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. RMI may be liable for the unauthorized acts of its retail brokers and independent contractors if it fails to adequately supervise their conduct. As an underwriter, the Company may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in prospectuses or otherwise with respect to securities offerings. The Company may be required to contribute to a settlement, defense costs or a final judgment in certain legal proceedings or arbitrations involving past underwriting and in actions that may arise in the future. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the charter documents of Holding Company and of RMI provide for indemnification of Holding Company's and RMI's officers and directors. The adverse resolution of any legal proceedings involving the Company could have a material adverse effect on its business, financial condition, results of operations or cash flows.

  From time to time the Company has been, and may become, a party to legal proceedings related to its retail brokerage operations, its participation in underwriting syndicates or other aspects of the securities industry. In addition, the Company may from time to time contribute to certain adverse final judgments, defense costs or settlements in actions arising out of its participation in underwriting syndicates. The Company is not currently a party to any material pending legal proceedings.

                                  REGULATION

  The Company's business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state levels, as well as by SROs.

  In the United States, the Commission is the federal agency primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States, and the Board of Governors of the Federal Reserve System promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other United States institutions. RMI is registered as a broker-dealer and investment adviser with the Commission. Certain aspects of broker-dealer regulation has been delegated to securities-industry SROs, principally the NASD and national securities exchanges such as the NYSE, which has been designated by the Commission as RMI's primary regulator. These SROs adopt rules (subject to Commission approval) that govern the industry, and, along with the Commission, conduct periodic examinations of RMI's operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is registered as a broker-dealer in all states and the District of Columbia.

  Broker-dealers are subject to regulations covering all aspects of the securities industry, including sales practices, trade practices among broker-dealers, capital requirements, the use and safekeeping of customers' funds and securities, record-keeping and reporting requirements, supervisory and organizational procedures intended to ensure compliance with securities laws and to prevent unlawful trading on material nonpublic information, employee-related matters, including qualification, and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, many aspects of the relationship between broker-dealers and customers are subject to regulation, including, in some instances, "suitability" determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers' trades and disclosures to customers.

  Much of the Company's market-making business involves securities traded on Nasdaq. Nasdaq's operations have been the subject of extensive scrutiny, including allegations of collusion among Nasdaq market-makers by the media and by governmental regulators, including the Antitrust Division of the Justice Department. RMI has not been identified as the target of any specific investigation. The Justice Department recently settled its civil complaint against 24 other securities firms. The complaint alleged that the defendant firms violated antitrust laws by maintaining artificially high spreads between buy and sell prices for Nasdaq stocks and intimidating other market-makers which offered investors better prices on Nasdaq stocks. The settlement agreement prohibits such actions and establishes procedures to monitor Nasdaq traders, including random taping of conversations on Nasdaq desks, spot checks by regulators, secret taping of traders suspected of violating the rules, quarterly compliance reports and appointment of an antitrust compliance officer. The Company is not bound by the terms of the settlement, but if it were required to establish procedures similar to those outlined in the settlement, the resulting compliance costs could have a material adverse effect on its business, financial condition, results of operations or cash flows. Moreover, the settlement, together with changes to Nasdaq's operations agreed upon by the NASDR and the Commission in August 1996, which are applicable to all securities firms, could result in more narrow spreads between the buy and sell prices of Nasdaq stocks, thereby reducing the Company's trading profits.

  As an investment adviser registered with the Commission, RMI is subject to the requirements of the Investment Advisers Act of 1940, as amended, and the Commission's regulations thereunder, as well as state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based or nonrefundable fees to clients, record-keeping and reporting requirements, disclosure requirements and limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general antifraud prohibitions. Pursuant to the National Securities Markets

Improvement Act of 1996 and the Investment Advisors Supervision Coordination Act, and the provisions thereunder, investment advisors such as RMI with more than $25 million of assets under management are regulated solely by the Commission and are no longer regulated by the states.

  RMI also is subject to "Risk Assessment Rules" imposed by the Commission. These rules require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies, procedures and systems and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the broker-dealers' financial and operational condition.

  Additional legislation, changes in rules promulgated by the Commission, state regulatory authorities or SROs, or changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker-dealers. The Commission, SROs and state securities commissions may conduct administrative proceedings, which can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulating and disciplining broker-dealers is the protection of customers and the securities markets, rather than the protection of creditors and shareholders of broker-dealers.

  As a registered broker-dealer, RMI is required to establish and maintain a system to supervise the activities of its retail brokers, including its independent contractor offices, and other securities professionals. The supervisory system must be reasonably designed to achieve compliance with applicable securities laws and regulations, as well as SRO rules. The SROs have established minimum requirements for such supervisory systems; however, each broker-dealer must establish procedures that are appropriate for the nature of its business operations. Failure to establish and maintain an adequate supervisory system may result in sanctions imposed by the Commission or an SRO that could limit RMI's ability to conduct its securities business. Moreover, under federal law, and certain state securities laws, RMI may be held liable for damages resulting from the unauthorized conduct of its account executives to the extent that RMI has failed to establish and maintain an appropriate supervisory system.

  The Company has never been subject to disciplinary actions by any applicable regulating authority. RMI is a member of SIPC, which, in the event of the liquidation of a broker-dealer, provides protection for customer accounts held by RMI of up to $500,000 for each customer, subject to a limitation of $100,000 for cash balance claims. RMI pays an annual assessment to SIPC as a member. RMI also maintains insurance coverage in order to insure customer accounts up to $14.5 million in excess of SIPC coverage per customer. There is no SIPC coverage for the accounts of officers, directors or beneficial owners of 5% or more of any class of equity security of the Company. In addition, RMI has made arrangements for optional custody of customer funds and securities through The Bank of New York, which certain customers may choose for a fee, which provide safekeeping and are not subject to the $500,000 SIPC limitation for securities claims.

  As part of its regular examination cycle, the NYSE inspected RMI in 1997. Following that inspection, various issues regarding registration and bookkeeping requirements, order execution procedures and supervision relating to such requirements and procedures were referred to the Division for further consideration. In addition, the Commission and the NASDR are also aware of the issues raised by the NYSE inspection. Based on communications with the NASD, the Company believes that an NASDR enforcement proceeding may be commenced. The Division, as well as the Commission and the NASDR, are considering what further steps, if any, to take. Those steps could include a determination that no enforcement proceeding is appropriate, undertaking further inquiries, or commencing an enforcement proceeding. Although the Company believes that there are defenses in connection with these issues, there can be no assurance that the Division, or another regulator, will not commence an enforcement proceeding. If an enforcement proceeding were commenced and that proceeding were to result in a conclusion that RMI or its employees, including executives with ultimate supervisory responsibility, violated or failed to enforce securities rules or regulations, sanctions for such violations could range from a letter of caution or censure to financial costs and penalties or various limitations on firm or employee activity, including individual suspensions. There can be no assurance that such sanctions, including suspensions of the Company's employees or executives, would not have a material adverse effect on the Company's business, financial condition, results of operations, cash flows or timing of the proposed IPO.

                           NET CAPITAL REQUIREMENTS

  As a registered broker-dealer and member of the NYSE, RMI is subject to Rule 15c3-1 (the "Net Capital Rule") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which has also been adopted through incorporation by reference in NYSE Rule 325. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form.

  Net capital is essentially defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles ("GAAP")), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses, exchange seats and unsecured receivables), and further reduced by certain percentages (referred to as "haircuts") of the market value of a firm's securities to reflect the possibility of a market decline prior to disposition.

  RMI has elected to compute net capital under the alternative method of calculation permitted by the Net Capital Rule. Under this alternative method, RMI is required to maintain minimum net capital, as defined in the Net Capital Rule, equal to the greater of $250,000 and 2% of the amount of "aggregate debit items" computed in accordance with the Formula for Determination of Reserve Requirements for Brokers and Dealers (Exhibit A to Rule 15c3-3 under the Exchange Act). Generally, aggregate debit items are assets that have as their source customer transactions, and consist primarily of margin loans. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the Commission and suspension or expulsion by the NYSE and other regulatory bodies, and ultimately may require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum capital requirements, could cause material adverse consequences to the broker-dealer. For example, the Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and payments in respect of subordinated indebtedness principal if thereafter net capital would be less than 5% of aggregate debit items. Under NYSE Rule 326, a member firm is required to reduce its business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital in the following six months) is less than $312,500 or 4% of aggregate debit items. NYSE Rule 326 also prohibits the expansion of business if net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital in the following six months) is less than $375,000 or 5% of aggregate debit items for 15 consecutive days.

  The Commission's capital rules also (i) require that broker-dealers notify it and the NYSE, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons if such withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and that they provide such notice within two business days after any such withdrawal or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital, (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related-party loans if after such distribution or loan the broker-dealer has net capital of less than $300,000 or 5% of aggregate debit items and certain other circumstances, and (iii) provide that the Commission may, by order, prohibit withdrawals of capital from a broker-dealer for a period of up to 20 business days if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and the Commission believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.

  Compliance with the Net Capital Rule could limit those operations of RMI that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital, which, in turn, could limit the Company's ability to pay dividends, repay subordinated debt and redeem or purchase shares of its outstanding Common Stock.

  RMI has been in compliance at all times with all aspects of the Net Capital Rule. As of March 27, 1998, RMI was required to maintain minimum net capital, in accordance with Commission rules, of approximately $2.2 million and had total net capital (as so computed) of approximately $68.5 million, or approximately $66.3 million in excess of 2% of aggregate debit items and $63.0 million in excess of 5% of aggregate debit items.

                            SELECTED FINANCIAL DATA

  The following selected financial data are qualified in their entirety by, and should be read in conjunction with, the Financial Statements of RMI and the Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement/Prospectus. The statements of income data for each of the fiscal years in the three-year period ended September 26, 1997 and the balance sheet data as of September 27, 1996 and September 26, 1997 have been derived from the audited financial statements of RMI, which were audited by Deloitte & Touche LLP, independent auditors, as indicated in their report included elsewhere in this Proxy Statement/Prospectus. The statements of income data for fiscal 1993 and 1994 and the balance sheets data as of September 24, 1993, September 30, 1994 and September 29, 1995 are derived from audited financial statements that are not included herein. The statements of income data and the balance sheets data as of and for the six-month periods ended March 28, 1997 and March 27, 1998 are derived from unaudited financial statements included herein which, in the opinion of management of RMI, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the six-month period ended March 27, 1998 are not necessarily indicative of results that may be expected for any other interim period or for the full year. The Company utilizes a 52- or 53-week fiscal year ending on the Friday on or immediately prior to September 30. Fiscal 1994 was a 53-week year and fiscal 1993 and fiscal 1995 through 1997 were 52-week years. The six-month periods ended March 28, 1997 and March 27, 1998 each contain 26 weeks.

                                                                                 SIX-MONTH
                                          FISCAL YEAR ENDED                    PERIOD ENDED
                          ------------------------------------------------- -------------------
                          SEPT. 24, SEPT. 30, SEPT. 29, SEPT. 27, SEPT. 26, MARCH 28, MARCH 27,
                            1993      1994      1995      1996      1997      1997      1998
                          --------- --------- --------- --------- --------- --------- ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME
 DATA:
Principal transactions,
 net....................   $18,335   $20,412   $21,683   $23,526   $23,566   $11,240   $12,912
Commissions.............    17,986    18,275    19,553    28,516    30,758    14,588    17,821
Other...................     2,577     3,814     2,524     3,569     4,078     2,219     3,034
                           -------   -------   -------   -------   -------   -------   -------
 Total operating
  revenues..............    38,898    42,501    43,760    55,611    58,402    28,047    33,767
Interest income.........     7,876    11,316    18,641    24,210    30,179    13,932    18,365
                           -------   -------   -------   -------   -------   -------   -------
 Total revenues.........    46,774    53,817    62,401    79,821    88,581    41,979    52,132
Interest expense........     4,876     6,978    13,052    16,230    19,694     9,138    12,154
                           -------   -------   -------   -------   -------   -------   -------
 Net revenues...........    41,898    46,839    49,349    63,591    68,887    32,841    39,978
                           -------   -------   -------   -------   -------   -------   -------
Non-interest expenses:
Compensation and
 benefits(1)(2).........    23,053    25,419    25,925    33,924    35,176    16,878    20,728
Key person death
 benefits plan(3).......     1,150       800     2,450       --     (5,000)   (5,000)      --
Occupancy and equipment.     3,725     3,921     3,949     3,938     4,714     2,097     2,641
Communications..........     2,028     2,620     2,588     2,776     3,276     1,528     1,774
Clearing and exchange
 fees...................     1,938     1,963     2,282     2,344     2,338     1,161     1,428
Other...................     2,028     2,359     2,381     3,854     3,534     1,837     1,634
                           -------   -------   -------   -------   -------   -------   -------
 Total non-interest
  expenses..............    33,922    37,082    39,575    46,836    44,038    18,501    28,205
                           -------   -------   -------   -------   -------   -------   -------
Income before taxes on
 income.................     7,976     9,757     9,774    16,755    24,849    14,340    11,773
Taxes on income.........     3,109     3,752     3,672     6,254     9,460     5,348     4,518
                           -------   -------   -------   -------   -------   -------   -------
Net income..............   $ 4,867   $ 6,005   $ 6,102   $10,501   $15,389   $ 8,992   $ 7,255
                           =======   =======   =======   =======   =======   =======   =======
Earnings per common
 share(4):
 Basic..................   $  0.68   $  0.79   $  0.73   $  1.10   $  1.54   $  0.91   $  0.70
 Diluted................      0.63      0.72      0.68      1.04      1.44      0.85      0.66

                                                                        AS OF AND FOR THE
                                                                            SIX-MONTH
                              AS OF AND FOR THE FISCAL YEAR ENDED         PERIOD ENDED
                          -------------------------------------------- -------------------
                           SEPT.    SEPT.    SEPT.    SEPT.    SEPT.   MARCH 28, MARCH 27,
                          24, 1993 30, 1994 29, 1995 27, 1996 26, 1997   1997      1998
                          -------- -------- -------- -------- -------- --------- ---------
OPERATING DATA:
Pretax income as a
 percentage of net
 revenues...............    19.0%    20.8%    19.8%    26.3%    36.1%     43.7%     29.4%
Annual return on average
 equity(5)..............    29.1%    25.0%    18.5%    23.3%    25.1%     31.1%     19.3%
Assets in retail
 brokerage accounts (in
 millions)(6)...........    N/A      N/A     $4,629   $5,862   $8,806   $6,571    $9,190
Number of employees(6)..     216      221      232      245      271       256       287
Number of retail
 brokers(6).............      56       62       65       65       74        67        78

BALANCE SHEETS DATA (IN
 THOUSANDS):
Total assets............  $310,139 $300,868 $436,068 $483,968 $665,877 $596,936  $697,314
Subordinated debentures.     1,148      815      --       --       --       --        --
Stockholders' equity....    20,020   28,096   37,776   52,523   70,248   63,008    79,882

--------

(1) Compensation and benefits includes a nondeductible expense recorded for the appreciation in book value between the option grant date and the option exercise date for stock options granted under the Assumed Plans of $1,213,000, $1,471,000, $955,000, $3,125,000, $2,223,000, $1,323,000 and
    $1,150,000 during fiscal 1993 through 1997 and the six-month periods ended March 28, 1997 and March 27, 1998, respectively. If the IPO is consummated, the existing option plans will become fixed-award, fair-value-based plans and Holding Company will make future stock option grants pursuant to a newly formed fixed-award stock option plan. Accordingly, future changes in the market value of the Common Stock will generally not result in ongoing charges to compensation expense.

(2) Compensation and benefits includes an expense recorded for the appreciation in book value between the grant date and the exercise date for the Repurchase SARs granted under RMI's book-value-based Share Repurchase Plan of $66,000 and $135,000 during fiscal 1997 and the six-month period ended March 27, 1998, respectively. No expenses were incurred during any other periods since no Repurchase SARs under the Share Repurchase Plan were outstanding during such periods. If the IPO is consummated, the Share Repurchase Plan will be terminated.

(3) Reflects amounts recorded for benefits under the Death Benefits Plan. The Death Benefits Plan provided for certain payments to the estates of certain key employee-shareholders upon their deaths. The Death Benefits Plan was unfunded, but RMI had accrued amounts totaling $5,000,000 through the end of fiscal 1996 that were deemed necessary to pay plan benefits. In February 1997, the RMI Board approved the termination of the Death Benefits Plan and RMI recorded a pretax nonrecurring benefit of $5,000,000, which reflects the reversal of the amount previously accrued for plan benefits. RMI had no outstanding obligations or any future obligations under the Death Benefits Plan at termination date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Death Benefits Plan."

(4) Basic EPS is calculated by dividing net income by the weighted average number of shares outstanding. Diluted EPS also includes the dilutive effect of the issuance of stock options. For the purpose of calculating the dilutive effect of stock options in Diluted EPS, the Company utilizes the per-share book value at the end of each corresponding period as the Share Repurchase Plan permits selling shareholders to offer their shares to the Company for redemption at book value as calculated in accordance with the terms of the Share Repurchase Plan.

(5) Amounts reflected for the six-month periods represent annualized amounts.

(6) Shown as of end of period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis should be read in conjunction with "Selected Financial Data" and RMI's financial statements and the related notes thereto included elsewhere in this Proxy Statement/Prospectus. In addition to historical information, the following contains certain forward-looking statements that involve known and unknown risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors," "Business" and elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

  Ragen MacKenzie is the leading regional brokerage firm headquartered in the Pacific Northwest. The Company's primary business is retail securities brokerage, which it conducts through its Seattle headquarters and 10 additional offices in Washington, Oregon and Alaska, which include four offices operated by independent contractors. This business is directly supported by the Company's proprietary research efforts, which are based on a value- oriented, contrarian approach to investing. The Company's research department covers approximately 100 publicly traded companies headquartered in the Pacific Northwest and maintains the Recommended List, which includes selected regional and national stocks. Other aspects of the Company's business include proprietary trading of certain fixed income securities, institutional brokerage services, correspondent brokerage services and investment banking services.

  The Company has experienced significant revenue growth over the past five years while increasing profitability. Total revenues have increased at a compound annual growth rate of 17.3% from fiscal 1993 through fiscal 1997, from $46.8 million to $88.6 million. The Company's significant revenue growth is due in part to growth in customer assets, number of customer accounts, increases in the number and productivity of retail brokers and the substantial increase in stock values over the past several years. The Company's customer account balances doubled from $4.6 billion in September 1995 to $9.2 billion in March 1998. The Company's net income increased from $4.9 million to $15.4 million from fiscal 1993 through fiscal 1997, and its pretax profit margin increased from 19.0% to 36.1% from fiscal 1993 to fiscal 1997. Results of operations during these periods reflected accruals and reversal of amounts provided under the Death Benefits Plan, which was terminated in 1997. Amounts provided for benefits accrued under the plan in 1993 resulted in a decrease in margins from 21.8% to 19.0% for that year. The reversal of the amounts previously accrued under the plan upon its termination resulted in an increase in margins in 1997 from 28.8% to 36.1%. See "--Death Benefits Plan."

  The Company's profitability is affected by many factors, including retail brokerage activities, which generate revenues from customer trading activity and interest on customer assets held by the Company pending investment, changes in the number and productivity of the retail brokers, the level of securities trading volume, the volatility of securities prices and interest rates, economic conditions nationally and in the Pacific Northwest, income tax legislation and the general level of market prices for securities. While the Company's compensation expense is variable, many of its activities have fixed operating costs that do not decrease with reduced levels of activity.

  The increase in the Company's profitability over the last five years has been principally due to the growth in the number of retail brokers from 51 to 78 from the beginning of fiscal 1993 to March 27, 1998, an increase in broker productivity from $390,000 in fiscal 1993 to $560,000 for the 12-month period ended March 27, 1998, increases in customer account balances, increases in the Company's proprietary trading activities and a focus on containing expenses. The Company's profitability is also affected by changes in the volume of its correspondent business. As a substantial portion of the expenses associated with the Company's correspondent brokerage services are fixed, changes in revenues associated with these services may have a disproportionate impact on net income.

  During the six-month period ended March 27, 1998, RMI experienced increased levels of revenues compared to the corresponding period in fiscal 1997. In particular, revenues in RMI's retail brokerage business grew 20.5%, primarily due to significant growth in trading volume, an increase in average gross revenues per broker, and growth in the number of retail brokers over the comparative period. While the increase in trading volume generally resulted from market fluctuations during the quarter ended December 31, 1997, the addition of new brokers during the second half of fiscal 1997 contributed to the overall growth in retail revenue during the six-month period ended March 27, 1998. Additionally, the annualized percentage increase in revenues and net income of RMI's U.S. government and agency zero coupon bond trading operation in the first six months of fiscal 1998 was higher than in prior periods, resulting in part from continued improvements to trading systems, including adding new features to an existing automatic order system, and to the opportunistic reconstitution of certain U.S. government and agency zero coupon bonds.

  Brooks G. Ragen has entered into an agreement for a term ending three years after the proposed IPO pursuant to which he intends to establish and be employed by a newly formed company that will serve as a correspondent of RMI. See "Risk Factors--Risks Relating to Departure of Brooks G. Ragen" and "Certain Relationships and Related Transactions." Mr. Ragen and his client service team's production accounted for approximately $2.8 million (3.2%) and $1.5 million (2.9%) of RMI's total revenues in the fiscal year ended September 26, 1997 and the six-month period ended March 27, 1998, respectively, and it is estimated that Mr. Ragen's team accounted for a similar percentage of net income during those periods. The Company believes that, during the term of the agreement, the effect on net income of Mr. Ragen's customers moving their business from RMI to the new company will be negligible, as the Company believes the resulting net reduction in revenues will be offset by the resulting reduction in expenses. For a discussion of other risks associated with Mr. Ragen's departure and other changes in management, see "Risk Factors--Recent Changes in Management."

  Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during the latter part of 1995, which continued throughout 1996 and 1997. The Company's financial results have been and may continue to be subject to fluctuations due to the factors described above, or other factors. Consequently, the results of operations for a particular period may not be indicative of results to be expected for other periods.

DEATH BENEFITS PLAN

  In 1992, RMI adopted the Death Benefits Plan, which provided for the payment of supplemental benefits to the heirs of certain employee-shareholders in the event of their deaths. Benefits to be paid under the provisions of the Death Benefits Plan were determined as a function of the employee-shareholder's ownership of RMI Stock and were to be provided to the heirs as a supplement to payments made by RMI in conjunction with the redemption of the book-value-based RMI Stock. Provisions in the aggregate amount of $5,000,000 were made in fiscal 1992 through 1996 to record the obligation under the Death Benefits Plan.

  In February 1997, RMI adopted the Share Repurchase Plan pursuant to which certain employees may elect to receive a right to a Repurchase SAR upon the redemption of the shareholder's RMI Stock. The amount to be paid to the Repurchase SAR holder is generally determined as the appreciation in the RMI Stock over the two-year period subsequent to the Repurchase SAR grant date. As the Share Repurchase Plan served to provide additional liquidity in RMI Stock, RMI elected to terminate the Death Benefits Plan. Accordingly, the previously established accruals under the Death Benefits Plan were reversed, resulting in a reduction of non-interest expenses of $5,000,000 in the second quarter of fiscal 1997. The Share Repurchase Plan will terminate if the IPO is consummated.

  As the operation of the Death Benefits Plan has resulted in significant charges and credits to results of operations that will not continue in the future, the following information is provided to present information regarding the financial results of RMI, excluding the effects of the Death Benefits Plan, to assist in the future analysis of results and trends. Management believes that this is useful information; however, this presentation is not in conformity with GAAP and should not be considered as an alternative to the GAAP presentation. In addition, if the IPO is consummated, certain other costs of operating as a public company will be incurred in the future that are not reflected in this presentation.

                                                                                 SIX-MONTH
                                          FISCAL YEAR ENDED                    PERIOD ENDED
                          ------------------------------------------------- -------------------
                          SEPT. 24, SEPT. 30, SEPT. 29, SEPT. 27, SEPT. 26, MARCH 28, MARCH 27,
                            1993      1994      1995      1996      1997      1997      1998
                          --------- --------- --------- --------- --------- --------- ---------
                                                     (IN THOUSANDS)
Historical income before
 taxes on income........   $7,976    $ 9,757   $ 9,774   $16,755   $24,849   $14,340   $11,773
Adjusted for accrual
 (reversal) of Death
 Benefits Plan..........    1,150        800     2,450       --     (5,000)   (5,000)      --
                           ------    -------   -------   -------   -------   -------   -------
Historical income before
 taxes, as revised......    9,126     10,557    12,224    16,755    19,849     9,340    11,773
Taxes on income,
 adjusted to eliminate
 effect of Death
 Benefits Plan..........    3,500      4,024     4,529     6,254     7,710     3,598     4,518
                           ------    -------   -------   -------   -------   -------   -------
Adjusted net income.....   $5,626    $ 6,533   $ 7,695   $10,501   $12,139   $ 5,742   $ 7,255
                           ======    =======   =======   =======   =======   =======   =======
Historical net income as
 reported...............   $4,867    $ 6,005   $ 6,102   $10,501   $15,389   $ 8,992   $ 7,255
                           ======    =======   =======   =======   =======   =======   =======

COMPONENTS OF REVENUES AND EXPENSES

  Operating Revenues. The Company's revenues are derived primarily from principal transactions, commissions and interest income. Principal transactions revenues include net revenues from the trading of securities by RMI as a principal, including sales credits and trading profits or losses, and are primarily derived from RMI's activities as a market-maker on Nasdaq and facilitating sales to customers and other dealers. Additionally, RMI derives principal transactions revenues from trading debt securities, primarily as part of its wholesale trading activity and for the benefit of its retail customers. Principal transactions revenues are affected primarily by fluctuations in transaction volume as well as by changes in the market value of securities for which RMI acts as principal. Commissions revenues include revenues resulting from executing transactions in securities as an agent and selling concessions on underwriting transactions. Other revenues include primarily fees from investment advisory services and investment banking revenues (other than selling concessions).

  Interest. Interest income is derived principally from investing customer credit balances, administrative fees earned on customer money-market accounts, lending to customers on margin and trading inventories. Interest expense reflects interest paid on customer credit balances and interest paid on bank loans and security repurchase agreements used to finance U.S. government, agency and mortgage-backed securities inventory.

  Non-Interest Expenses. Compensation and benefits expenses include sales commissions, trading and incentive compensation, which are primarily variable and are based on revenue production, and salaries, payroll taxes, employee benefits and temporary employee costs, which are relatively fixed in nature, and stock option expense. Occupancy and equipment expenses include rent and utility charges paid for the Company's facilities, expenditures for facilities repairs and upgrades, and depreciation of computer, telecommunications and office equipment. Communications expenses include charges from third-party providers of telecommunications services, printing and mailing costs for customer communications and news and market data services. Clearing and exchange fees include the cost of securities clearance, floor brokerage and exchange fees. Other expenses include state and local taxes, professional fees and miscellaneous expenses.

EFFECTS OF INFLATION

  Historically, inflation has not had a material effect on the Company's financial condition, results of operations or cash flows. The rate of inflation, however, affects the Company's expenses, such as employee compensation, rent and communications. Increases in these expenses may not be readily recoverable in the price the Company charges for its services. Inflation can have significant effects on interest rates, which in turn can affect prices and activities in the securities markets. These fluctuations may have an adverse effect on the Company's operations.

EARNINGS CHARGES IF IPO CONSUMMATED

  In connection with certain events relating to the IPO, if the IPO is consummated the Company will record nonrecurring charges to earnings, resulting in an estimated net charge to earnings of $4,851,000 in the quarter in which the IPO is completed, assuming an initial public offering price of $15.00 per share. Given the magnitude of the net charge, the Company may report a loss for the quarter in which such charge is incurred.

  If the IPO is consummated, the Company's existing variable-award, book-value-based stock option plans will become fixed-award, fair-value-based plans. Accordingly, the Company will be required to record compensation expense of approximately $3,574,000 based on the difference between the book value of the Company's stock immediately preceding the IPO and the estimated fair market value of the stock if the IPO is consummated (assuming an initial public offering price of $15.00 per share) for all variable-award, book-value-based stock options estimated to be outstanding on the date of consummation of the IPO (estimated to be 450,000 stock options). Future stock options will be granted as fixed-award stock options under the 1998 Plan. If the IPO is consummated, the Company will also record compensation expense (net of tax) in the amount of $1,277,000 (assuming an initial public offering price of $15.00 per share), which reflects the increase in the value of the RMI Stock underlying the Share Repurchase Plan. The Share Repurchase Plan will terminate if the IPO is consummated, at which time the Company's liabilities under the Share Repurchase Plan will be determinable and final. See footnote 8 to the table set forth in "Summary--Summary Financial Information" and Note 14 of RMI's Notes to Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain financial data stated as a percentage of net revenues:

                                                                  SIX-MONTH
                                     FISCAL YEAR ENDED          PERIOD ENDED
                               ----------------------------- -------------------
                               SEPT. 29, SEPT. 27, SEPT. 26, MARCH 28, MARCH 27,
                                 1995      1996      1997      1997      1998
                               --------- --------- --------- --------- ---------
STATEMENTS OF INCOME DATA:
Principal transactions, net..     43.9%     37.0%     34.2%     34.2%     32.3%
Commissions..................     39.6      44.8      44.7      44.4      44.6
Other........................      5.1       5.6       5.9       6.8       7.6
                                 -----     -----     -----     -----     -----
  Total operating revenues...     88.6      87.4      84.8      85.4      84.5
Interest income..............     37.8      38.1      43.8      42.4      45.9
                                 -----     -----     -----     -----     -----
  Total revenues.............    126.4     125.5     128.6     127.8     130.4
Interest expense.............     26.4      25.5      28.6      27.8      30.4
                                 -----     -----     -----     -----     -----
  Net revenues...............    100.0     100.0     100.0     100.0     100.0
                                 -----     -----     -----     -----     -----
Non-interest expenses:
Compensation and benefits(1).     52.5      53.3      51.1      51.4      51.9
Key person death benefits
 plan(2).....................      5.0       --       (7.3)    (15.2)      --
Occupancy and equipment......      8.0       6.2       6.8       6.4       6.6
Communications...............      5.3       4.4       4.8       4.6       4.4
Clearing and exchange fees...      4.6       3.7       3.4       3.5       3.6
Other........................      4.8       6.1       5.1       5.6       4.1
                                 -----     -----     -----     -----     -----
  Total non-interest ex-
   penses....................     80.2      73.7      63.9      56.3      70.6
                                 -----     -----     -----     -----     -----
Income before taxes on in-
 come........................     19.8      26.3      36.1      43.7      29.4
Taxes on income..............      7.4       9.8      13.7      16.3      11.3
                                 -----     -----     -----     -----     -----
Net income...................     12.4%     16.5%     22.4%     27.4%     18.1%
                                 =====     =====     =====     =====     =====

--------
(1) See footnotes 1 and 2 to the table set forth in "Selected Financial Data."
(2) See footnote 3 to the table set forth in "Selected Financial Data."

 COMPARISON OF SIX MONTHS ENDED MARCH 27, 1998 AND MARCH 28, 1997

  Net revenues increased by $7,137,000, or 21.7%, to $39,978,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997. Revenues increased in predominately all of the Company's major areas of activity during the first six months of fiscal 1998 as compared to the same period in fiscal 1997.

  Revenues from principal transactions increased by $1,672,000, or 14.9%, to $12,912,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997. Revenues from principal transactions in equity securities increased by $160,000, or 2.9%, to $5,657,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997. Increased revenue was due to increased equity trading volumes, which was partially offset by narrowing margins due to increased competition and greater regulatory supervision of these markets. Revenues from principal transactions in debt securities increased by $1,512,000, or 26.3%, to $7,255,000, due primarily to increased trading volume in U.S. government and agency zero coupon bonds, resulting in part from continued improvements to trading systems, including adding new features to an existing automatic order system, and to the opportunistic reconstitution of certain U.S. government and agency zero coupon bonds. Similar opportunities for growth in the trading of U.S. government and agency zero coupon bonds may not recur in future periods.

  Commissions revenues increased by $3,233,000, or 22.2%, to $17,821,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997. The increase was primarily due to significant growth in trading volume, an increase in average gross revenues per broker, and growth in the number of retail brokers. While the increase in trading volume generally resulted from increased volatility in securities prices during the quarter ended December 31, 1997, successful recruiting efforts during the second half of fiscal 1997 also contributed to the overall growth in revenues during the six-month period ended March 27, 1998.

  Other income increased by $815,000, or 36.7%, to $3,034,000 for the first six months of fiscal 1998 compared to the same period in fiscal 1997, primarily due to increases in fees from investment advisory services and higher revenues relating to underwriting.

  Net interest income increased by $1,417,000, or 29.6%, to $6,211,000 for the first six months of fiscal 1998 as compared to the same period of fiscal 1997. Interest income increased by $4,433,000, or 31.8%, to $18,365,000 primarily due to increased customer credit, money-market and margin balances. Interest expense increased by $3,016,000, or 33.0%, to $12,154,000, primarily due to a significant increase in customer credit balances.

  Non-interest expenses increased by $9,704,000, or 52.5%, to $28,205,000 for the first six months of fiscal 1998 as compared to the same period of fiscal 1997. This increase consists primarily of a nonrecurring $5,000,000 benefit related to the reversal of the amounts previously accrued under the Death Benefits Plan in the six-month period ended March 28, 1997, and increases in compensation and benefits expenses during the six-month period ended March 27, 1998.

  Compensation and benefits expenses increased by $3,850,000, or 22.8%, to $20,728,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997. Commission and other sales compensation expenses increased by $1,931,000, or 25.1%, to $9,616,000 for the fiscal 1998 period, primarily as a result of the increase in principal transactions and commission revenues and, to a lesser extent, an increase in guaranteed broker salary payments for recently hired brokers. The remaining increase in employee compensation and benefits was due to increased staffing to support the Company's expanding retail brokerage business and higher incentive bonus compensation paid to trading-related personnel generally resulting from increased trading profits.

  The Death Benefits Plan was terminated during the six-month period ended March 28, 1997, which resulted in the Company's recording a benefit of $5,000,000 during the 1997 fiscal period. No expense or benefit was recorded during the first six months of fiscal 1998, as this plan had been terminated. See footnote 3 to the table set forth in "Selected Financial Data," Note 10 of RMI's Notes to Financial Statements and "--Death Benefits Plan."

  Occupancy and equipment expenses increased $544,000, or 25.9%, to $2,641,000, due to the Company's investment in technology and expansion of the retail sales force. Communications expenses increased by $246,000, or 16.1%, to $1,774,000, primarily reflecting higher printing and mailing costs due to higher trading volume and growth in the number of customer accounts. Clearing and exchange fees increased by $267,000, or 23.0%, to $1,428,000, due to higher trading volume in retail and correspondent brokerage services. Other expenses decreased by $203,000, or 11.1%, to $1,634,000 due to refunds obtained from the State of Washington and the City of Seattle for overpayment of taxes in prior years, which were partially offset by higher professional fees.

  The Company's effective income tax rate was 38.4% in the first six months of fiscal 1998 and 37.3% in the first six months of fiscal 1997. The Company's effective income tax rate was higher than the federal statutory rate primarily due to nondeductible stock option plan expenses. Assuming the conversion of the variable-award, book-value-based stock option plans to fixed-award, fair-value-based stock option plans if the IPO is consummated, the Company's effective income tax rate is expected to be lower in future periods. See "-- Earnings Charges if IPO Consummated."

 COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 26, 1997 AND SEPTEMBER 27, 1996

  Net revenues increased by $5,296,000, or 8.3%, to $68,887,000 for fiscal 1997 as compared to fiscal 1996. The increase in net revenues was primarily due to increased revenues in the Company's retail brokerage business, including a significant increase in net interest income earned on retail customer balances and increases in retail brokerage commissions.

  Revenues from principal transactions did not change significantly from fiscal 1996 to fiscal 1997. Revenues of the Company from principal transactions in equity securities decreased by $318,000, or 2.7%, to $11,312,000. The decrease reflects narrowing margins due to increased competition and greater regulatory supervision of these markets, which was partially offset by increased equity trading volumes. Revenues from trading debt securities increased by $358,000, or 3.0%, to $12,254,000 primarily due to increased trading volumes in municipal bonds and corporate bonds, which was partially offset by a decrease in revenues from trading mortgage-backed securities as a result of the Company's reduction of its activities in the CMO market.

  Commissions revenues increased by $2,242,000, or 7.9%, to $30,758,000 for fiscal 1997 as compared to fiscal 1996. The increase in commissions revenues reflects higher volume resulting from strong equity markets, an increase in the average retail gross revenue per broker, and the continued expansion of the Company's retail sales force, which was partially offset by a decrease in selling concessions on underwriting transactions.

  Other income increased by $509,000, or 14.3%, to $4,078,000 for fiscal 1997 as compared to fiscal 1996, primarily due to an increase in fees from investment advisory services.

  Net interest income increased by $2,505,000, or 31.4%, to $10,485,000 for fiscal 1997 as compared to fiscal 1996. Interest income increased by $5,969,000, or 24.7%, to $30,179,000 due to significant growth in customer credit, margin and money-market balances. Interest expense increased by $3,464,000, or 21.3%, to $19,694,000 for fiscal 1997 as compared to fiscal
1996, primarily due to increased customer credit balances.

  Non-interest expenses decreased by $2,798,000, or 6.0%, to $44,038,000 for fiscal 1997 as compared to fiscal 1996, primarily as a result of the reversal of amounts previously accrued for the Death Benefits Plan, which was partially offset by increases in compensation and benefits.

  Compensation and benefits expenses increased by $1,252,000, or 3.7%, to $35,176,000 for fiscal 1997 as compared to fiscal 1996. Commission and other sales compensation expenses increased by $1,023,000, or 6.6%, to $16,506,000 for fiscal 1997 as a result of the increase in commission and principal transaction revenues. The remaining increase in employee compensation was primarily due to increased staffing to support the Company's expanding retail brokerage business, partially offset by a decrease in stock option expense. See footnote 1 to the table set forth in "Selected Financial Data" for a discussion of the stock option expense.

  Death Benefits Plan expense in 1997 reflects the Company's decision to terminate the plan and reverse all amounts previously accrued but unpaid under the plan. As a result of this decision, the Company recorded a benefit of $5,000,000 upon the termination of the Death Benefits Plan. There were no expenses accrued for benefits under the plan in fiscal 1996, as a liability for the maximum amount of benefits that could be paid under the plan had been accrued in prior years. See footnote 3 to the table set forth in "Selected Financial Data," Note 10 of RMI's Notes to Financial Statements and "--Death Benefits Plan."

  Occupancy and equipment expenses increased $776,000, or 19.7%, to $4,714,000, due to the Company's investment in technology and expansion of the retail sales force. Communications expenses increased by $500,000, or 18.0%, to $3,276,000, reflecting higher telecommunications, printing and mailing costs due to increased trading volume and growth in the number of customer accounts. Other expenses decreased by $320,000, or 8.3%, to $3,534,000, primarily due to lower professional fees.

  The Company's effective income tax rate was 38.1% in fiscal 1997 and 37.3% in fiscal 1996. The Company's effective income tax rate was higher than the federal statutory rate primarily due to nondeductible stock option plan expense. Assuming the conversion of the variable-award, book-value-based stock option plans to fixed-award, fair-value-based stock option plans if the IPO is consummated, the Company's effective income tax rate is expected to be lower in future periods. See "--Earnings Charges if IPO Consummated."

 COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

  Net revenues increased by $14,242,000, or 28.9%, to $63,591,000 for fiscal 1996 as compared to fiscal 1995. The increase in net revenues was due primarily to increases in retail brokerage commissions and principal transactions and a significant increase in net interest income from retail customer balances.

  Revenues from principal transactions increased by $1,843,000, or 8.5%, to $23,526,000 for fiscal 1996 as compared to fiscal 1995. Revenues from principal transactions in equity securities increased by $1,160,000, or 11.1%, to $11,630,000. The increase was primarily due to higher volumes resulting from improved retail equity market conditions. Revenues from trading debt securities increased by $683,000, or 6.1%, to $11,896,000 due to an increase in revenues from trading in U.S. government and agency zero coupon bonds, which was offset in large part by a decrease in revenues from trading in municipal bonds, primarily due to reduced volume in municipal bond trading.

  Commissions revenues increased by $8,963,000, or 45.8%, to $28,516,000 for fiscal 1996 as compared to fiscal 1995. The increase in commissions revenues was primarily due to increased average retail and institutional production and higher volumes resulting from strong retail equity market conditions, combined with an increase in selling concessions on underwriting transactions in fiscal 1996 compared with fiscal 1995.

  Other income increased by $1,045,000, or 41.4%, to $3,569,000 for fiscal 1996 as compared to fiscal 1995, primarily due to an increase in investment banking revenues, including revenues relating to underwriting participations and fees from investment advisory services.

   Net interest income increased by $2,391,000, or 42,8%, to $7,980,000 for fiscal 1996 as compared to fiscal 1995. Interest income increased by $5,569,000, or 29.9%, to $24,210,000 primarily due to significant growth in customer credit and margin balances, which was offset by a decrease in interest earned from trading mortgage-backed securities due to reduced inventory levels and lower interest rates earned on customer balances. Interest expense increased by $3,178,000, or 24.3%, to $16,230,000 for fiscal 1996 as compared to fiscal 1995, due to increased customer credit balances, which were partially offset by lower interest rates paid on such balances.

  Non-interest expenses increased by $7,261,000, or 18.3%, to $46,836,000 for fiscal 1996 as compared to fiscal 1995, primarily due to increases in compensation and benefits, which were partially offset by a decrease in Death Benefits Plan expense.

  Compensation and benefits expenses increased by $7,999,000, or 30.9%, to $33,924,000 for fiscal 1996 as compared to fiscal 1995. Commission and other sales compensation expenses increased by $3,577,000, or 30.0%, to $15,483,000, as a result of the increase in commission and principal transaction revenues. The remaining increase in compensation expense primarily reflects an increase in stock option expense and higher incentive bonus compensation paid to trading and non-production-related personnel generally resulting from increased operating revenue and improved profitability of the Company. See footnote 1 to the table set forth in "Selected Financial Data" for a discussion of the stock option expense.

  Death Benefits Plan expense decreased to zero in fiscal 1996 as compared with a $2,450,000 expense recorded in fiscal 1995. No expense accrued in fiscal 1996 as a liability for the maximum amount of benefits that could be paid under the plan had been accrued in prior years. See footnote 3 to the table set forth in "Selected Financial Data" and Note 10 of RMI's Notes to Financial Statements.

  Occupancy and equipment expenses were generally unchanged, while communications expense and clearing and exchange fees increased moderately in fiscal 1996 due to increased trading volume and growth in the number of customer accounts. Other expenses increased by $1,473,000, or 61.9%, to $3,854,000, due to higher state and local taxes in 1996 combined with refunds received in 1995 for overpayments in prior years and increased professional fees.

  The Company's effective income tax rate was 37.3% in fiscal 1996 and 37.6% in fiscal 1995. The Company's effective income tax rate was higher than the federal statutory rate primarily due to nondeductible stock option plan expense. Assuming the conversion of the variable-award, book-value-based stock option plans to fixed-award, fair-value-based stock option plans if the IPO is consummated, the Company's effective income tax rate is expected to be lower in future periods. See "--Earnings Charges if IPO Consummated."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically satisfied a large portion of its funding needs with its own capital resources, consisting largely of internally generated retained earnings and funds received upon exercise of employee stock options. A majority of the Company's assets are highly liquid and short term in nature. The Company's cash, cash equivalents and liquid assets, consisting of receivables from customers, brokers and dealers, securities purchased under agreements to resell, securities owned, securities borrowed and deposits with clearing organizations, represented 98.7%, 99.5% and 99.4% of the Company's assets as of September 27, 1996, September 26, 1997 and March 27, 1998, respectively. Substantially all of the Company's receivables are secured by customer securities or security transactions in the process of settlement.

  The majority of the Company's assets are financed through daily operations by securities sold under repurchase agreements, securities sold but not yet purchased, bank loans, securities loaned and payables to customers, brokers and dealers. Short-term funding is generally obtained at rates relating to daily federal funds rates. Other borrowing costs are negotiated depending on prevailing market conditions. The Company monitors overall liquidity by tracking the extent to which unencumbered marketable assets exceed short-term unsecured borrowings. The Company maintains borrowing arrangements with two financial institutions, which funds are used primarily to finance U.S. government and agency zero coupon bond inventories. As of March 27, 1998, the Company had a secured bank line of credit with a borrowing limit of $85,000,000 with $56,900,000 outstanding, and a security repurchase arrangement with $35,125,000 outstanding. The ratio of assets to equity as of March 27, 1998 was approximately 8.7:1. If the IPO is consummated, at an assumed offering price of $15.00 per share, this ratio will decline to approximately 7:1.

  Certain minimum amounts of capital must be maintained by the Company to satisfy the regulatory requirements of the Commission and the NYSE. RMI's regulatory net capital has historically exceeded these minimum requirements. See "Net Capital Requirements."

  The Company believes that its current level of equity capital, combined with funds anticipated to be generated from operations and the anticipated net proceeds from the Common Stock sold by it in the IPO, if it is consummated, will be adequate to fund its operations for at least 18 to 24 months.

YEAR 2000 COMPLIANCE

  The Company has undertaken a project to identify and take appropriate actions with respect to systems that are non-Year 2000 compliant and intends for such actions to be substantially implemented by December 1998. This project includes steps whereby the Company will identify systems provided by third-party vendors on which the Company relies. Where Year 2000 issues exist relating to these systems, the Company will require that the vendors take necessary action to become Year 2000 compliant. The Company plans to monitor the actions taken by the vendors and test for compliance where appropriate.
The Company expects that its total costs of Year 2000 compliance for its systems will not be material. There can be no assurance, however, that any Year 2000 issue relating to the Company's systems or those of third-party vendors to the Company will be resolved by the upcoming turn of the century or that the costs incurred by the Company in addressing the issue will not exceed its current expectation. The failure of the Company to implement its Year 2000 corrections in a timely fashion or in accordance with its current costs estimates, or the failure of other companies to correct Year 2000 issues or their non-Year 2000 compliant systems on which the Company's systems rely in a timely fashion, could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. The Company has not sought or obtained insurance coverage for possible losses or damages as a result of Year 2000 issues or non-Year 2000 compliant systems. See "Risk Factors--Year 2000 Compliance."

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130 AND NO. 131

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for periods beginning after December 15, 1997. SFAS No. 131 requires an enterprise to report certain additional financial and descriptive information about its reportable operating segments.

  The Company will adopt these pronouncements during fiscal 1999. Management has not yet determined what reportable operating segments will be provided upon adoption of SFAS No. 131. As both pronouncements are disclosure and presentation related, implementation of SFAS No. 130 and No. 131 will not impact the Company's financial position, results of operations or cash flows.

                         MANAGEMENT OF HOLDING COMPANY

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

  The directors, director nominees and executive officers of Holding Company and their ages and positions as of April 16, 1998, are as follows:

             NAME           AGE                           POSITION
             ----           ---                           --------
   Lesa A. Sroufe..........  40 Chief Executive Officer and Chairman of the Board
   Robert J. Mortell, Jr...  52 President, Chief Operating Officer, Treasurer and Director
   Mark A. McClure.........  46 Executive Vice President and Director
   V. Lawrence Bensussen...  39 Senior Vice President, Chief Financial Officer and Secretary
   John L. MacKenzie.......  61 Director
   Kirby L. Cramer (1).....  61 Director Nominee
   Arthur W. Harrigan, Jr.
    (1)....................  54 Director Nominee
   Peter B. Madoff (1).....  52 Director Nominee
   Gregory B. Maffei (1)...  38 Director Nominee

--------
(1) Nominees for election as directors of Holding Company will be elected by RMI immediately prior to the Reorganization.

  Lesa A. Sroufe became Chief Executive Officer and Chairman of the Holding Company Board in April 1998. She has served as a director of RMI since joining RMI in November 1988, and as a member of the Executive Committee of the RMI Board since November 1993. Since February 1998, Ms. Sroufe has served as RMI's Chief Executive Officer. Prior to such time, she served as RMI's Director of Research. Ms. Sroufe also served as a Senior Vice President of RMI from November 1988 until November 1996 and as Executive Vice President from November 1996 until February 1998. From 1980 to 1988, she was a research analyst with the Foster & Marshall division of Shearson Lehman Hutton ("Foster & Marshall"), a stock brokerage firm, and became Director of Research for Foster & Marshall in 1986. Ms. Sroufe holds a bachelor's degree in business from the University of Washington and is a Chartered Financial Analyst.

  Robert J. Mortell, Jr. became President, Chief Operating Officer, Treasurer and a Director of Holding Company in April 1998. He has served as a director and a member of the Executive Committee of the RMI Board since RMI's incorporation in 1987, and as President and Chief Operating Officer of RMI since April 1996. Mr. Mortell served as RMI's Co-Chief Operating Officer from 1990 to April 1996 and as Chief Financial Officer from 1987 to July 1996. From 1972 to 1982, Mr. Mortell was employed by Foster & Marshall in various capacities within the operations area and, in 1981, became its Treasurer. Mr. Mortell holds a bachelor's degree in finance from Seattle University.

  Mark A. McClure became Executive Vice President and a director of Holding Company in April 1998. He has served as Executive Vice President and a director of RMI, and as a member of the Executive Committee of the RMI Board, since November 1996. Mr. McClure has been a retail account executive since joining RMI in June 1994, and has served as the Director of Regional Branch Offices since June 1996. Mr. McClure served as Senior Vice President of RMI from June 1994 to November 1996. Mr. McClure was a Vice President and retail account executive with Kidder, Peabody and Co., a stock brokerage firm, from 1976 to 1994, and served as an Assistant Manager from January 1987 to June 1994. Mr. McClure holds a bachelor's degree in business from Washington State University.

  V. Lawrence Bensussen became Senior Vice President, Chief Financial Officer and Secretary of Holding Company in April 1998. He served as Chief Financial Officer of RMI since July 1996 and as a director of RMI since November 1996. Mr. Bensussen joined RMI as assistant controller in 1986, becoming Vice President and Controller in 1987 and Senior Vice President in 1990. From 1984 to 1986, he was an accountant at Laventhol & Horwarth CPAs. Mr. Bensussen holds a bachelor's degree in accounting from the University of Washington and is a Certified Public Accountant.

  John L. MacKenzie became a director of Holding Company in April 1998. He has served as a director of RMI since joining RMI in November 1988, and as President of RMI from November 1988 until November 1990. He has served as a member of the Executive Committee of the RMI Board since November 1989. Mr. MacKenzie began his career as a research analyst in 1960 with Murphy Favre, a stock brokerage and money management firm. From 1972 to 1986, he was Director of Research for Foster & Marshall. He holds a bachelor's degree in accounting from the University of Iowa.

  Kirby L. Cramer is a nominee for election by RMI as a director of Holding Company. Mr. Cramer is Chairman Emeritus of Hazleton Laboratories Corporation and a Trustee Emeritus and former President of the University of Virginia's Colgate Darden Graduate School of Business Administration. Mr. Cramer is also past Chairman of the Advisory Board of the School of Business Administration of the University of Washington. He also serves on the board of directors of Immunex Corporation, ATL Ultrasound, Inc., Unilab, Inc., The Commerce Bank of Washington, Landec Corporation, Northwestern Trust Company, SonoSight, Inc. and certain privately held companies.

  Arthur W. Harrigan, Jr. is a nominee for election by RMI as a director of Holding Company. Mr. Harrigan was a partner of the law firm Lane Powell Moss & Miller from 1975 until 1985 and, since January 1986, has been a partner of the law firm Danielson Harrigan & Tollefson LLP. Mr. Harrigan holds a bachelor's degree from Harvard College and a law degree from Columbia Law School, and is a Fellow of the American College of Trial Lawyers.

  Peter B. Madoff is a nominee for election by RMI as a director of Holding Company. Since 1965, Mr. Madoff has served as Senior Managing Director of Bernard C. Madoff Investment Securities. Mr. Madoff serves on the board of directors of the Cincinnati Stock Exchange and, from 1993 until 1994, served as the Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. He holds a bachelor's degree from Queens College and a law degree from Fordham Law School.

  Gregory B. Maffei is a nominee for election by RMI as a director of Holding Company. Mr. Maffei has served as Chief Financial Officer of Microsoft Corporation ("Microsoft") since July 1997. He joined Microsoft in April 1993, served as Director of Business Development and Investments until April 1994, Treasurer from April 1994 to June 1996 and Vice President, Corporate Development from June 1996 to July 1997. Mr. Maffei holds a bachelor's degree from Dartmouth College and a master's degree in business administration from Harvard Business School, where he was a Baker Scholar. Mr. Maffei also serves on the board of directors of Cort Business Services Corporation and Mobile Telecommunications Technologies Corp.

DIRECTOR COMMITTEES AND COMPENSATION

  The Holding Company Board currently has no committees. Prior to or shortly after consummation of the Reorganization, Holding Company will establish an audit committee and a compensation committee. The audit committee will review the functions of the Company's management and independent auditors pertaining to the Company's consolidated financial statements and will perform such other related duties and functions as are deemed appropriate by the audit committee and the Board of Directors. The compensation committee will determine officer and director compensation and administer the Company's compensation plans. See""--Compensation Plans."

  Directors who are employees of Holding Company or RMI receive no additional compensation for their service as directors. The Company pays each nonemployee director $5,000 per year plus reimbursement of expenses incurred in connection with his or her service as a director. In addition, the Company grants a nonqualified stock option for 25,000 shares of Common Stock to each nonemployee director on the date the director is first appointed or elected to the Holding Company Board, which fully vests on the first anniversary of the date of grant, and, commencing with the Company's 1999 Annual Meeting of Shareholders, will grant an additional, fully vested nonqualified stock option for 5,000 shares of Common Stock to each nonemployee director immediately following each annual meeting of shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Holding Company currently has no compensation committee, and its officers and directors have not deliberated concerning executive compensation. Prior to or shortly after consummation of the Reorganization, Holding Company will establish a compensation committee. See "--Director Committees and Compensation." No executive officer of Holding Company serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of the Holding Company Board.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to compensation paid by RMI for the fiscal year ended September 26, 1997 to the Chief Executive Officer and the four other most highly compensated executive officers of Holding Company during fiscal 1997 (collectively, the "Named Executive Officers").

                                                            LONG-TERM
                                                           COMPENSATION
                                ANNUAL COMPENSATION           AWARDS
                         --------------------------------- ------------
                                                            SECURITIES   ALL OTHER
   NAME AND PRINCIPAL                                       UNDERLYING  COMPENSATION
        POSITION         SALARY($) BONUS($) COMMISSIONS($)  OPTIONS(#)     ($)(1)
   ------------------    --------- -------- -------------- ------------ ------------
Lesa A. Sroufe..........  263,876  364,000         --         35,000         882
 Chief Executive Officer
Robert J. Mortell, Jr...  397,875  328,000         --            --          900
 President, Chief
  Operating
 Officer and Treasurer
Mark A. McClure.........  147,875  280,000     214,691         8,750       4,058
 Executive Vice
  President
V. Lawrence Bensussen...  123,475  120,000         --            --          499
 Senior Vice President,
 Chief Financial Officer
 and Secretary
Stanley G. Freimuth(2)..    9,000  888,670     979,406           --        3,579

--------

(1) Represents premiums paid by RMI with respect to life insurance for the benefit of the Named Executive Officers and, for Messrs. McClure and Freimuth, also includes $3,210 and $2,675, respectively, in cash payments made upon the exercise of stock options in amounts equal to the difference between the exercise price of such options and a price contractually agreed upon by RMI and the Named Executive Officer.

(2) Mr. Freimuth served as RMI's Chief Executive Officer from October 1996 to February 1998. He plans to resign as RMI's Chairman of the Board upon consummation of the Reorganization. Mr. Freimuth will not be an executive officer or director of Holding Company following the Reorganization.

 OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended September 26, 1997.

                                                                         POTENTIAL
                                                                        REALIZABLE
                                                                         VALUE AT
                                                                          ASSUMED
                                                                       ANNUAL RATES
                                       INDIVIDUAL GRANTS                 OF STOCK
                         ---------------------------------------------     PRICE
                         NUMBER OF   PERCENT OF                        APPRECIATION
                         SECURITIES TOTAL OPTIONS                       FOR OPTION
                         UNDERLYING  GRANTED TO   EXERCISE                TERM(3)
                          OPTIONS   EMPLOYEES IN    PRICE   EXPIRATION -------------
    NAME                 GRANTED(#)  FISCAL YEAR  ($/SH)(1)  DATE(2)   5%($)  10%($)
    ----                 ---------- ------------- --------- ---------- ------ ------
Lesa A. Sroufe..........   19,425        4.7%       5.14      3/11/99  10,234 20,967
                           15,575        3.8%       5.14       1/2/00  11,853 24,786
Robert J. Mortell, Jr...      --         --          --           --      --     --
Mark A. McClure.........    8,750        2.1%       5.14     11/30/98   4,200  8,570
V. Lawrence Bensussen...      --         --          --           --      --     --
Stanley G. Freimuth.....      --         --          --           --      --     --

--------

(1) All options were granted at book value on the date of grant. Mr. McClure will be entitled to a cash payment equal to $2.28 per share upon exercise of such options.

(2) Options for 19,425 shares and 15,575 shares were granted to Ms. Sroufe on March 11, 1997 and an option for 8,750 shares was granted to Mr. McClure on February 4, 1997. The options granted were immediately exercisable on the date of grant except that the option for 15,575 shares granted to Ms. Sroufe vested on January 2, 1998.

(3) The assumed rates of growth are prescribed by the Commission for illustrative purposes only and are not intended to forecast or predict future stock prices.

 OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION VALUES

  The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year ended September 26, 1997, and unexercised stock options held by the Named Executive Officers as of September 26, 1997.

                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                          VALUE   OPTIONS AT FISCAL YEAR-END(#)         FISCAL YEAR-END ($)(2)
                         SHARES ACQUIRED REALIZED ---------------------------------    -------------------------
          NAME           ON EXERCISE(#)   ($)(1)   EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           --------------- -------- --------------    ---------------    ----------- -------------
Lesa A. Sroufe..........        --           --             43,925             15,575    89,149       19,002
Robert J. Mortell, Jr...        --           --                --                 --        --           --
Mark A. McClure.........     42,000      110,790            36,750                --     83,635          --
V. Lawrence Bensussen...      7,000       19,170             7,000                --     18,240          --
Stanley G. Freimuth.....     35,000       92,325            33,425                --     91,121          --

--------
(1) Calculated based on the difference between the exercise price and the book value per share on the date of exercise.
(2) Calculated based on the difference between the exercise price and the book value of $6.36 per share at September 26, 1997.

COMPENSATION PLANS

 EXECUTIVE COMPENSATION POOL AND PERFORMANCE BONUS PLAN

  RMI's Executive Committee, consisting of Stanley G. Freimuth, Lesa A. Sroufe, Mark A. McClure and Robert J. Mortell, Jr., are compensated for their management service from a compensation pool (the "Base

Pool") and are further entitled to participate in RMI's executive performance bonus plan (the "Bonus Plan"). Historically, the Base Pool and the Bonus Plan have been administered by the Chief Executive Officer. Following the Reorganization, Holding Company intends for the Base Pool and the Bonus Plan, if continued, to be administered by a committee (the "Committee") of the Holding Company Board comprised of nonemployee directors. The Base Pool provides that the management services component of base salaries for the eligible group is an aggregate of $800,000, to be divided among the eligible group. The Bonus Plan provides for an award pool from which awards may be paid to eligible employees. The amount included in the award pool for any year will equal a percentage of adjusted pretax net income of RMI for the year, before providing for incentive compensation and extraordinary items ("Pool Income"). The award pool shall consist of 10% of Pool Income, if any, from $8,000,000 to $10,000,000; 9% of Pool Income, if any, from $10,000,000 to $20,000,000; 8% of
Pool Income, if any, from $20,000,000 to $30,000,000; and 7% of Pool Income, if any, in excess of $30,000,000. At the conclusion of each fiscal year, the award pool is allocated among the eligible employees; in no event will the percentage portion of the award pool allocated to any participant exceed 50% of the award pool. The Committee may establish criteria that it deems appropriate for awards under the Bonus Plan, which may or may not be tied to pretax operating income of RMI, so long as the amounts of the awards fall within the maximum amounts described above. The Holding Company Board (or, prior to the Reorganization, the RMI Board) may at any time terminate, suspend or modify the Bonus Plan and the terms and conditions of any award thereunder that has not been paid. No award may be granted under the Bonus Plan during any period of suspension or after its termination. Awards previously made under the Bonus Plan for the last fiscal year are reflected in the Summary Compensation Table.

 RESTRICTED STOCK PURCHASE PLAN

  In the event of an initial public offering of Holding Company's equity securities, Holding Company plans to implement a Restricted Stock Purchase Plan (the "Restricted Stock Purchase Plan"). Certain of RMI's executive officers and other key employees would be eligible to participate in the Restricted Stock Purchase Plan. Eligible employees whose compensation in the prior year equaled or exceeded $100,000 would be permitted to defer a portion of their base pay (ranging from 15% of base pay for employees whose compensation is at least $100,000 to 25% of base pay for employees whose compensation is at least $500,000) to purchase Common Stock at a discount that similarly would range from 15% to 25% of the trading price of the Common Stock on the purchase date, which would be January 1 and July 1 of each year. No later than December 20 and June 20 of each year, eligible employees would have the choice of electing to use their deferred pay to purchase short-term Treasury Notes at the same discount that would be available to them for the purchase of Common Stock. The number of shares of Common Stock available to be purchased under the Restricted Stock Purchase Plan would be determined annually by the Holding Company Board. If less shares are available than requested, a pro rata share of each eligible employee's deferrals would be used to purchase Treasury Notes. The Common Stock and the Treasury Notes would vest over three years following the date of purchase unless vesting was extended by the plan administrator with the consent of the employee. The Holding Company Board presently intends to allocate approximately 400,000 shares of Common Stock for issuance pursuant to the Restricted Stock Purchase Plan. These shares would be issued under the 1998 Plan.

 EMPLOYEE STOCK PURCHASE PLAN

  In the event of an initial public offering of Holding Company's equity securities, Holding Company plans to implement an Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase Common Stock through payroll deductions of up to 15% of their compensation, provided that no employee may purchase Common Stock worth more than $15,000 in any calendar year. Employees who are eligible to participate in the Restricted Stock Purchase Plan will not be eligible to participate in the ESPP. An aggregate of 200,000 shares of Common Stock are authorized for issuance under the ESPP.

  The ESPP will be implemented with six-month offering periods, the first such period to commence on July 1, 1998. Thereafter, offering periods will begin on each January 1 and July 1. The price of Common Stock purchased under the ESPP will be the lesser of 85% of the average fair market value of the Common Stock during the offering period and 85% of the fair market value of the Common Stock on the last day of the offering period, except that the price cannot be less than the lesser of 85% of the fair market value on the first and last day of the offering period. The Holding Company Board may establish a different purchase price for any future offerings that is not less than 85% of the lesser of the fair market value of the Common Stock on the first and last day of the offering period. The ESPP does not have a fixed expiration date, but may be terminated by the Holding Company Board at any time. No shares have been issued under the ESPP.

 1998 STOCK INCENTIVE COMPENSATION PLAN

  The purpose of the 1998 Plan is to enhance the long-term shareholder value of Holding Company by offering employees, directors, officers, consultants, agents, advisors and independent contractors of Holding Company and its subsidiaries an opportunity to participate in Holding Company's growth and success, and to encourage them to remain in the service of Holding Company and its subsidiaries and to acquire and maintain stock ownership in Holding Company. The 1998 Plan includes stock option, stock appreciation right ("SAR"), stock award (including restricted stock), performance award and other stock-based award features. The 1998 Plan is a long-term incentive compensation plan that is designed to provide a competitive and balanced incentive reward program for participants. A maximum of 2,000,000 shares of Class B common stock (or Common Stock, if a "Conversion Event" (as defined in the Holding Company Articles) with respect to the Class B common stock occurs) will be available for issuance under the 1998 Plan. Approximately 285 persons will be eligible to receive awards under the 1998 Plan. No awards will be made under the 1998 Plan until after the consummation of the Reorganization.

  Stock Option Grants. The Compensation Committee of the Holding Company Board (the "Plan Administrator") will have the authority to select individuals who are to receive options under the 1998 Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the New Common Stock on the date of grant with respect to incentive stock options), the vesting provisions and the option term. For purposes of the 1998 Plan, fair market value means, if the New Common Stock is listed on Nasdaq, the closing price as reported by The Nasdaq Stock Market on the date of grant. Unless otherwise provided by the Plan Administrator, an option granted under the 1998 Plan expires three years from the date of grant or, if earlier, three months after termination of the optionee's employment or services, other than termination for cause, and except that, in the case of disability or death, the option will be exercisable for a one-year period after such termination.

  Stock Appreciation Rights. The Plan Administrator may grant SARs separately or in tandem with a stock option award. A SAR is an incentive award that permits the holder to receive, for each share covered by the SAR, an amount equal to the amount by which the fair market value of a share of New Common Stock on the date of exercise exceeds the exercise price of such share (the "base price"). A SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability, and the base price of such SAR will generally be equal to the exercise price under the related option. A SAR granted separately will have such terms as the Plan Administrator may determine, except that, unless otherwise established by the Plan Administrator, a standalone SAR will have a 10-year term, will have a base price at least equal to 85% of the fair market value of the New Common Stock and will be subject to the same provisions relating to termination of employment or services as stock options.

  Stock Awards. The Plan Administrator is authorized under the 1998 Plan to issue shares of New Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Plan Administrator may determine in its sole discretion. Such restrictions may be based on continuous service with Holding Company or its subsidiaries or the achievement of such performance goals as the Plan Administrator may determine. Holders of restricted stock are recorded as shareholders of Holding Company and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.

  Performance Awards. The Plan Administrator is authorized under the 1998 Plan to grant performance awards that may be denominated in cash, shares of New Common Stock, or any combination thereof. The Plan Administrator is authorized to determine the nature, length and starting date of the performance period for each performance award and the performance objectives to be used in valuing the performance award and determining the extent to which the performance award has been earned.

  Other Stock-Based Awards. The Plan Administrator may grant other stock-based awards under the 1998 Plan pursuant to which shares of New Common Stock are or may in the future be acquired, or awards denominated in stock units, including awards valued using measures other than market value. Such other stock-based awards may be granted alone or in addition to or in tandem with any award of any type granted under the 1998 Plan and must be consistent with the 1998 Plan's purpose.

  Adjustments. Proportional adjustments to the aggregate number of shares issuable under the 1998 Plan and to outstanding awards will be made for stock splits and other capital adjustments.

  Corporate Transactions. In the event of certain Corporate Transactions (as defined below), each outstanding option, SAR and restricted stock award under the 1998 Plan will automatically accelerate so that it will become 100% vested immediately before the Corporate Transaction, except that acceleration will not occur if such option, SAR or restricted stock award is, in connection with the Corporate Transaction, to be assumed by the successor corporation or parent thereof. Any option, SAR or restricted stock award that is assumed or replaced in the Corporate Transaction and does not otherwise accelerate at that time shall be accelerated in the event the holder is an executive officer and such holder, for Good Reason (as defined in the 1998 Plan), or the successor corporation, without Cause (as defined in the 1998 Plan), terminates the holder's employment or services within two years following such Corporate Transaction. "Corporate Transaction," as defined in the 1998 Plan, includes
(i) the consummation of a merger or consolidation of Holding Company in which it is not the surviving corporation or pursuant to which shares of Class B common stock (or Common Stock, if a "Conversion Event" (as defined in the Holding Company Articles) with respect to Class B common stock has occurred) are converted into cash, securities or other property (other than a merger or consolidation in which holders of Holding Company's outstanding securities immediately before such transaction own at least two-thirds of the outstanding voting securities of the capital stock of the surviving corporation following such transaction), (ii) the consummation of a sale, lease, exchange or other transfer of all or substantially all of Holding Company's assets (other than a transfer to a majority-owned subsidiary), (iii) the approval by the holders of Class B common stock (or Common Stock, if a "Conversion Event" (as defined in the Holding Company Articles) with respect to Class B common stock has occurred) of any plan or proposal for the Holding Company's liquidation or dissolution, or (iv) the acquisition by a person, within the meaning of
Section 3(a)(9) or Section 13(d)(3) (as in effect on the date of adoption of the 1998 Plan) of the Exchange Act of a majority or more of Holding Company's outstanding voting securities.

 ASSUMED PLANS

  Upon consummation of the Reorganization, Holding Company will assume obligations of RMI under the 1996 Plan, the 1993 Plan and the 1989 Plan. See "Proposal I: The Reorganization--Certain Effects of the Reorganization." The terms of the 1996 Plan are substantially the same as the terms of the 1998 Plan. The terms of the 1993 Plan and the 1989 Plan are substantially the same as the terms of the 1998 Plan as it relates to stock options. As of May 21, 1998, there were 1,027,866 shares of RMI Stock issuable upon the exercise of stock options outstanding and exercisable under the Assumed Plans and 512,655 shares of RMI Stock issuable upon the exercise of stock options that RMI has agreed to issue upon satisfaction of certain performance goals, or that have been issued and will vest upon satisfaction of certain performance goals. See
Note 11 of Notes to RMI's Financial Statements. No additional options will be granted under the Assumed Plans after consummation of the Reorganization.

EMPLOYMENT CONTRACTS

  Mark A. McClure, the Company's Executive Vice President, is employed by RMI pursuant to an employment agreement, dated June 16, 1994, as amended by an addendum dated June 3, 1997 (the "McClure Agreement"). Under the McClure Agreement, which is effective until his employment is terminated, Mr. McClure is compensated on a commission basis for his activities as a broker. In addition, Mr. McClure is obligated to commit 75% to 80% of his time to management efforts at RMI, for which he is to be compensated at a base salary of $100,000 per year. The McClure Agreement provides that RMI may terminate Mr. McClure's employment for "cause," as defined in the McClure Agreement.


CHANGE-IN-CONTROL ARRANGEMENTS UNDER OPTION PLANS

  The vesting of stock options, SARs and restricted stock awards outstanding under the 1998 Plan and the Assumed Plans may accelerate upon the occurrence of certain corporate transactions involving Holding Company, as provided in such plans. See "Management of Holding Company--Compensation Plans."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Brooks G. Ragen, 64, a founder of RMI's predecessor and former RMI Chairman and Chief Executive Officer, is RMI's largest shareholder and a senior, highly productive retail broker of RMI. In anticipation of the proposed IPO, Mr. Ragen and the Company have entered into an agreement pursuant to which he intends to establish and be employed by a newly formed company that will serve as a correspondent of RMI. A correspondent of RMI is an independent broker-dealer which contracts with RMI to clear and execute securities transactions on behalf of the correspondent's customers on a fully disclosed basis, and to maintain possession or control of all account assets of the correspondent's customers. The Company believes that after Mr. Ragen's departure, Mr. Ragen or his new company intends to hire, on or before January 1, 1999, up to two professional and three administrative employees of the Company, who constitute Mr. Ragen's current client service team, and one former employee of RMI. Mr. Ragen has agreed during the term of the agreement, which expires 36 months after the closing of the proposed IPO, to conduct all or substantially all of his Commission- and NASD-regulated business, except for business currently conducted with one outside investment advisor, and certain corporate finance activities through RMI. Mr. Ragen has agreed not to compete with RMI otherwise than through his new company. Mr. Ragen has agreed not to employ current employees of the Company who are subject to noncompetition agreements until after January 1, 2001. If he does not form the new company, Mr. Ragen has agreed to be bound by the terms of a 30-month noncompetition agreement substantially similar to that entered into by the senior executives of RMI. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Although the Company has structured fees charged to Mr. Ragen's new company in a way that it believes to be fair to both parties, there can be no assurance that Mr. Ragen's departure will not have a material adverse effect on the Company's business, financial condition, results of operations, cash flows or prospects. See "Risk Factors--Risks Relating to Departure of Brooks G. Ragen." As part of its understanding with Mr. Ragen, the Company has agreed that Mr. Ragen may sell in the proposed IPO at least 40% of the shares that he will own in Holding Company as of the Reorganization, and as reasonably close to 50% of the shares as possible. A portion of such shares will be sold in the primary offering in the proposed IPO, and the balance will be included in the underwriters' over-allotment option. Mr. Ragen has agreed that, except for those shares sold in the proposed IPO, he will be subject to the same restrictions on transfer that apply to other employees of the Company. Although Mr. Ragen and the Company have agreed to release claims that he or it may have against the other, neither the Company nor Mr. Ragen currently has any pending claims against the other. Mr. Ragen has agreed that, once it has been formed, Mr. Ragen's new company will become a party to the agreement between Mr. Ragen and the Company. Mr. Ragen will continue to receive compensation with respect to corporate finance advisory assignments originated by him. The portion of fees payable to Mr. Ragen will vary depending on various factors, including his role in originating the transaction. With respect to one ongoing assignment, RMI has agreed to pay Mr. Ragen 17.5% of the fees, if any, earned by RMI, which could result in payments to Mr. Ragen of fees between $100,000 and $200,000.

  Cameron B. Ragen, Brooks Ragen's son, has been employed by RMI since September 1994. For the fiscal years ended September 29, 1995, September 27, 1996 and September 26, 1997 and the six months ended March 27, 1998, Cameron
B. Ragen received compensation of $59,116, $89,468, $112,965 and $78,458, respectively. Teresa A. James, John MacKenzie's daughter, has been employed by RMI since August 1992. For the fiscal years ended September 29, 1995, September 27, 1996 and September 26, 1997 and the six months ended March 27, 1998, Teresa A. James received compensation of $94,007, $86,070, $98,992 and $42,284, respectively. William R. Mortell, Robert J. Mortell Jr.'s son, has been employed by RMI since February 1994. For the fiscal years ended September 29, 1995, September 27, 1996 and September 26, 1997 and the six months ended March 27, 1998, William R. Mortell received compensation of $28,795, $39,504, $48,025 and $35,500, respectively. The Company believes that the terms of such employment were at least as favorable to RMI as would have been obtainable in arm's-length dealings with unrelated third parties.



  Robert J. Mortell, Jr., an executive officer and director of Holding Company, is a participant in the Share Repurchase Plan, pursuant to which RMI redeemed from Mr. Mortell 8,800 shares of RMI Stock on April 11, 1997 for $50,336 (the book value of the shares as of the end of the Company's fiscal quarter preceding redemption). Under the Share Repurchase Plan, Mr. Mortell will be entitled to a cash payment equal to the difference between the book value of the shares at the time of the redemption and (i) the book value of the shares at the end of the eighth quarter after the redemption or (ii) if the proposed IPO occurs, the initial public offering price. This payment by RMI to Mr. Mortell may be in excess of $60,000.

  Peter B. Madoff, a nominee for election by RMI as a director of Holding Company, is Senior Managing Director of Bernard L. Madoff Investment Securities ("BMIS"), which executes orders to purchase or sell securities at the request of RMI, as one of several third-party market firms. Payments by BMIS to RMI for such services were $142,513, $215,712, $220,308 and $166,776 for the fiscal years ended September 29, 1995, September 27, 1996 and September 26, 1997 and for the six months ended March 27, 1998, respectively.

  Arthur W. Harrigan, Jr., a nominee for election by RMI as a director of Holding Company, is a partner of the law firm Danielson Harrigan & Tollefson LLP, which RMI has retained in the current fiscal year in connection with certain matters relating to the Reorganization and the proposed IPO.

  Robert J. Mortell, Jr. and Mark A. McClure have pledged 309,526 and 63,350 shares of RMI Stock, respectively, to commercial banks as security for individual lines of credit. The Company has in the past delivered letters to banks indicating its desire to significantly limit the number of shares of RMI Stock held by nonemployees. In particular, the Company has stated in such letters that, subject to certain regulations requiring RMI to maintain specified amounts of capital, it has followed a policy of repurchasing shares of RMI Stock held by shareholders who default on loans secured by such shares. The Company intends to deliver like letters to such banks notifying them of the termination of its repurchase policy as of the consummation of the IPO, if it occurs.

  RMI, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors and director nominees may have an interest. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than a normal risk of collectibility or present other unfavorable features. From time to time and in the ordinary course of its business, the Company also enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. Such purchases and sales are effected on substantially the same terms as similar transactions with unaffiliated third parties.

  During fiscal 1995, 1996 and 1997, John MacKenzie's aggregate compensation from the Company was $536,885, $461,423 and $812,215, respectively. During fiscal 1995, 1996 and 1997, Brooks Ragen's aggregate compensation from the Company was $808,094, $487,909 and $699,807, respectively.

                     HOLDING COMPANY BENEFICIAL OWNERSHIP

  From the formation of Holding Company until the Effective Time, RMI has owned and will own 100% of the outstanding capital stock of Holding Company.

                           RMI BENEFICIAL OWNERSHIP

  The following table sets forth as of May 21, 1998, certain information with respect to the beneficial ownership of the RMI Stock by (i) each person known by RMI to beneficially own more than 5% of the RMI Stock, (ii) each director of RMI, (iii) each of the four highest paid executive officers and Chief Executive Officer of RMI, and (iv) all of RMI's directors and executive officers as a group. Except as otherwise indicated, RMI believes that the beneficial owners of the RMI Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                           SHARES BENEFICIALLY
                                                                  OWNED
                                                           --------------------
     NAME AND ADDRESS                                       NUMBER   PERCENTAGE
     ----------------                                      --------- ----------
     Brooks G. Ragen(1)................................... 1,002,841    9.1%
      c/o Ragen MacKenzie Incorporated
      999 Third Avenue, Suite 4300
      Seattle, WA 98104
     John L. MacKenzie(2).................................   977,625    8.8%
      c/o Ragen MacKenzie Incorporated
      999 Third Avenue, Suite 4300
      Seattle, WA 98104
     Stanley G. Freimuth(3)...............................   556,675    5.0%
      c/o Ragen MacKenzie Incorporated
      999 Third Avenue, Suite 4300
      Seattle, WA 98104
     Lesa A. Sroufe.......................................   262,500    2.4%
     Robert J. Mortell, Jr................................   441,776    4.0%
     Mark A. McClure(4)...................................   121,100    1.1%
     V. Lawrence Bensussen................................   105,000     *
     David D. Lewis.......................................   240,600    2.2%
     T. Scott Eaton.......................................   237,188    2.2%
     Glen W. Hamilton(5)..................................   302,841    2.7%
     Jefferson E. Bruner(6)...............................   183,575    1.7%
     Gregg M. Ose.........................................   128,240    1.2%
     Timothy H. Ganahl....................................   168,784    1.5%
     Peter C. Hanson(7)...................................   199,805    1.8%
     Daniel F. Nelson.....................................   137,000    1.2%
     Michael McMillen, Jr.(8).............................   121,265    1.1%
     Dale W. Slater(9)....................................   221,284    2.0%
     Thomas B. Tawresey(10)...............................    66,489     *
     Richard W. Tschetter(11).............................   176,050    1.6%
     Timothy J. Tucker(12)................................   112,000    1.0%
     James E. Webster(13).................................   147,810    1.3%
     All directors and executive officers as a group (21
      persons)(14)........................................ 5,910,448   53.1%

--------
 *  Less than 1%.
(1) Does not include 18,550 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(2) Includes 50,400 shares issuable to Mr. MacKenzie upon exercise of stock options that are exercisable within 60 days of May 21, 1998.

(3) Does not include 20,475 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(4) Does not include 10,325 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(5) Does not include 6,475 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(6) Does not include 20,065 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(7) Includes 4,000 shares issuable upon exercise of stock options that are exercisable within 60 days of May 21, 1998.

(8) Includes 23,965 shares issuable upon exercise of stock options that are exercisable within 60 days of May 21, 1998. Does not include 13,860 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(9) Does not include 5,850 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(10) Includes 2,500 shares issuable upon exercise of stock options that are exercisable within 60 days of May 21, 1998. Does not include 2,425 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(11) Includes 17,150 shares issuable upon exercise of stock options that are exercisable within 60 days of May 21, 1998. Does not include 17,065 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(12) Does not include 35,000 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(13) Does not include 5,850 shares issuable pursuant to agreements to grant options if certain performance goals are met.

(14) See footnotes 1-13 above.

                              INDEPENDENT AUDITORS

  Deloitte & Touche LLP served as Ragen MacKenzie Incorporated's independent auditors for the fiscal year ended September 26, 1997, and continues to serve in such capacity, and will serve as auditors for Ragen MacKenzie Group Incorporated. Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

  Management knows of no other business that will be presented for action at the Special Meeting. If other business requiring a vote of the shareholders should come before the Special Meeting, the persons designated as proxies will vote or refrain from voting in accordance with their best judgment.

                                 LEGAL OPINION

  The legality of the shares of Reorganization Common Stock to be issued in connection with the Reorganization is being passed upon for Holding Company by Perkins Coie LLP, Seattle, Washington.

                                  TAX OPINION

  The tax consequences of the Merger to the shareholders of RMI will be passed upon prior to the effectiveness of the Registration Statement and at the Effective Time, by Perkins Coie LLP. See "Proposal I: The Reorganization-- Material Federal Income Tax Consequences."

                                    EXPERTS

  The financial statements of Ragen MacKenzie Incorporated as of September 26, 1997 and September 27, 1996 and for each of the three years in the period ended September 26, 1997, and the statement of financial condition of Ragen MacKenzie Group Incorporated as of April 16, 1998 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
RAGEN MACKENZIE GROUP INCORPORATED
Independent Auditors' Report.............................................   F-2
Statement of Financial Condition as of April 16, 1998....................   F-3
Note to Statement of Financial Condition.................................   F-4
RAGEN MACKENZIE INCORPORATED
Independent Auditors' Report.............................................   F-5
Statements of Financial Condition as of September 27, 1996, September 26,
 1997 and
 March 27, 1998 (unaudited)..............................................   F-6
Statements of Income for the Fiscal Years Ended September 29, 1995,
 September 27, 1996 and September 26, 1997 and the Six-Month Periods
 Ended March 28, 1997 (unaudited) and
 March 27, 1998 (unaudited)..............................................   F-7
Statements of Cash Flows for the Fiscal Years Ended September 29, 1995,
 September 27, 1996 and September 26, 1997 and the Six-Month Periods
 Ended March 28, 1997 (unaudited) and
 March 27, 1998 (unaudited)..............................................   F-8
Statements of Changes in Stockholders' Equity for the Fiscal Years Ended
 October 1, 1994, September 29, 1995, September 27, 1996 and September
 26, 1997 (unaudited) and the Six-Month Period Ended March 27, 1998
 (unaudited).............................................................  F-10
Notes to Financial Statements............................................  F-11

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ragen MacKenzie Group Incorporated
Seattle, Washington

  We have audited the accompanying statement of financial condition of Ragen MacKenzie Group Incorporated (the Company) as of April 16, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of the Company as of April 16, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington
April 16, 1998

                       RAGEN MACKENZIE GROUP INCORPORATED

                        STATEMENT OF FINANCIAL CONDITION

                                 APRIL 16, 1998

                                                                      APRIL 16,
                                                                        1998
                                                                      ---------
ASSETS
Cash.................................................................  $1,000
                                                                       ------
  TOTAL ASSETS.......................................................  $1,000
                                                                       ======
STOCKHOLDER'S EQUITY
Preferred Stock, $.01 par value--Authorized 10,000,000 shares; no shares issued and outstanding.......................................
Common Stock, $.01 par value--Authorized 50,000,000 shares; 100 shares issued and outstanding.......................................  $1,000
                                                                       ------
  TOTAL STOCKHOLDER'S EQUITY.........................................  $1,000
                                                                       ======



                 See Note to Statement of Financial Condition.

                      RAGEN MACKENZIE GROUP INCORPORATED

                   NOTE TO STATEMENT OF FINANCIAL CONDITION

                                APRIL 16, 1998

  BASIS OF PRESENTATION: Ragen MacKenzie Group Incorporated (the Company), a Washington Corporation, was formed for the purpose of becoming the sole shareholder of Ragen MacKenzie Incorporated (RMI) pursuant to an Agreement and Plan of Merger (the merger agreement). The merger agreement, which is subject to shareholder approval, provides that all issued and outstanding common shares of RMI, other than those held by dissenters, will be exchanged for an equivalent number of common shares of the Company and RMI will become a wholly owned subsidiary of the Company. In addition, the Company will ensure the obligations of RMI with respect to RMI's outstanding stock options, stock appreciation rights and other performance-based arrangements. The Company intends to serve as the holding company for all operations of RMI upon completion of the exchange of shares and completion of the merger.

  RMI capitalized the Company through the purchase of 100 shares of common stock.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ragen MacKenzie Incorporated
Seattle, Washington

  We have audited the accompanying statements of financial condition of Ragen MacKenzie Incorporated (the Company) as of September 27, 1996, and September 26, 1997, and the related statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended September 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Ragen MacKenzie Incorporated as of September 27, 1996, and September 26, 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 26, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington
November 6, 1997

(May 29, 1998 as to note 14)

                          RAGEN MACKENZIE INCORPORATED

                       STATEMENTS OF FINANCIAL CONDITION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 27, SEPTEMBER 26,  MARCH 27,
                                            1996          1997         1998
                                        ------------- ------------- -----------
                                                                    (UNAUDITED)
                ASSETS
CASH...................................   $  1,770      $  4,980     $  4,518
CASH AND MARKET VALUE OF SECURITIES
 SEGREGATED FOR THE EXCLUSIVE BENEFIT
 OF CUSTOMERS..........................    226,766       306,704      317,555
DEPOSITS WITH CLEARING ORGANIZATIONS...      1,007         1,007        1,207
RECEIVABLE FROM:
  Brokers, dealers, and clearing
   organizations.......................      1,466         1,399        3,562
  Customers............................     86,709       105,378      105,814
SECURITIES OWNED, at market value......     78,681       122,778      132,822
SECURITIES PURCHASED UNDER AGREEMENTS
 TO RESELL.............................     75,343       111,917      123,097
SECURITIES BORROWED....................      5,781         8,097        4,606
FURNITURE, EQUIPMENT, AND LEASEHOLD
 IMPROVEMENTS, at cost, less
 accumulated depreciation and
 amortization of $3,205, $3,629, and
 $3,867 (unaudited)....................        844           888          989
OTHER ASSETS...........................      5,601         2,729        3,144
                                          --------      --------     --------
TOTAL..................................   $483,968      $665,877     $697,314
                                          ========      ========     ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES:
  Borrowings...........................   $ 20,325      $ 17,750     $ 56,900
  Payable to:
   Brokers, dealers, and clearing
    organizations......................      4,374        10,300        9,648
   Customers, including free credit
    balances of $274,939, $391,602, and
    $373,537 (unaudited)...............    289,224       406,017      387,595
  Securities sold but not yet
   purchased, at market value..........     69,600       106,629      118,148
  Securities sold under agreement to
   repurchase..........................     34,688        41,600       35,125
  Accrued compensation and related
   benefits............................      9,018         8,139        6,194
  Other liabilities and accrued
   expenses............................      4,216         5,194        3,822
                                          --------      --------     --------
    Total liabilities..................    431,445       595,629      617,432
COMMITMENTS AND CONTINGENCIES (Notes 8
 and 14)
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value--
   Authorized, 20,000,000 shares;
   issued and outstanding, 9,893,100,
   10,242,889, and 10,790,870
   (unaudited) shares..................         99           102          108
  Additional paid-in capital...........     18,244        20,577       22,950
  Retained earnings....................     34,180        49,569       56,824
                                          --------      --------     --------
    Total stockholders' equity.........     52,523        70,248       79,882
                                          --------      --------     --------
TOTAL..................................   $483,968      $665,877     $697,314
                                          ========      ========     ========

                       See Notes to Financial Statements.

                          RAGEN MACKENZIE INCORPORATED

                              STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     FISCAL YEAR ENDED             SIX-MONTH PERIOD ENDED
                         ----------------------------------------- -----------------------
                         SEPTEMBER 29, SEPTEMBER 27, SEPTEMBER 26,  MARCH 28,   MARCH 27,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (UNAUDITED) (UNAUDITED)
REVENUES:
  Principal
   transactions, net....    $21,683       $23,526       $23,566      $11,240     $12,912
  Commissions...........     19,553        28,516        30,758       14,588      17,821
  Other.................      2,524         3,569         4,078        2,219       3,034
                            -------       -------       -------      -------     -------
    Total operating
     revenues...........     43,760        55,611        58,402       28,047      33,767
  Interest Income.......     18,641        24,210        30,179       13,932      18,365
                            -------       -------       -------      -------     -------
    Total revenues......     62,401        79,821        88,581       41,979      52,132
  Interest expense......     13,052        16,230        19,694        9,138      12,154
                            -------       -------       -------      -------     -------
    Net revenues........     49,349        63,591        68,887       32,841      39,978
                            -------       -------       -------      -------     -------
NON-INTEREST EXPENSES:
  Compensation and
   benefits.............     25,925        33,924        35,176       16,878      20,728
  Key person death
   benefits plan........      2,450                      (5,000)      (5,000)
  Occupancy and
   equipment............      3,949         3,938         4,714        2,097       2,641
  Communications........      2,588         2,776         3,276        1,528       1,774
  Clearing and exchange
   fees.................      2,282         2,344         2,338        1,161       1,428
  Other.................      2,381         3,854         3,534        1,837       1,634
                            -------       -------       -------      -------     -------
    Total noninterest
     expenses...........     39,575        46,836        44,038       18,501      28,205
                            -------       -------       -------      -------     -------
INCOME BEFORE TAXES ON
 INCOME.................      9,774        16,755        24,849       14,340      11,773
TAXES ON INCOME.........      3,672         6,254         9,460        5,348       4,518
                            -------       -------       -------      -------     -------
NET INCOME..............    $ 6,102       $10,501       $15,389      $ 8,992     $ 7,255
                            =======       =======       =======      =======     =======
EARNINGS PER COMMON
 SHARE:
  Basic.................    $  0.73       $  1.10       $  1.54      $  0.91     $  0.70
  Diluted...............       0.68          1.04          1.44         0.85        0.66

                       See Notes to Financial Statements.

                          RAGEN MACKENZIE INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                     FISCAL YEAR ENDED             SIX-MONTH PERIOD ENDED
                         ----------------------------------------- -----------------------
                         SEPTEMBER 29, SEPTEMBER 27, SEPTEMBER 26,  MARCH 28,   MARCH 27,
                             1995          1996          1997         1997        1998
                         ------------- ------------- ------------- ----------- -----------
                                                                   (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
 Net income.............    $ 6,102       $10,501       $15,389      $ 8,992     $ 7,255
 Adjustments to
  reconcile net income
  to net cash provided
  (used) by operating
  activities:
  Depreciation and
   amortization.........        424           377           425          195         238
  Noncash key person
   death benefits plan
   expense (reversal)...      2,450                      (5,000)      (5,000)
  Stock option expense..        955         3,125         2,223        1,323       1,150
  Deferred tax expense
   (benefit)............     (1,164)         (716)        2,476        2,214         (37)
  Cash provided (used)
   by changes in
   operating assets and
   liabilities:
  Cash and market value
   of securities
   segregated for the
   exclusive benefit of
   customers............    (69,866)      (25,961)      (79,938)     (61,586)    (10,851)
  Deposits with
   clearing
   organizations........       (240)           10                                   (200)
  Receivable from:
   Brokers/dealers and
    clearing
    organizations.......       (513)        1,539            67       (2,084)     (2,163)
   Customers............     (4,380)      (27,101)      (18,669)         947        (436)
  Securities owned......    (36,268)        2,634       (44,097)     (25,393)    (10,044)
  Securities purchased
   under agreements to
   resell...............    (21,135)        1,996       (36,574)     (26,641)    (11,180)
  Securities borrowed...     (1,754)          862        (2,316)       1,122       3,491
  Other assets..........         89          (791)          396       (1,639)       (378)
  Payable to:
   Brokers/dealers and
    clearing
    organizations.......       (420)         (887)        5,926        6,526        (652)
   Customers............     75,696        38,297       116,791       52,882     (18,422)
  Securities sold but
   not yet purchased....     22,733        (9,930)       37,029       27,663      11,519
  Securities sold under
   agreement to
   repurchase...........    (15,698)       31,836         6,912         (719)     (6,475)
  Accrued compensation
   and related
   benefits.............     (1,439)          988         4,122        1,261      (1,945)
  Other liabilities and
   accrued expenses.....      2,031           405           979         (604)     (1,372)
                            -------       -------       -------      -------     -------
 Net cash provided
  (used) by operating
  activities, carried
  forward                   (42,397)       27,184         6,141      (20,541)    (40,502)
                            -------       -------       -------      -------     -------

                       See Notes to Financial Statements.

                          RAGEN MACKENZIE INCORPORATED

                                 (IN THOUSANDS)

                                      FISCAL YEAR ENDED             SIX-MONTH PERIOD ENDED
                          ----------------------------------------- -----------------------
                          SEPTEMBER 29, SEPTEMBER 27, SEPTEMBER 26,  MARCH 28,   MARCH 27,
                              1995          1996          1997         1997        1998
                          ------------- ------------- ------------- ----------- -----------
                                                                    (UNAUDITED) (UNAUDITED)
 Net cash provided
  (used) by operating
  activities,
  brought forward.......    $(42,397)      $27,184       $ 6,141     $(20,541)   $(40,502)
                            --------       -------       -------     --------    --------
INVESTING ACTIVITIES:
 Purchases of furniture,
  equipment, and
  leasehold
  improvements..........        (232)         (246)         (469)        (382)       (339)
                            --------       -------       -------     --------    --------
FINANCING ACTIVITIES:
 Proceeds from
  (repayment) of
  borrowings, net.......      40,982       (27,557)       (2,575)      20,475      39,150
 Proceeds from issuance
  of common stock.......       2,211         2,233         1,830          993       2,058
 Repurchases of common
  stock.................        (403)       (1,112)       (1,717)        (823)       (829)
                            --------       -------       -------     --------    --------
 Net cash provided
  (used) by financing
  activities............      42,790       (26,436)       (2,462)      20,645      40,379
                            --------       -------       -------     --------    --------
INCREASE (DECREASE) IN
 CASH...................         161           502         3,210         (278)       (462)
CASH:
 Beginning of period....       1,107         1,268         1,770        1,770       4,980
                            --------       -------       -------     --------    --------
 End of period..........    $  1,268       $ 1,770       $ 4,980     $  1,492    $  4,518
                            ========       =======       =======     ========    ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for:
 Interest...............    $ 13,399       $15,959       $19,797     $  9,165    $ 12,379
 Federal income taxes...       4,450         7,700         6,000        4,500       5,600
 Conversion of
  subordinated loans to
  common stock..........         815



                       See Notes to Financial Statements.

                          RAGEN MACKENZIE INCORPORATED

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  COMMON STOCK     ADDITIONAL
                                ------------------  PAID-IN   RETAINED
                                  SHARES    AMOUNT  CAPITAL   EARNINGS  TOTAL
                                ----------  ------ ---------- -------- -------
BALANCE, October 1, 1994.......  8,009,827   $ 80   $10,439   $17,577  $28,096
 Stock options exercised.......  1,152,816     12     2,199              2,211
 Repurchase and retirement of
  common stock.................   (141,400)    (2)     (401)              (403)
 Conversion of subordinated
  loans to common stock........    285,250      3       812                815
 Noncash compensation--Stock
  Options......................                         955                955
 Net income....................                                 6,102    6,102
                                ----------   ----   -------   -------  -------
BALANCE, September 29, 1995....  9,306,493     93    14,004    23,679   37,776
 Stock options exercised.......    879,032      9     2,224              2,233
 Repurchase and retirement of
  common stock.................   (292,425)    (3)   (1,109)            (1,112)
 Noncash compensation--Stock
  Options......................                       3,125              3,125
 Net income....................                                10,501   10,501
                                ----------   ----   -------   -------  -------
BALANCE, September 27, 1996....  9,893,100     99    18,244    34,180   52,523
 Stock options exercised.......    670,425      7     1,812              1,819
 Repurchase and retirement of
  common stock.................   (322,770)    (4)   (1,713)            (1,717)
 Issuance of common stock......      2,134               11                 11
 Noncash compensation--Stock
  Options......................                       2,223              2,223
 Net income....................                                15,389   15,389
                                ----------   ----   -------   -------  -------
BALANCE, September 26, 1997.... 10,242,889    102    20,577    49,569   70,248
 Stock options exercised
  (unaudited)..................    670,950      7     2,022              2,029
 Repurchase and retirement of
  common stock (unaudited).....   (127,402)    (1)     (828)              (829)
 Issuance of common stock
  (unaudited)..................      4,433               29                 29
 Noncash compensation--Stock
  Options (unaudited)..........                       1,150              1,150
 Net income (unaudited)........                                 7,255    7,255
                                ----------   ----   -------   -------  -------
BALANCE, March 27, 1998
 (unaudited)................... 10,790,870   $108   $22,950   $56,824  $79,882
                                ==========   ====   =======   =======  =======



                       See Notes to Financial Statements.

                         RAGEN MACKENZIE INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation: Ragen MacKenzie Incorporated (the Company) is registered with the Securities and Exchange Commission (the SEC) as a broker/dealer and is a member firm of the New York Stock Exchange (the NYSE). The Company is engaged in securities brokerage and related investment services that include retail and institutional brokerage of securities, investment research, market making, trading, underwriting, and distribution of corporate securities and correspondent clearing. The Company has retail offices located in Washington, Oregon, and Alaska.

  Reporting period: The Company utilizes fiscal periods to report its results of operations. The Company's fiscal year ends on the Friday on or immediately prior to September 30. Results of operations for the fiscal years ended September 29, 1995, September 27, 1996, and September 26, 1997 consist of 52-week periods. Results of operations for the six-month periods ended March 28, 1997 and March 27, 1998 consist of 26-week periods.

  Revenue recognition: Principal transactions and commission revenue and expense are generally recorded on a settlement date basis, which is not materially different from recording such transactions at trade date.

  Securities owned and securities sold but not yet purchased are recorded at quoted fair values, with resulting unrealized appreciation and depreciation included in revenues from principal transactions.

  Fair value of financial instruments: All of the Company's financial instruments are carried at fair value or contracted amounts which approximate fair value.

  Assets, which are recorded at contracted amounts approximating fair value, consist primarily of short-term secured receivables, including securities purchased under agreements to resell, securities borrowed, and certain other receivables. Similarly, the Company's short-term liabilities, including borrowings, securities sold under agreements to repurchase, and certain other payables, are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, in many cases overnight, and, accordingly, are not materially affected by changes in interest rates.

  Cash: Cash as reflected in the statements of cash flows consists of balances in bank accounts used in operations and excludes amounts held for the exclusive benefit of customers pursuant to SEC Rule 15c3-3.

  Receivable from and payable to brokers/dealers: Amounts receivable from and payable to brokers/dealers consist primarily of the contract value of securities which have not been delivered or received as of the date of the statement of financial condition.

  Receivable from and payable to customers: Amounts receivable from and payable to customers arise from normal securities margin and cash transactions. Securities owned by customers and either held as collateral for these transactions or held in safekeeping are not reflected in the statements of financial condition. Management considers the receivable adequately collateralized. As such, no allowances for credit losses have been provided for the receivables. Receivables from and payable to customers are recorded on a settlement date basis, which is not materially different from recording such transactions at trade date.

  Securities under agreement to resell and repurchase: Repurchase and resale agreements are treated as financing arrangements and are carried at contract amounts reflective of the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. Resale agreements are collateralized by U.S. Government and government agency obligations. The Company's policy is to take physical

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

possession or control of securities purchased under agreements to resell. The Company monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requires additional collateral where deemed appropriate.

  Furniture, equipment, and leasehold improvements: Furniture and equipment are stated at cost, and are depreciated on a straight-line method basis over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the respective lease term or the estimated life of the improvement. Management periodically evaluates furniture, equipment, and leasehold improvements for impairment whenever events or circumstances indicate the carrying amount may not be recoverable.

  Securities-lending activities: Securities borrowed and securities loaned are financing arrangements which are recorded as the amount of cash collateral advanced or received. Securities-borrowed transactions require the Company to deposit cash, letters of credit, or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary.

  Income taxes: The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Management believes that it is more likely than not that the Company will generate sufficient taxable income to provide for the realization of the deferred tax asset.

  Recently issued accounting standards: In June 1997, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in stockholders' equity.

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 requires an enterprise to report certain additional financial and descriptive information about its reportable operating segments.

  The Company will adopt SFAS No. 130 during fiscal 1999. Management has not yet determined what reportable operating segments will be provided upon adoption of SFAS No. 131. As both pronouncements are disclosure and presentation related, implementation of SFAS No. 130 and No. 131 will not have an impact on the Company's financial condition, results of operations, or cash flows.

  Use of estimates in the preparation of the financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Such estimates relate to the fair value of certain financial instruments. Actual results could differ from such estimates.

                      RAGEN MACKENZIE GROUP INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)


  Unaudited Interim Information: The financial information as of March 27, 1998 and for the six-month periods ended March 28, 1997 and March 27, 1998 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the results of such periods. The results of operations for the six-month period ended March 27, 1998 are not necessarily indicative of the results to be expected for the full year.

  Reclassifications: Certain reclassifications of prior years' balances have been made to conform with the current year's presentation. The reclassifications include reclassifying interest expense as a reduction of net revenues, and amounts paid for common shares in excess of par value to additional paid-in capital.

NOTE 2: CASH AND MARKET VALUE OF SECURITIES SEGREGATED FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS

  Cash and market value of securities segregated for the exclusive benefit of customers under Rule 15c3-3 of the SEC consists primarily of securities purchased under agreements to resell. Such agreements, which are accounted for as collateralized financing transactions, are recorded at their contractual amounts and totalled $226,160,000, $306,222,000 and $317,074,000 at September
27, 1996, September 26, 1997 and March 27, 1998, respectively.

  Securities purchased under agreements to resell were delivered by appropriate entry into the Company's account for the exclusive benefit of customers maintained at a custodian bank under written custodial agreements that explicitly recognize the Company's interest in the securities. At September 26, 1997 and March 27, 1998, these securities, all of which were U.S. Government and government agency obligations, had a market value of $309,290,000 and $320,249,000, respectively. The agreements to resell securities purchased were with two counterparties and have a stated maturity of one day.

NOTE 3: MARKETABLE SECURITIES OWNED AND MARKETABLE SECURITIES SOLD BUT NOT YET PURCHASED

  Marketable securities owned and marketable securities sold but not yet purchased consist of trading securities at quoted market values as follows (in thousands):

                          SEPTEMBER 27, 1996   SEPTEMBER 26, 1997   MARCH 27, 1998
                          ------------------  -------------------  -----------------
                                                                     (UNAUDITED)
                                     SOLD BUT           SOLD BUT           SOLD BUT
                                     NOT YET             NOT YET            NOT YET
                           OWNED    PURCHASED   OWNED   PURCHASED  OWNED   PURCHASED
                          --------- ----------  ------- --------- -------- ---------
Corporate bonds, deben-
 tures, and notes.......  $   2,524  $      36 $  1,710 $    447  $  5,279 $  1,053
U.S. Government and gov-
 ernment agency obliga-
 tions..................     56,985     69,065  107,925  105,411   117,468  115,746
Collateralized mortgage
 obligations............     15,188               9,461       86     6,168      308
State and municipal ob-
 ligations..............      2,559               2,311       11     2,142       35
Corporate stocks........      1,425        499    1,371      674     1,765    1,006
                          ---------  --------- -------- --------  -------- --------
                          $  78,681  $  69,600 $122,778 $106,629  $132,822 $118,148
                          =========  ========= ======== ========  ======== ========

  Securities sold but not yet purchased represent obligations of the Company to deliver the specified security, and thereby create a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Company's ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the amount recognized in the statements of financial condition.

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)


NOTE 4: BORROWINGS

  Borrowings under a secured credit facility authorized up to $85,000,000 are callable on demand, collateralized by 90% of the value of certain securities pledged ($35,521,000, $74,835,000 and $88,439,000 at September 27, 1996,
September 26, 1997, and March 27, 1998, respectively), and bear interest at the prevailing broker rate (5.8%, 5.9% and 5.9% at September 27, 1996, September 26, 1997, and March 27, 1998, respectively).

NOTE 5:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  At September 27, 1996, September 26, 1997 and March 27, 1998, the market value of the securities sold subject to repurchase was $38,036,000, $42,434,000 and $35,831,000, respectively, and the average effective interest rate at these dates on the transactions was 5.5%, 6.0% and 5.8%, respectively.

NOTE 6: INCOME TAXES

  Taxes on income included in the statements of income consist of the following (in thousands):

                                  FISCAL YEAR ENDED     SIX-MONTH PERIOD ENDED
                                 ---------------------- -----------------------
                                  1995    1996    1997     1997        1998
                                 ------  ------  ------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Federal current tax expense..... $4,836  $6,970  $6,984   $3,134      $4,555
Federal deferred tax expense
 (benefit)...................... (1,164)   (716)  2,476    2,214         (37)
                                 ------  ------  ------   ------      ------
                                 $3,672  $6,254  $9,460   $5,348      $4,518
                                 ======  ======  ======   ======      ======

  The components of the provision (benefit) for deferred income taxes consist of the following (in thousands):

                                   FISCAL YEAR ENDED     SIX-MONTH PERIOD ENDED
                                  ---------------------- -----------------------
                                   1995    1996    1997     1997        1998
                                  -------  -----  ------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Deferred compensation and bene-
 fit plans......................  $  (857) $ --   $1,727   $1,750       $(47)
Other liabilities and accrued
 expenses.......................     (218)  (245)    245      135
Other...........................      (89)  (471)    504      329         10
                                  -------  -----  ------   ------       ----
Total deferred tax expense (ben-
 efit)..........................  $(1,164) $(716) $2,476   $2,214       $(37)
                                  =======  =====  ======   ======       ====

  A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:

                                 FISCAL YEAR ENDED       SIX-MONTH PERIOD ENDED
                                 ---------------------   -----------------------
                                 1995    1996    1997       1997        1998
                                 -----   -----   -----   ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Statutory rate.................     35%     35%     35%       35%         35%
Nondeductible stock option plan
 expense.......................      3       2       3         3           3
Nontaxable income..............     (1)                       (1)
Other..........................      1
                                 -----   -----   -----       ---         ---
Effective tax rate.............     38%     37%     38%       37%         38%
                                 =====   =====   =====       ===         ===

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)


  The tax effects of temporary differences that give rise to deferred tax assets, included in other assets, are as follows (in thousands):

                                         SEPTEMBER 27, SEPTEMBER 26,  MARCH 27,
                                             1996          1997         1998
                                         ------------- ------------- -----------
                                                                     (UNAUDITED)
Deferred compensation and benefit
 plans.................................     $1,750        $   23       $   70
Other liabilities and accrued expenses.      1,135           890          890
Other..................................        732           228          218
                                            ------        ------       ------
Total deferred tax asset...............     $3,617        $1,141       $1,178
                                            ======        ======       ======

   There were no deferred tax liabilities at September 27, 1996, September 26, 1997 or March 27, 1998. The Company determined that no valuation allowance against deferred tax assets at September 27, 1996, September 26, 1997, or March 27, 1998 was necessary.

NOTE 7: LIABILITIES SUBORDINATED TO CLAIMS OF GENERAL CREDITORS

  In September 1995, the Company called for redemption of its outstanding debentures totalling $815,000. At the election of the holders, the debentures were converted into 285,250 shares of common stock of the Company.

  The convertible subordinated debentures were subject to subordination agreements, all of which were authorized by the NYSE for inclusion in the Company's calculation of net capital at September 30, 1994.

NOTE 8: LEASES, COMMITMENTS, AND CONTINGENT LIABILITIES

  The Company leases certain office space under noncancellable operating leases which expire through 2002. Certain of these leases contain escalation clauses based upon increased costs incurred by the lessor. Future minimum rentals under the terms of the lease agreements are as follows:

      YEAR ENDING SEPTEMBER                                       (IN THOUSANDS)
      ---------------------                                       --------------
        1998.....................................................     $1,090
        1999.....................................................        977
        2000.....................................................        921
        2001.....................................................        765
        2002.....................................................        303
                                                                      ------
                                                                      $4,056
                                                                      ======

  Total rental expense under the leases for fiscal 1995, 1996, 1997, and the six-month periods ended March 28, 1997 and March 27, 1998 was $862,000, $916,000, $990,000, $471,000 and $608,000, respectively.

  In the normal course of business, there are various lawsuits, claims, and contingencies pending against the Company, which in the opinion of management, will be resolved with no material impact on the Company's financial position or results of operations.

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

NOTE 9: NET CAPITAL REQUIREMENTS

  The Company is subject to the Uniform Net Capital Rule 15c3-1 (the Rule) under the Securities Exchange Act of 1934. The Company has elected to compute net capital under the alternative provisions of the Rule, which require the Company to maintain net capital, as defined, equal to the greater of $1,000,000 or 2% of aggregate debit items arising from customer transactions, as defined. At September 26, 1997, the Company's net capital was $59,851,000 which was 54% of aggregate debit items, and which exceeded the minimum net capital requirement of $2,233,000 by $57,618,000.

  At March 27, 1998, the Company's net capital was $68,461,000 which was 62% of aggregate debit items, which exceeded the minimum net capital requirement of $2,197,000 by $66,264,000 and which was $62,967,000 in excess of 5% of aggregate debit items.

  The net capital rules of the NYSE also provide that equity capital may not be withdrawn or cash dividends paid without notification if resulting net capital would be less than 5% of aggregate debit items.

NOTE 10: EMPLOYEE BENEFITS

  The Company maintains a voluntary defined contribution 401(k) plan available to all full-time employees of the Company. Employees may defer a portion of their compensation limited by overall maximums, subject to antidiscrimination tests as set forth in the Internal Revenue Code (IRC). The Company provides a discretionary matching contribution (100% of the participant's contribution) up to a maximum of 4% of the participant's total earnings. The Company does not match the contribution for participants with total earnings greater than a specified limit. The Company's accrual for matching contributions was $100,000 in 1995, $115,000 in 1996, $110,000 in 1997 and $75,000 and $70,000 for the
six-month periods ended March 28, 1997 and March 27, 1998, respectively.

  In 1992 the Company adopted a key person death benefits plan, an unfunded plan under which certain payments would have been made to the estates of key employees upon their deaths. In February 1997, the Company's Board of Directors approved the termination of the key person death benefits plan. Upon termination, the Company recorded a nonrecurring benefit of $5,000,000 which constitutes reversal of the amount previously accrued for plan benefits. The Company had no outstanding obligations nor any future obligations under the key person death benefits plan at termination date.

NOTE 11: STOCKHOLDERS' EQUITY

  The Company maintains variable award stock option plans under which incentive stock options and nonqualified stock options are awarded. Options to purchase shares of common stock are generally 100% vested at date of grant and typically expire two years from the date of grant. All options are granted at prices based upon a formula which is consistently applied from period to period. The Company follows the variable plan accounting provisions of Accounting Principles Board Opinion (APB) No. 25 in recording the effect of its stock option plans. As such, changes in the formula-based value between option grant dates and option exercise dates are recorded as a component of compensation expense. Such expense totaled $955,000, $3,125,000, $2,223,000, $1,323,000 and $1,150,000 for the fiscal years ended September 29, 1995, September 27, 1996 and September 26, 1997 and for the six-month periods ended March 28, 1997 and March 27, 1998, respectively. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

at the grant dates for awards under those plans consistent with the provisions of SFAS No. 123, the Company's net income for fiscal 1996 and 1997 would have been increased to the pro forma amounts indicated below:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
      Net income:
        As reported............................................. $10,501 $15,389
        Pro forma...............................................  13,365  17,418

                                                       1996          1997
                                                   ------------- -------------
                                                   BASIC DILUTED BASIC DILUTED
                                                   ----- ------- ----- -------
      Earnings per common share:
        As reported............................... $1.10  $1.04  $1.54  $1.44
        Pro forma ................................  1.40   1.32   1.74   1.63

  The per share weighted average fair value of stock options granted during the fiscal years ended September 27, 1996, and September 26, 1997, was $0.31 and $0.51, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: 1996--expected dividend yield of -0-%, risk-free interest rate of 5.8%, and an expected life of 1.8 years; 1997--expected dividend yield of -0-%, risk-free interest rate of 5.9%, and an expected life of 1.8 years. Under the provisions of SFAS No. 123 for nonpublic entities, no assumptions were made for expected volatility.

  At March 27, 1998, there were 3,599,834 shares of unissued common stock reserved for issuance under the plans, of which options for the purchase of 2,368,579 shares were available for future grants. The price ranges of options exercised were $1.07 to $3.17 in 1995, $1.14 to $3.75 in 1996, $2.45 to $6.00
in 1997 and $2.98 to $6.74 during the six-month period ended March 27, 1998. A summary of stock option activity under the stock option plans follows:

                                                                     WEIGHTED
                                                      NUMBER OF      AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                      ----------  --------------
Outstanding, September 30, 1994......................  2,688,161      $2.25
  Granted............................................  1,160,425       3.25
  Exercised.......................................... (1,531,761)      1.92
  Expired and canceled...............................   (131,600)      2.41
                                                      ----------      -----
Outstanding, September 29, 1995......................  2,185,225       2.92
  Granted............................................    854,980       3.61
  Exercised..........................................   (970,550)      2.59
  Expired and canceled...............................   (155,925)      3.36
                                                      ----------      -----
Outstanding, September 27, 1996......................  1,913,730       3.36
  Granted............................................    436,490       5.68
  Exercised..........................................   (670,425)      2.71
  Expired and canceled...............................    (86,975)      3.74
                                                      ----------      -----
Outstanding, September 26, 1997......................  1,592,820       4.18
  Granted (unaudited)................................    344,405       6.63
  Exercised (unaudited)..............................   (670,950)      3.02
  Expired and canceled (unaudited)...................    (35,020)      5.18
                                                      ----------      -----
Outstanding March 27, 1998 (unaudited)...............  1,231,255      $5.21
                                                      ==========      =====

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)


  Additional information regarding options outstanding as of March 27, 1998, is as follows:

                           OUTSTANDING OPTIONS
-------------------------------------------------------------------------------------
                        NUMBER              WEIGHTED AVERAGE
                      OUTSTANDING              REMAINING                  WEIGHTED
   RANGE OF               AND                 CONTRACTUAL                 AVERAGE
EXERCISE PRICES       EXERCISABLE             LIFE (YEARS)             EXERCISE PRICE
---------------       -----------           ----------------           --------------
       $3.75             467,355                  0.24                     $3.75
    5.14-6.0             362,290                  1.09                      5.57
  $6.36-6.74             401,610                  1.99                      6.60
  ----------           ---------                  ----                     -----
  $3.75-6.74           1,231,255                  1.06                     $5.21
  ==========           =========                  ====                     =====

  The Company also enters into arrangements with certain employees, entitling the employee to receive fully vested options subject to attainment of specific performance goals, generally related to commission volume. Under the performance-based arrangements, 523,775, 579,325 and 605,555 options to receive shares or rights to receive options to purchase shares of common stock have been committed to employees at September 27, 1996, September 26, 1997 and March 27, 1998, respectively. Rights to receive options will convert into outstanding stock options at such time as performance measures are met. Performance-based arrangements typically terminate two to five years from the date of grant if performance has not been achieved. Such arrangements may require the Company to make a cash payment to the option award recipient to the extent that the maximum option price in the contractual arrangement is below the formula-based option value currently used to exchange shares of common stock at the date the performance measures are met. Per share exercise amounts related to the 605,555 outstanding commitments at March 27, 1998, range from $1.36 to $9.50. Compensation expense for fiscal 1995, 1996, 1997 and the six-month periods ended March 28, 1997 and March 27, 1998 included $201,000, $171,000, $250,000, $87,000 and $56,000, respectively, under such arrangements.

  Generally, options under the plans, as well as unmet performance-based arrangements, become exercisable in full immediately prior to the occurrence of a "Corporate Transaction" or "Change in Control" as defined in the plan documents. Management does not believe these definitions include an initial public offering transaction.

  In January 1997, the Company's shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation in connection with a 7-for-1 split of the Company's common stock that increased the authorized number of shares of common stock from 14,000,000 to 20,000,000 shares. All common, common equivalent shares, and option awards have been restated to give effect to the stock split.

  In February 1997, the Company's Board of Directors approved the adoption of the Share Repurchase Plan. Under terms of the plan, an eligible shareholder may elect to receive a stock appreciation right (Repurchase SAR) upon the redemption of the shareholder's stock in the Company. Upon satisfactory election, and subject to certain limitations regarding maximum number of Repurchase SAR shares to be issued to an individual within any 12-month period, a Repurchase SAR is granted as of the date of share redemption for each share redeemed by the Company. The amount to be paid to the Repurchase SAR holder is generally determined as the appreciation, if any, in the Company's book value from the grant date through the close of the eighth fiscal quarter thereafter times the number of Repurchase SAR shares. Under this plan, the Company granted 124,500 and 193,159 Repurchase SARs and accrued compensation expense of $66,000 and $135,000 related to the outstanding rights for the year ended September 26, 1997 and the six-month period ended March 27, 1998.

  The Share Repurchase Plan provides that eligible holders of common stock, as defined, may request the Company to redeem their shares upon execution of certain agreements specified in the Plan. At the sole discretion

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

of the Company's Board of Directors, including upon consideration of a redemption request by a shareholder, the Plan may be modified or canceled at any time without notification of, or approval by, the holders of common stock. As a result, the Company has determined that the redemption of shares by eligible shareholders under the Plan is not outside of the control of the Company. Accordingly, such shares have not been classified as mandatorily redeemable common stock in the accompanying statement of financial condition. The Company's Board of Directors suspended the Plan in February 1998 in connection with the planned share exchange and merger described in note 14 to the financial statements.

NOTE 12: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  In the normal course of business, the Company's customer and correspondent clearance activities obligate the Company to settle transactions with brokers and other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring deposits from customers for certain types of trades.

  The Company also buys and sells collateralized mortgage obligations. The settlement dates for these transactions may be longer than other transactions, occasionally up to 30 days. Due to this longer settlement period, the risk that the Company may incur losses if customers do not fulfill their contractual obligations is greater. The Company has established procedures to reduce this risk and believes it is unlikely there will be a material impact on the financial statements.

  As customers write option contracts or sell securities short, the Company may incur losses in the event customers do not fulfill their obligations and the collateral in the customer's account is not sufficient to fully cover losses which customers may incur from these strategies. To control this risk, the Company monitors required margin levels daily, and customers are required to deposit additional collateral, or reduce positions, when necessary.

  From time to time, the Company also enters into financial futures contracts for the purpose of hedging certain dealing activities. As such, any futures contract commitments are considered held for trading purposes and are carried at market value. Financial futures contracts are transactions in which one party agrees to deliver a financial instrument to a counterparty at a specified price on a specified date. Risk arises from the possibility of unfavorable changes in the market price of the underlying financial instrument.

  At September 26, 1997 and March 27, 1998 the contract value of the Company's financial futures commitments was $6,600,000 and $1,900,0000, respectively. There were no financial futures commitments at September 27, 1996. The contract amounts of these instruments reflect the Company's extent of involvement in the particular class of financial instrument. They do not include positions which may substantially reduce any potential market risk and do not represent the Company's risk of loss due to counterparty nonperformance.

  The fair value of the financial futures contracts, based upon the net unrealized gain or loss in the market value of the contracts at September 26, 1997 and March 27, 1998, was not material. The average fair value of such financial instruments for the fiscal year ended September 26, 1997 and the six-month period ended March 27, 1998 and the total net gain or loss arising from such trading activities during these periods was not material.

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)


NOTE 13: EARNINGS PER COMMON SHARE

  Beginning December 31, 1997, basic earnings per share (EPS) and diluted EPS are required to be computed using the methods prescribed by SFAS No.128, Earning per Share. Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. For the purpose of calculating the dilutive effect of stock options in Diluted EPS, the Company utilizes the per-share book value at the end of each corresponding period as the Company's Share Repurchase Plan permits selling shareholders to offer their shares to the Company for redemption at book value as calculated in accordance with the terms of the Plan. The following table sets forth the computations for basic and diluted net income per common share (in thousands except per share amounts):

                                        FISCAL YEAR ENDED                   SIX-MONTH PERIOD ENDED
                          ---------------------------------------------- -----------------------------
                               1995           1996            1997            1997           1998
                          -------------- --------------- --------------- -------------- --------------
                          BASIC  DILUTED  BASIC  DILUTED  BASIC  DILUTED BASIC  DILUTED BASIC  DILUTED
                          ------ ------- ------- ------- ------- ------- ------ ------- ------ -------
                                                                          (UNAUDITED)    (UNAUDITED)
NUMERATOR:
 Net income.............  $6,102 $6,102  $10,501 $10,501 $15,389 $15,389 $8,992 $8,992  $7,255 $7,255
DENOMINATOR:
 Weighted average shares
  outstanding...........   8,352  8,352    9,546   9,546  10,014  10,014  9,927  9,927  10,426 10,426
 Dilutive effect of
  stock options.........            563              570             657           627            493
                          ------ ------  ------- ------- ------- ------- ------ ------  ------ ------
Adjusted weighted
 average shares
 outstanding............   8,352  8,915    9,546  10,116  10,014  10,671  9,927 10,554  10,426 10,919
                          ------ ------  ------- ------- ------- ------- ------ ------  ------ ------
Earnings per common
 share..................  $ 0.73 $ 0.68  $  1.10 $  1.04 $  1.54 $  1.44 $ 0.91 $ 0.85  $ 0.70 $ 0.66
                          ====== ======  ======= ======= ======= ======= ====== ======  ====== ======

NOTE 14: SUBSEQUENT EVENTS

  During the quarter ended March 27, 1998, the Company's Board of Directors authorized the formation of a newly formed company, Ragen MacKenzie Group Incorporated (the Holding Company), for the purpose of becoming the sole shareholder of the Company pursuant to an Agreement and Plan of Merger (the merger agreement). The merger agreement, which is subject to shareholder approval, provides that all issued and outstanding common shares of the Company, other than those held by dissenters, will be exchanged for an equivalent number of common shares of the Holding Company. Ragen MacKenzie Group Incorporated intends to serve as the holding company for all operations of the Company upon completion of the exchange of shares and completion of the merger. In addition, the Company authorized the filing of a registration statement with the SEC relating to an initial public offering of common stock of the Holding Company (the IPO), and approved the termination of the Share Repurchase Plan subject to the successful completion of the proposed IPO.

  Upon successful completion of the IPO, the Company's variable-award, book-value-based stock option plans will be converted to fixed-award, fair-value-based stock option plans, which will be operated and accounted for as fixed-award plans under the provisions of APB No. 25. This conversion will result in a new measurement date for all then outstanding options and in a compensation charge based upon the difference between the estimated initial public offering price and the book value established at the most recent period immediately preceding the IPO. The Company will be required to record compensation expense of approximately $3,574,000 based on the difference between the book value of the Company's stock immediately preceding the IPO and the estimated fair market value of the stock if the IPO is consummated (assuming an initial public offering price of $15.00 per share) for all variable-award, book-value-based stock options estimated to be outstanding on the date

                         RAGEN MACKENZIE INCORPORATED

   (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED MARCH 28, 1997 AND
                         MARCH 27, 1998 IS UNAUDITED)

of consummation of the IPO (estimated to be 450,000 stock options). The expense recorded as a result of the new measurement date for the outstanding options will be a noncash, nonrecurring item. Subsequent to the conversion of the Company's stock option plans, changes in the market value of the Company's stock will not result in compensation expense. The Company will also record compensation expense (net of tax) in the amount of $1,277,000 (assuming an initial public offering price of $15.00 per share), which reflects the increase in the value of the Repurchase SARs outstanding under the Share Repurchase Plan underlying the Share Repurchase Plan. The Share Repurchase Plan will terminate if the IPO is consummated, at which time the Company's liabilities under the Share Repurchase Plan will be determinable and final.

  The Company adopted the 1998 Stock Incentive Compensation Plan on May 29, 1998, and intends to adopt a Restricted Stock Repurchase Plan. Both plans will become effective upon consummation of the IPO.

                     ANNEX A: AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 29, 1998, among Ragen MacKenzie Incorporated, a Washington corporation (the "Company"), Ragen MacKenzie Group Incorporated, a Washington corporation and a direct wholly owned subsidiary of the Company ("Holding Company"), and RMGI Merger Corp., a Washington corporation and a wholly owned subsidiary of Holding Company ("Merger Sub").

  WHEREAS, the Company and Merger Sub desire to merge on the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the sole shareholder of each of Holding Company and Merger Sub and the board of directors of each of the Company, Holding Company and Merger Sub have approved the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement.

  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

SECTION 1.1 THE MERGER

  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the "WBCA"), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

SECTION 1.2 EFFECTIVE TIME

  The Merger shall become effective as of the date and at such time (the "Effective Time") as a copy of this Agreement pursuant to Section 23B.11.050 of the WBCA and any other documents necessary to effect the Merger in accordance with the WBCA shall be filed with the Secretary of State of the State of Washington and become effective.

SECTION 1.3 EFFECTS OF THE MERGER

  The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

SECTION 2.1 ARTICLES OF INCORPORATION AND BYLAWS

  (a) The Restated Articles of Incorporation, as amended, of the Company (the "Articles of Incorporation") in effect immediately prior to the Effective Time shall, at the Effective Time, be the Articles of Incorporation of the Surviving Corporation until the same shall be further altered, amended or repealed as therein provided.

  (b) The Bylaws of the Company in effect immediately prior to the Effective Time shall, at the Effective Time, be the Bylaws of the Surviving Corporation.

SECTION 2.2 DIRECTORS AND OFFICERS

  At and after the Effective Time, the board of directors of the Surviving Corporation shall be comprised of the directors of the Merger Sub immediately prior to the Effective Time, in each case until their respective successors have been duly elected or until the next annual meeting of shareholders, whichever is later, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. At and after the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, in each case until their respective successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                  ARTICLE III

                             CONVERSION OF SHARES

SECTION 3.1 CONVERSION OF SHARES

  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

    (a) each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") (other than Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall, subject to Section 3.3 hereof, be converted as follows:

      (i) each share of Company Common Stock owned by each of the shareholders set forth below, having been originally acquired from the Company pursuant to the 1990 Stock Purchase Agreement dated December 28, 1990, among the Company and five investors, will be converted into one share of Class C common stock, par value $.01 per share, of the Holding Company (the "Class C Common Stock"):

                 NAME OF 1990 STOCK PURCHASE AGREEMENT HOLDER:

                               Robert Arnold
                               Kay Calhoun
                               Janet Ketchum
                               Nancy Ketchum
                               Mary Williams
                               Bagley Wright; and

      (ii) each share of Company Common Stock owned by each of the shareholders set forth below, having been originally acquired form the Company pursuant to a 1995 Stock Purchase Agreement dated September 22, 1995, each between the Company and one of the following five shareholders, will be converted into one share of Class D common stock, par value $.01 per share, of the Holding Company (the "Class D Common Stock"):

                 NAME OF 1995 STOCK PURCHASE AGREEMENT HOLDER:

                               Charles Anderson
                               Peter Eising
                               Frank Kitchell
                               KSA Company
                            W. Hunter Simpson; and

      (iii) each share of Company Common Stock owned by any other shareholder of the Company, having been originally acquired form the Company pursuant to any agreement other than the 1990 Stock Purchase Agreement or the 1995 Stock Purchase Agreements, will be converted into one share of Class B common stock, par value $.01 per share, of the Holding Company (the "Class B Common Stock").

      The Class B Common Stock, Class C Common Stock and Class D Common Stock of the Holding Company are together referred to herein as "Reorganization Common Stock."

    (b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation; and

    (c) each share of Common Stock, par value $.01 per share, of Holding Company issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 3.2 EXCHANGE OF STOCK CERTIFICATES

  At and after the Effective Time, each certificate theretofore representing shares of Company Common Stock, without any action on the part of the Company, Holding Company or the holder thereof, shall be deemed to represent a right to receive certificates representing that number of shares of Reorganization Common Stock into which the shares of Company Common Stock were converted pursuant to Section 3.1 hereof (together with any dividends or other distributions from Holding Company with respect to such shares from the time of conversion until the exchange of certificates). At and after the Effective Time, there shall be no further registrations or transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time.

SECTION 3.3 DISSENTING SHARES

  (a) Notwithstanding anything to the contrary contained in this Agreement, holders of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the WBCA and who do not vote in favor of the Merger and otherwise comply with Chapter 23B.13 of the WBCA ("Dissenting Shares"), shall not be entitled to shares of Reorganization Common Stock pursuant to Section 3.1 hereof, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the WBCA, and shall be entitled to receive only the payment provided for by Chapter 23B.13 of the WBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenters' rights under the WBCA, such holder's Dissenting Shares shall thereupon be deemed to be outstanding shares of Reorganization Common Stock.

  (b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Holding Company or any of its other direct or indirect subsidiaries for such payment.


                                  ARTICLE IV

                             CONDITIONS TO MERGER

SECTION 4.1 CONDITIONS

  The obligations of the Company under this Agreement to effect the Merger are subject to (a) approval of this Agreement by the affirmative vote of holders of not less than two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting of the Company shareholders at which the matter will be considered, (b) any third party or regulatory approvals, and (c) perfection by no more than 2% of the Company's shareholders of their dissenters' rights.

SECTION 4.2 WAIVER

  Notwithstanding anything to the contrary contained in this Agreement, any or all of the conditions to the obligation of the Company to effect the Merger set forth in Section 4.1 may be waived by the unilateral action of the Board of Directors of the Company or the unilateral action of the Board of Directors of Holding Company.

                                   ARTICLE V

                                 MISCELLANEOUS

SECTION 5.1 OPTIONS

  At the Effective Time, each option to purchase shares or other right to acquire shares of Company Common Stock granted under each of the Company's 1989 Stock Option Plan, 1993 Stock Option Plan and 1996 Stock Incentive Compensation Plan (collectively, the "Assumed Plans") and each arrangement entitling persons to receive an option (the "Assumed Arrangements") to purchase shares of Company Common Stock, which is outstanding immediately prior to the Effective Time, shall be converted into and become an option or right to purchase or acquire or Assumed Arrangement for an option to acquire the same number of shares of Class B Common Stock (provided, however, that if a "Conversion Event" for the Class B Common Stock (as defined in the Company's Articles of Incorporation) occurs, the conversion shall be into an option or right to purchase or acquire or Assumed Arrangement for an option to acquire the same number of shares of common stock, par value $.01 per share, of Holding Company ("Holding Company Common Stock")) at the same option price per share, upon the same terms and subject to the same conditions set forth in the option or right to acquire or purchase shares and in the Assumed Plans (or in the Assumed Arrangement for an option, in the case of Assumed Arrangements for options) as in effect at the Effective Time. The same number of shares of Class B Common Stock (or Holding Company Common Stock, as the case may be) shall be reserved for purposes of the Assumed Plans and Assumed Arrangements as is equal to the number of shares of Company Common Stock so reserved as of the Effective Time. As of the Effective Time, Holding Company will assume the Assumed Plans and Assumed Arrangements and all obligations of the Company under the Assumed Plans and Assumed Arrangements, and the outstanding options and other rights to acquire or purchase shares of Company Common Stock granted pursuant to the Assumed Plans and Assumed Arrangements.

SECTION 5.2 OTHER EMPLOYEE BENEFIT PLANS [RESERVED]

SECTION 5.3 AMENDMENT

  This Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time.

SECTION 5.4 ABANDONMENT

  At any time prior to the Effective Time, this Agreement may be terminated and abandoned by the unilateral action of the Board of Directors of the Company or the unilateral action of the Board of Directors of Holding Company.

SECTION 5.5 COUNTERPARTS

  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 5.6 GOVERNING LAW

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          RAGEN MACKENZIE INCORPORATED

                                             /s/ Robert J. Mortell, Jr.
                                          _____________________________________

                                          By: Robert J. Mortell, Jr.

                                          Its: President

                                          RAGEN MACKENZIE GROUP INCORPORATED

                                                 /s/ Lesa A. Sroufe
                                          _____________________________________

                                          By: Lesa A. Sroufe

                                          Its: Chief Executive Officer

                                          RMGI MERGER CORP.

                                             /s/ V. Lawrence Bensussen
                                          _____________________________________

                                          By: V. Lawrence Bensussen

                                          Its: President

                                                                        ANNEX B

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                      RAGEN MACKENZIE GROUP INCORPORATED

  Pursuant to RCW 23B.10.070, the following constitutes Restated Articles of Incorporation of the undersigned, a Washington corporation.

                                ARTICLE 1. NAME

The name of this corporation is Ragen MacKenzie Group Incorporated

                               ARTICLE 2. SHARES

2.1 AUTHORIZED CAPITAL

  The total number of shares which this corporation is authorized to issue is 60,000,000 shares, consisting of 50,000,000 shares of common stock par value $0.01 per share, and 10,000,000 shares of preferred stock par value $0.01 per share. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.

2.2 ISSUANCE OF PREFERRED STOCK IN SERIES

  The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of this corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

  2.2.1 DIVIDENDS

  The holders of shares of the preferred stock shall be entitled to receive dividends, out of the funds of this corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of preferred stock. If such dividends on the preferred stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the common stock shall be paid or declared and set apart for payment. The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

  2.2.2 REDEMPTION

  The preferred stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of preferred stock. In any event, such preferred stock may be repurchased by this corporation to the extent legally permissible.

  2.2.3 LIQUIDATION

  In the event of any liquidation, dissolution, or winding up of the affairs of this corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of preferred stock and dividends accrued thereon to the date of such payment. The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of this corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of preferred stock.

  2.2.4 CONVERSION

  Shares of preferred stock may be convertible into common stock of this corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of preferred stock.

  2.2.5 VOTING RIGHTS

  Holders of preferred stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of preferred stock.

2.3 CLASSES OF COMMON STOCK

  Of the 50,000,000 shares of common stock, 30,000,000 shares shall be initially designated, without further designation, as common stock (the "Common Stock"), 19,000,000 shares shall be initially designated as Class B common stock (the "Class B common stock"), 500,000 shares shall be initially designated as Class C common stock (the "Class C common stock") and 500,000 shares shall be initially designated as Class D common stock (the "Class D common stock").

  The powers, preferences and rights of the Common Stock, the Class B common stock, the Class C common stock and the Class D common stock and the qualifications, limitations or restrictions thereof are as set forth in this
Section 2.3.

  2.3.1 VOTING

  Each share of Common Stock, Class B common stock, Class C common stock and Class D common stock shall entitle the holder thereof to one vote.

  2.3.2 CONVERSION OF SHARES

  (a) "Conversion Event" shall mean the occurrence of any of the following events:

    (i) immediately prior to such time as this corporation shall close a firm commitment underwritten public offering of shares of Common Stock in which the aggregate gross proceeds to this corporation and selling shareholders from such offering shall be at least $15,000,000; or

    (ii) the determination of the Board of Directors of this corporation, which determination may be made on a class by class basis, that the conversion of Class B common stock, Class C common stock or Class D common stock into shares of Common Stock is in the best interest of this corporation. Such a determination, if made with respect to only one or more, but fewer than all, classes of convertible common stock, shall apply to only the designated class or classes, and shall not constitute a "Conversion Event" with respect to other classes; or

    (iii) the Board of Directors and this corporation's shareholders vote as required by law for the merger or consolidation of this corporation with any unaffiliated corporation, or for the sale of all or substantially all of the assets of this corporation, or for its liquidation; or

    (iv) the holders of two-thirds of the then outstanding shares of common stock, including the Common Stock, Class B common stock, Class C common stock and Class D common stock, of this corporation agree in writing to such conversion.

  (b) Conversion of Class B Common Stock. Each outstanding share of Class B common stock shall automatically, without any further act or deed on the part of this corporation or any other person, be converted into one share of Common Stock, on a one share for one share basis, immediately on, and concurrently with, an applicable Conversion Event.

  (c) Conversion of Class C Common Stock. Each outstanding share of Class C common stock shall automatically, without any further act or deed on the part of this corporation or any other person, be converted into one share of Common Stock, on a one share for one share basis, immediately on, and concurrently with, an applicable Conversion Event.

  (d) Conversion of Class D Common Stock. Each outstanding share of Class D common stock shall automatically, without any further act or deed on the part of this corporation or any other person, be converted into one share of Common Stock, on a one share for one share basis, immediately on, and concurrently with an applicable Conversion Event.

  (e) Conversion Procedure; Issuance of Certificates.

    (i) Each holder of any shares of Class B, C, or D common stock that are automatically converted into shares of Common Stock pursuant to this
  Article 2 shall tender certificates representing such shares to this corporation promptly for reissuance with the post-conversion class designation; provided, that the conversion of Class B, C or D common stock into Common Stock pursuant to this Article 2 shall occur automatically and be effective whether or not the certificates representing such shares indicate the proper class designation.

    (ii) This corporation shall reserve and at all times shall have reserved out of its authorized but unissued shares solely for the purpose of issuance upon the conversion of any shares of common stock in accordance with this Article 2, such number of shares of Common Stock as may be issuable upon such conversion. All shares of Common Stock issuable upon any conversion pursuant to this Article 2 shall, when issued, constitute duly and validly issued, fully paid and nonassessable shares of Common Stock. This corporation shall use its reasonable best efforts to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock of the relevant class may be listed (except for official notice of issuance, which shall be immediately transmitted by this corporation upon issuance).

  (f) Extraordinary Common Stock Event.

  Upon the happening of an Extraordinary Common Stock Event after the date of the initial issuance of any shares of Class B common stock, Class C common stock or Class D common stock, each share of Class B common stock, Class C common stock or Class D common stock shall be adjusted by multiplying such share by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the number of outstanding shares of such class that was formerly represented by one such share. The Class B common stock, Class C common stock and Class D common stock, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or

Events. "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of this corporation, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

  2.3.3 DIVIDENDS

  Subject to the rights of the holders of any other class or series of stock having a preference as to dividends over the common stock then outstanding, the holders of common stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors. No dividends shall be paid on the Common Stock, the Class B common stock, the Class C common stock or the Class D common stock, whether in cash, property or shares of stock of this corporation, unless the same dividend shall be payable on each share of Common Stock, Class B common stock, Class C common stock or Class D common stock; provided that if dividends so declared are payable in shares of common stock, dividends will be declared which are payable at the same rate on all series of common stock, and the dividends on the Common Stock will be paid in Common Stock, the dividends on the Class B common stock will be paid in Class B common stock, the dividends on the Class C common stock will be paid in Class C common stock and the dividends on the Class D common stock will be paid in Class D common stock.

  2.3.4 RESTRICTIONS ON TRANSFER

  2.3.4.1 COMMON STOCK

  Except as otherwise required by law, including federal and state securities law, there are no restrictions on the transfer of shares of Common Stock.

  2.3.4.2 CLASS B COMMON STOCK (EMPLOYEE SHAREHOLDER AGREEMENTS)

  2.3.4.2(A) Restriction on Transfers Derived from Employee Shareholders' Agreement. No holder 0f Class B common stock shall transfer, encumber or otherwise dispose, or permit the transfer, encumbrance or other disposition, of Class B common stock (any such action being referred to in this Section
2.3.4.2 as a "transfer") without the prior written consent of this corporation unless such shareholder (also referred to in this Section 2.3.4.2 as the "Offeror") has first made the offer to sell such shares of Class B common stock (the "Offer") described in subsection 2.3.4.2(B) and the offer has not been accepted in the manner described in subsection 2.3.4.2(C).

  2.3.4.2(B) Offer by Offeror, Etc. The Offer shall be made to this corporation and to all of the holders of this corporation's common stock of any class who are employees, officers or directors of this corporation, any subsidiary of this corporation or any Affiliated Entity (as defined in subsection 2.3.4.2(J) hereof) (the "Option Holders") and shall consist of a written offer to sell the offered shares (the "Offered Shares") delivered to this corporation. Attached to the Offer shall be a statement of the Offeror's intention to transfer the Offered Shares setting forth the name and address of the prospective purchaser, the number of shares involved in the proposed transfer, and the terms of such transfer (including the proposed purchase price). This corporation shall communicate the existence of the Offer to the Option Holders.

  2.3.4.2(C) Acceptance of Offer

    (a) By This Corporation. Within thirty (30) days after its receipt of the Offer, this corporation may, at its option, accept the Offer as to all or some portion of the Offered Shares by giving notice to the Offeror or his, her or its legal representative of the number of shares this corporation is electing to purchase.

    (b) By The Option Holders. If the Offer is not accepted by this corporation as to all the Offered Shares, the Option Holders may, at their option, elect within thirty (30) days after their receipt of the Offer to purchase the Offered Shares that this corporation has not elected to purchase. Each Option Holder shall exercise his, her or its option hereunder by giving notice, within such thirty (30) day period, to this corporation of his, her or its election to purchase all or a specified number of the Offered Shares. If the total number of shares specified in the elections submitted by all Option Holders exceeds the number of available Offered Shares, each Option Holder shall have priority, up to the number of shares specified in his, her or its notice of election to purchase, in such proportion of the available Offered Shares as the number of shares of this corporation's common stock that he, she or it holds bears to the total number of shares of this corporation's common stock held by all Option Holders electing to purchase.

  2.3.4.2(D) Purchase Price InTimease price for the Offered Shares purchased pursuant to subsection 2.3.4.2(C) hereof shall be determined in accordance with subsection 2.3.4.2(M) hereof.

  2.3.4.2(E) Closing of Purchase InTimeherwise mutually agreed by the involved parties, the closing of any purchase of the Offered Shares by this corporation or by the Option Holders shall take place at the registered office of this corporation, on the first regular business day of the fourth week after the last notice of election to purchase the Offered Shares has been received by this corporation.

  2.3.4.2(F) Release from Restriction. If the Offer is not accepted as to all the Offered Shares by this corporation, the Option Holders or both, the Offeror may transfer any such unsold Offered Shares to the prospective purchaser named in the statement of intention attached to the Offer, such transfer to be made only in strict accordance with the terms set forth in such statement, and must be completed within thirty (30) days following the expiration of the time provided for the election by the Option Holders to purchase such shares, after which any such transfer shall again become subject to all the restrictions of this Section 2.3.4.2.

  2.3.4.2(G) Death of Shareholder. The death of a holder of Class B common stock shall be deemed a proposed transfer with respect to all shares of his or her Class B common stock and shall be subject to the restrictions of this
Section 2.3.4.2.

  2.3.4.2(H) Marriage Dissolution. Any disposition or proposed disposition of any shares of Class B common stock pursuant to a property settlement agreement, or by court decree or otherwise, in connection with any marriage dissolution or divorce proceeding involving a holder of Class B common stock shall be deemed a proposed transfer with respect to all shares of Class B common stock and shall be subject to the restrictions of this Section 2.3.4.2.

  2.3.4.2(I) Bankruptcy. The filing of a petition for the voluntary or involuntary bankruptcy of a holder of Class B common stock (unless such petition is dismissed within ten (10) days after the date of filing) shall be deemed a proposed transfer with respect to all shares of the Class B common stock and shall be subject to the restrictions of this Section 2.3.4.2. The date on which this corporation receives notification of such filing shall, for purposes of subsection 2.3.4.2(C) hereof, be deemed to be the date on which an offer to sell is received and from which the time period described in subsection 2.3.4.2(C) hereof begins to run.

  2.3.4.2(J) Termination or Resignation. The termination of the employment or other position, or the resignation, of a holder of Class B common stock from his or her employment with or position as an officer or director of this corporation, or any affiliated entity operated under a correspondent-type or similar arrangement with this corporation ("Affiliated Entity") shall be deemed a proposed transfer with respect to all shares of his or her Class B common stock and shall be subject to the restrictions of this Section 2.3.4.2. In addition, the termination of the relationship between this corporation and any Affiliated Entity shall be deemed to be a transfer with respect to all shares of Class B common stock and shall be subject to the restrictions of this Section 2.3.4.2 if the holder of Class B common stock is then employed by or an officer or director of such Affiliated Entity.

  2.3.4.2(K) No Other Transfer Effective. No transfer of any right, title or interest in the Class B common stock shall be effective, and this corporation shall not record or recognize any such transfer, until there has been compliance with the provisions of this Section 2.3.4.2.

  2.3.4.2(L) Effect of Transfer. In the event of any transfer accomplished in accordance with the provisions of this Section 2.3.4.2, the transferee shall receive and hold any and all shares of the Class B common stock so transferred subject to the terms and provisions of this Section 2.3.4.2 and subject to the obligations of the transferor hereunder, and shall, upon request by this corporation, forthwith execute an appropriate instrument to that effect.

  2.3.4.2(M) Purchase Price. The purchase price for any of the Class B common stock sold pursuant to this Section 2.3.4.2 shall be as follows:

  2.3.4.2(M)(1) Book Value. The purchase price for any shares of the Class B common stock being purchased by this corporation or any Option Holders pursuant to Section 2.3.4.2 shall be equal to the lesser of the book value of such shares or the purchase price set forth in the statement of intention to transfer described in subsection 2.3.4.2(B). The book value per share shall be established by the accountant or accountants then regularly employed by this corporation; such value shall be the net book value of each such share involved, calculated in accordance with generally accepted accounting principles as of the end of the last fiscal quarter of this corporation preceding the date on which the offer is first received (actually or constructively) by this corporation. All calculations so made in good faith by such accountant or accountants shall be conclusive and binding on all parties. This corporation shall pay all costs of calculating such purchase price, shall fully cooperate to enable such calculation to be made as soon as practicable, and if requested shall review the computation of the book value with the shareholder or the shareholder's representative.

  2.3.4.2(M)(2) Payments. The purchase price or prices for the Offered Shares to be acquired by this corporation or any Option Holder pursuant to subsection 2.3.4.2(A) hereof shall be paid in cash or by certified or cashier's check at the closing described in subsection 2.3.4.2(E) hereof.

  2.3.4.2(N) Redemption at Corporation Request. At any time or from time to time after the date hereof, this corporation, at its option, may redeem all or any portion of the Class B common stock. This corporation shall have no obligation to effect such redemption on a pro rata or other equitable basis among the holders of this corporation's common stock. Notice of such redemption shall be provided by registered or certified mail to the shareholder not less than ten (10) days prior to the date fixed for redemption by this corporation. The closing of the redemption transaction shall occur on the date fixed for redemption by this corporation and shall occur at this corporation's principal executive offices or such other location as this corporation may in its discretion determine. The purchase price for any shares of this corporation's Class B common stock purchased hereunder shall be equal to the book value thereof, as determined in accordance with subsection 2.3.4.2(M) hereof.

  2.3.4.2(O) Specific Performance. This corporation and the holders of the Class B common stock have declared that it is impossible to measure in money the damages that will accrue to this corporation and the holders of the Class B common stock by reason of a failure to perform any of the obligations set forth in this Section 2.3.4.2. Therefore, if either this corporation or any holder of the Class B common stock shall institute any action or proceeding to specifically enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law or in damages, and such person shall not assert in any such action or proceeding the claim or defense that such remedy at law or in damages exists.

  2.3.4.2(P) Legend on Stock Certificates. Each certificate representing shares of the Class B common stock shall bear a legend in substantially the following form:

  "This Certificate and the shares of stock hereby represented are subject to the terms, provisions, and conditions of the Corporation's Articles of Incorporation and may not be sold, transferred or encumbered except in accordance with the terms and provisions of said Articles of Incorporation, a copy of which are on file at the registered office of the Corporation, as the Articles may be amended from time to time."

  2.3.4.3 CLASS C COMMON STOCK (1990 STOCK PURCHASE AGREEMENT)

  2.3.4.3(A) Transfers to Family Members. Notwithstanding the provisions of subsection 2.3.4.3(B) hereof, holders of Class C common stock shall be entitled to transfer the Class C common stock to immediate family members or trusts (the beneficiaries of which include only the holders of Class C common stock and immediate family members), or by will or intestate succession. Any person receiving the Class C common stock pursuant to this Section 2.3.4.3 takes such Class C common stock subject to all the restrictions contained in this Section 2.3.4.3, and this corporation shall be entitled to require such persons or entities receiving such Class C common stock to sign an acknowledgment thereof prior to this corporation's effecting such transfer on its records.

  2.3.4.3(B) Limitations on Disposition of Class C Common Stock (Derived from 1990 Stock Purchase Agreement)

  2.3.4.3(B)(1) Transfers. No holder of Class C common stock shall transfer, encumber or otherwise dispose of or permit the transfer, encumbrance or other disposition, of any of the shares of Class C common stock now owned or hereafter acquired by him, her or it (any such action being called a "transfer") without the prior written consent of this corporation, unless the holder of Class C common stock desiring to make the transfer (the "Offeror") has first made the offer to sell (the "Offer") described in subsection 2.3.4.3(B)(2) hereof and the Offer has not been accepted in the manner described in subsection 2.3.4.3(B)(3) hereof.

  2.3.4.3(B)(2) Offer by Offeror. The Offer shall be made to this corporation and to all the holders of any class of common stock who are also employees of this corporation, any subsidiary thereof, or any affiliated entity operated under a correspondent-type or similar arrangement with this corporation ("Option Holders") and shall consist of a written offer to sell the offered shares (the "Offered Shares"). Attached to the Offer shall be a statement of intention to transfer setting forth the name and address of the prospective purchaser, the number of shares involved in the proposed transfer, and the terms of such transfer (including the proposed purchase price). This corporation shall communicate the existence of the Offer to the Option Holders.

    (A) By this Corporation. Within thirty (30) days after its receipt of the Offer, this corporation may, at its option, accept the Offer as to all or some portion of the Offered Shares by giving notice to the Offeror or his, her or its legal representative and to the Option Holders of the number of shares this corporation is electing to purchase.

    (B) By the Option Holders. If the Offer is not accepted by this corporation as to all the Offered Shares, the Option Holders may, at their option, elect within thirty (30) days after their receipt of the Offer to purchase the Offered Shares that this corporation has not elected to purchase. Each Option Holder shall exercise his, her or its option hereunder by giving notice, within such thirty (30) day period, to this corporation of his, her or its election to purchase all or a specified number of the Offered Shares. If the total number of shares specified in the elections exceeds the number of available Offered Shares, each Option Holder shall have priority, up to the number of shares specified in his, her or its notice of election to purchase, in such proportion of the available Offered Shares as the number of the shares of this corporation's common stock that he, she or it holds bears to the total number of shares of this corporation's common stock held by all Option Holders electing to purchase.

  2.3.4.3(B)(4) Closing of Purchase. Unless otherwise mutually agreed by the involved parties, the closing of any purchase by this corporation or by the Option Holders shall take place at the principal executive office of this corporation, on the first regular business day of the fourth week after the last notice of election to purchase the Offered Shares has been received by this corporation.

  2.3.4.3(B)(5) Release from Restriction. If the Offer is not accepted as to all the Offered Shares by this corporation or by the Option Holders (or by both), the Offeror may transfer such remaining Offered Shares to the prospective purchaser named in the statement of intention attached to the Offer, as provided in subsection

2.3.4.3(B)(2) hereof, such transfer to be made only in strict accordance with the terms set forth in such statement, and must be completed within thirty
(30) days following the expiration of the time provided for the election by the Option Holders to purchase such shares, after which any such transfer shall again become subject to all the restrictions of this subsection 2.3.4.3(B).

  2.3.4.3(B)(6) Death of Holder. The death of a holder of Class C common stock shall be deemed a proposed transfer of the shares of this corporation owned by such holder of Class C common stock and shall be subject to the terms of this subsection 2.3.4.3(B).

  2.3.4.3(B)(7) Marriage Dissolution. Any disposition or proposed disposition of any shares of this corporation pursuant to a property settlement agreement, or by court decree or otherwise, in connection with any marriage dissolution or divorce proceeding involving any holder of Class C common stock shall be deemed a transfer subject to the restrictions of this subsection 2.3.4.3(B).

  2.3.4.3(B)(8) Bankruptcy. The filing of a petition for the voluntary or involuntary bankruptcy of a holder of Class C common stock (unless such petition is dismissed within ten (10) days after the date of filing) shall be deemed a proposed transfer subject to the restrictions of this subsection 2.3.4.3(B). The date on which this corporation or the Option Holders, as the case may be, receive notification of such filing shall, for purposes of subsection 2.3.4.3(B)(3) hereof, be deemed to be the date on which an offer to sell is received and from which the time periods described in subsection 2.3.4.3(B)(3) hereof begin to run.

  2.3.4.3(B)(9) No Other Transfer Effective. No transfer of any right, title or interest in common stock shall be effective, and this corporation shall not record or recognize any such transfer, until there has been compliance with the provisions of this subsection 2.3.4.3(B).

  2.3.4.3(B)(10) Effect of Transfer. In the event of any transfer accomplished in accordance with the provisions of this subsection 2.3.4.3(B), the transferee shall receive and hold any and all shares of this corporation so transferred subject to the terms and provisions of this subsection 2.3.4.3(B) and subject to the obligations of the transferor hereunder, and shall, upon request by this corporation, forthwith execute an appropriate instrument to that effect.

  2.3.4.3(B)(11) Purchase Price. The purchase price for any common stock of this corporation being purchased by this corporation or by any of the Option Holders pursuant to this subsection 2.3.4.3(B) shall be equal to the lesser of the purchase price set forth in the statement of intention to transfer described in subsection 2.3.4.3(B)(2) hereof or the book value of such shares. The book value per share shall be established by the accountant or accountants then regularly auditing this corporation's books; such value shall be the net book value of each such share involved, calculated in accordance with generally accepted accounting principles, as of the end of the last fiscal quarter of this corporation preceding the date on which the Offer is first received (actually or constructively) by this corporation or the other Option Holders. All calculations so made in good faith by such accountant or accountants shall be conclusive and binding on all parties. This corporation shall pay all costs of calculating such purchase price.

  2.3.4.3(B)(12) Change of Control of this Corporation. Notwithstanding the provisions of this subsection 2.3.4.3(B), a holder of Class C common stock shall be entitled to transfer the Class C common stock pursuant to any merger or consolidation of this corporation resulting in the change of control of this corporation, or pursuant to any sale of all or substantially all of the assets or common stock of this corporation to a person or persons not then controlling this corporation.

  2.3.4.4 CLASS D COMMON STOCK: RESTRICTIONS ON TRANSFER (DERIVED FROM 1995 STOCK PURCHASE AGREEMENT)

  2.3.4.4(A) Transfers to Family Members.

  Notwithstanding the provisions of subsection 2.3.4.4(B), holders of Class D common stock shall be entitled to transfer the Class D common stock to immediate family members, trusts (the beneficiaries of which include only the holders of Class D common stock and immediate family members), or by will or intestate succession. Any person receiving the Class D common stock pursuant to this Section, takes such Class D common stock subject to all of the restrictions contained in this Section 2.3.4.4, and this corporation shall be entitled to require such persons or entities receiving such Class D common stock to sign an acknowledgment thereof prior to this corporation's effecting such transfer on its records.

  2.3.4.4(B) Limitations on Disposition of Class D Common Stock.

  2.3.4.4(B)(1) Transfers. No holder of Class D common stock shall transfer, encumber or otherwise dispose of, or permit the transfer, encumbrance or other disposition of, any of the shares of Class D common stock now owned or hereafter acquired by him, her or it (any such action being called a "transfer") without the prior written consent of this corporation, unless the holder of Class D common stock has first made the offer to sell such shares (the "Offer") described in subsection 2.3.4.4(B)(2) and the Offer has not been accepted in the manner described in subsection 2.3.4.4(B)(3).

  2.3.4.4(B)(2) Offer by the Investor. The Offer shall be made to this corporation and to all of the holders of any class of common stock who are also employees, officers or directors of this corporation, any subsidiary thereof, or any affiliated entity operated under a correspondent-type or similar arrangement with this corporation ("Option Holders") and shall consist of a written offer to sell the offered shares (the "Offered Shares"). Attached to the Offer shall be a statement of intention to transfer setting forth the name and address of the prospective purchaser, the number of shares involved in the proposed transfer, and the terms of such transfer (including the proposed purchase price). This corporation shall communicate the existence of the Offer to the Option Holders.

  2.3.4.4(B)(3) Acceptance of Offer.

    (A) By this Corporation. Within 30 days after its receipt of the Offer, this corporation may, at its option, accept the Offer as to all or some portion of the Offered Shares by giving notice to the holder of Class D common stock or his, her or its legal representative and to the Option Holders of the number of shares which this corporation is electing to purchase.

    (B) By the Option Holders. If the Offer is not accepted by this corporation as to all the Offered Shares, the Option Holders may, at their option, elect within 30 days after their receipt of the Offer to purchase the Offered Shares that this corporation has not elected to purchase. Each Option Holder shall exercise his, her or its option hereunder by giving notice, within such 30-day period, to this corporation of his, her or its election to purchase all or a specified number of the Offered Shares. If the total number of shares specified in the elections exceeds the number of available Offered Shares, each Option Holder shall have priority, up to the number of shares specified in his, her or its notice of election to purchase, in such proportion of the available Offered Shares as the number of the shares of this corporation's common stock that he, she or it holds bears to the total number of Common Stock held by all Option Holders electing to purchase.

  2.3.4.4(B)(4) Closing of Purchase. Unless otherwise mutually agreed by the involved parties, the closing of any purchase by this corporation or by the Option Holders shall take place at the principal executive office of the Corporation, on the first regular business day of the fourth week after the last notice of election to purchase the Offered Shares has been received by this corporation.

  2.3.4.4(B)(5) Release from Restriction. If the Offer is not accepted as to all the Offered Shares by this corporation or by the Option Holders (or by both), the holder of Class D common stock who made the Offer may transfer such remaining Offered Shares to the prospective purchaser named in the statement of intention attached to the Offer, as provided in subsection 2.3.4.4(B)(2), such transfer to be made only in strict accordance with the terms set forth in such statement, and must be completed within 30 days following the expiration of the time provided for the election by the Option Holders to purchase such shares, after which any such transfer shall again become subject to all the restrictions of this subsection 2.3.4.4(B)(2).

  2.3.4.4(B)(6) Death of Investor. The death of a holder of Class D common stock shall be deemed a proposed transfer of the shares of this corporation owned by the holder and shall be subject to the terms of this subsection 2.3.4.4(B).

  2.3.4.4(B)(7) Marriage Dissolution. Any disposition or proposed disposition of any shares of this corporation pursuant to a property settlement agreement, or by court decree or otherwise, in connection with any marriage dissolution or divorce proceeding involving a holder of Class D common stock shall be deemed a transfer subject to the restrictions of this subsection 2.3.4.4(B).

  2.3.4.4(B)(8) Bankruptcy. The filing of a petition for the voluntary or involuntary bankruptcy of a holder of Class D common stock (unless such petition is dismissed within 10 days after the date of filing) shall be deemed a proposed transfer subject to the restrictions of this subsection 2.3.4.4(B). The date on which this corporation or the Option Holders, as the case may be, receive notification of such filing shall, for purposes of subsection 2.3.4.4(B)(3), be deemed to be the date on which an offer to sell is received and from which the time periods described in subsection 2.3.4.4(B)(3) begin to run.

  2.3.4.4(B)(9) No Other Transfer Effective. No transfer of any right, title or interest in Class D common stock shall be effective, and this corporation shall not record or recognize any such transfer, until there has been compliance with the provisions of this subsection 2.3.4.4(B).

  2.3.4.4(B)(10) Effect of Transfer. In the event of any transfer accomplished in accordance with the provisions of this subsection 2.3.4.4(B), the transferee shall receive and hold any and all shares of this corporation so transferred subject to the terms and provisions of this subsection 2.3.4.4(B) and subject to the obligations of the transferor hereunder, and shall, upon request by this corporation, forthwith execute an appropriate instrument to that effect.

  2.3.4.4(B)(11) Purchase Price. The purchase price for any common stock being purchased by this corporation or by any of the Option Holders pursuant to this subsection 2.3.4.4(B) shall be equal to the lesser of the purchase price set forth in the statement of intention to transfer described in subsection 2.3.4.4(B)(2) or the book value of such shares. The book value per share shall be established by this corporation's internal accountant or accountants; such value shall be the net book value of each such share involved, calculated on the basis of the financial statements of this corporation, prepared in accordance with generally accepted accounting principles, as of the end of the last fiscal quarter of this corporation preceding the date on which the Offer is first received (actually or constructively) by this corporation or the other Option Holders. All calculations so made in good faith by such accountant or accountants shall be conclusive and binding on all parties. This corporation shall pay all costs of calculating such purchase price, shall fully cooperate to enable such calculation to be made as soon as practicable, and if requested shall review the calculation of the book value with the holder of Class D common stock or the holder of Class D common stock's representative.

  2.3.4.4(B)(12) Change of Control of this Corporation. Notwithstanding the provisions of this subsection 2.3.4.4(B), the holder of Class D common stock shall be entitled to transfer the Class D common stock pursuant to any merger or consolidation of the Corporation resulting in the change of control of this corporation, or pursuant to any sale of all or substantially all of the assets or common stock of this corporation to a person or persons not then controlling the Corporation.

  2.3.4.4(C) Redemption at Corporation Request. At any time or from time to time after the date hereof, this corporation, at its option, may redeem all or any portion of the Class D common stock. This corporation shall have no obligation to effect such redemption on a pro rata or other equitable basis among the holders of Class D common stock. Notice of such redemption shall be provided by registered or certified mail to the holder of Class D common stock not less than ten (10) days prior to the date fixed for redemption by this corporation. The closing of the redemption transaction shall occur on the date fixed for redemption by this corporation and shall occur at this corporation's principal executive offices or such other location as this corporation may in its discretion determine. The purchase price for any shares of Class D common stock purchased hereunder shall be equal to the book value thereof, as determined in accordance with subsection 2.3.4.4(B)(11) hereof.

  2.3.4.4(D) Specific Performance. This corporation and the holders of the Class D common stock have declared that it is impossible to measure in money the damages that will accrue to this corporation and the holders of the Class D common stock by reason of a failure to perform any of the obligations set forth in this Section 2.3.4.4. Therefore, if either this corporation or any holder of the Class D common stock shall institute any action or proceeding to specifically enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law or in damages, and such person shall not assert in any such action or proceeding the claim or defense that such remedy at law or in damages exists.

  2.3.5 OTHER POWERS, PREFERENCES AND RIGHTS

  Except as otherwise required by law or expressly provided for in these Articles of Incorporation, the powers, preferences and rights of the Common Stock, the Class B common stock, the Class C common stock and the Class D common stock, and the qualifications, limitations or restrictions thereof, shall in all respects be identical.

  2.3.6 LIQUIDATION

  In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or otherwise, the holders of Common Stock, Class B common stock, Class C common stock and Class D common stock shall be entitled to share ratably according to the number of shares of Common Stock, Class B common stock, Class C common stock and Class D common stock held by them in the remaining assets of this corporation available for distribution to its shareholders.

  2.3.7 REACQUISITION OR CONVERSION OF CLASS B COMMON STOCK, CLASS C COMMON STOCK OR CLASS D COMMON STOCK

  Each share of Class B common stock, Class C common stock or Class D common stock issued by this corporation, if reacquired by this corporation (whether by repurchase or other means) or if converted into Common Stock, shall, except to the extent prohibited by the WBCA, upon such reacquisition or conversion resume the status of authorized and unissued shares of Common Stock, undesignated as to class and available for designation and issuance by this corporation.

  2.3.8 AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION ON CONVERSION OF ALL CLASS B COMMON STOCK, CLASS C COMMON STOCK OR CLASS D COMMON STOCK

  When, as a result of the conversion of shares of Class B common stock, Class C common stock or Class D common stock into shares of Common Stock, no such shares of Class B common stock, Class C common stock or Class D common stock remain outstanding, the Board of Directors may, at its sole discretion and without a vote of the shareholders of this corporation, delete this Section
2.3 from these Articles of Incorporation by the filing of the necessary amendment to and restatement of these Articles of Incorporation.

                         ARTICLE 3. PREEMPTIVE RIGHTS

  No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 4. CUMULATIVE VOTING

  The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                             ARTICLE 5. DIRECTORS

  At the first election of Directors following the first primary, public offering of equity securities by this corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Board of Directors shall be divided into two classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders and each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the second ensuing annual meeting of shareholders; provided, however, that, if necessary to maintain relative equality among the classes of Directors created due to vacancies or removals of Directors, Directors may be elected to a class whose term expires prior to such second ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

  The Directors of this corporation may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.

                               ARTICLE 6. BYLAWS

  The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to approval by a majority of the Continuing Directors (as defined in Article 10); provided, however, that the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common stock or preferred stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class.

              ARTICLE 7. AMENDMENTS TO ARTICLES OF INCORPORATION

  In addition to the right of this corporation to amend these Articles of Incorporation as permitted by law by action of the Board of Directors, this corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common or preferred stock, majority of the outstanding shares entitled to vote thereon, voting as a class, any of the provisions contained in these Articles of Incorporation; provided, however, that amendment or repeal of Article 5, Article 6, Article 7, Article 9, or
Article 10 shall require the affirmative vote of the holders of two-thirds of the outstanding shares. The rights of the shareholders of this corporation are granted subject to this reservation.

                  ARTICLE 8. LIMITATION OF DIRECTOR LIABILITY

  To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 8 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                  ARTICLE 9. SPECIAL MEETINGS OF SHAREHOLDERS

  Special meetings of the shareholders may be called in the manner provided by the Bylaws of this corporation; provided, however, that upon qualification of the corporation as a "public company" under Title 23B RCW the percentage of votes required to call a special meeting shall be twenty-five percent (25%).

                    ARTICLE 10. SPECIAL VOTING REQUIREMENTS

  In addition to any affirmative vote required by law, by these Articles of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 10.

10.1 DEFINITIONS

  For the purposes of this Article 10:

    (a) "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

    (b) "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on April 30,1998 or who is elected to the Board of Directors after April 30, 1998 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

    (c) "Subsidiary" means a domestic or foreign corporation, that has a majority of its outstanding voting shares owned, directly or indirectly, by this corporation.

10.2 VOTE REQUIRED FOR BUSINESS COMBINATIONS

  10.2.1 SUPERMAJORITY VOTE

  Except as provided in subsections 10.2.2 and 10.2.3 hereof, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of common stock or preferred stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

  10.2.2 MAJORITY VOTE

  Notwithstanding subsection 10.2.1 hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Articles of Incorporation other than this Article 10, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of common stock or preferred stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

  10.2.3 NO SHAREHOLDER VOTE

  Notwithstanding subsection 10.2.1 or 10.2.2 hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Articles of Incorporation other than this
Article 10, then no vote of the shareholders of this corporation shall be required for approval of such Business Combination.

  These Articles of Incorporation are executed by said corporation by its duly authorized officer.

DATED: April 22, 1998                     Ragen Mackenzie Group Incorporated

                                               /s/ Robert J. Mortell, Jr.
                                          By___________________________________
                                            Name: Robert J. Mortell, Jr.
                                            Title: President

                                     BYLAWS

                                       OF

                       RAGEN MACKENZIE GROUP INCORPORATED




                                           ORIGINALLY ADOPTED ON: APRIL 22, 1998

                                    CONTENTS

                                                                            PAGE
                                                                            ----
 SECTION 1 OFFICES........................................................  B-19
 SECTION 2 SHAREHOLDERS...................................................  B-19
       2.1 Annual Meeting.................................................  B-19
       2.2 Special Meetings...............................................  B-19
       2.3 Meetings by Communications Equipment...........................  B-19
       2.4 Date, Time and Place of Meeting................................  B-19
       2.5 Business for Shareholders' Meetings............................  B-19
     2.5.1 Business at Annual Meetings....................................  B-19
     2.5.2 Business at Special Meetings...................................  B-20
     2.5.3 Notice to Corporation..........................................  B-20
       2.6 Notice of Meeting..............................................  B-20
       2.7 Waiver of Notice...............................................  B-21
       2.8 Fixing of Record Date for Determining Shareholders.............  B-21
       2.9 Voting Record..................................................  B-21
      2.10 Quorum.........................................................  B-21
      2.11 Manner of Acting...............................................  B-22
      2.12 Proxies........................................................  B-22
      2.13 Voting of Shares...............................................  B-22
      2.14 Voting for Directors...........................................  B-22
      2.15 Action by Shareholders Without a Meeting.......................  B-22
 SECTION 3 BOARD OF DIRECTORS.............................................  B-22
       3.1 General Powers.................................................  B-22
       3.2 Number and Tenure..............................................  B-23
       3.3 Nomination and Election........................................  B-23
     3.3.1 Nomination.....................................................  B-23
     3.3.2 Election.......................................................  B-24
       3.4 Annual and Regular Meetings....................................  B-24
       3.5 Special Meetings...............................................  B-24
       3.6 Meetings by Communications Equipment...........................  B-24
       3.7 Notice of Special Meetings.....................................  B-24
     3.7.1 Personal Delivery..............................................  B-24
     3.7.2 Delivery by Mail...............................................  B-24
     3.7.3 Delivery by Private Carrier....................................  B-24
     3.7.4 Facsimile Notice...............................................  B-25
     3.7.5 Delivery by Telegraph..........................................  B-25
     3.7.6 Oral Notice....................................................  B-25
       3.8 Waiver of Notice...............................................  B-25
     3.8.1 In Writing.....................................................  B-25
     3.8.2 By Attendance..................................................  B-25
       3.9 Quorum.........................................................  B-25
      3.10 Manner of Acting...............................................  B-25
      3.11 Presumption of Assent..........................................  B-26
      3.12 Action by Board or Committees Without a Meeting................  B-26
      3.13 Resignation....................................................  B-26
      3.14 Removal........................................................  B-26
      3.15 Vacancies......................................................  B-26

                                                                           PAGE
                                                                           ----
       3.16 Executive and Other Committees...............................  B-27
     3.16.1 Creation of Committees.......................................  B-27
     3.16.2 Authority of Committees......................................  B-27
     3.16.3 Audit Committee..............................................  B-27
     3.16.4 Compensation Committee.......................................  B-27
     3.16.5 Nominating and Organization Committee........................  B-27
     3.16.6 Quorum and Manner of Acting..................................  B-28
     3.16.7 Minutes of Meetings..........................................  B-28
     3.16.8 Resignation..................................................  B-28
     3.16.9 Removal......................................................  B-28
       3.17 Compensation.................................................  B-28
  SECTION 4 OFFICERS.....................................................  B-28
        4.1 Appointment and Term.........................................  B-28
        4.2 Resignation..................................................  B-29
        4.3 Removal......................................................  B-29
        4.4 Contract Rights of Officers..................................  B-29
        4.5 Chairman of the Board........................................  B-29
        4.6 President....................................................  B-29
        4.7 Vice President...............................................  B-29
        4.8 Secretary....................................................  B-30
        4.9 Treasurer....................................................  B-30
       4.10 Salaries.....................................................  B-30
  SECTION 5 CONTRACTS, LOANS, CHECKS AND DEPOSITS........................  B-30
        5.1 Contracts....................................................  B-30
        5.2 Loans to the Corporation.....................................  B-30
        5.3 Checks, Drafts, Etc. ........................................  B-30
        5.4 Deposits.....................................................  B-30
  SECTION 6 CERTIFICATES FOR SHARES AND THEIR TRANSFER...................  B-31
        6.1 Issuance of Shares...........................................  B-31
        6.2 Certificates for Shares......................................  B-31
        6.3 Stock Records................................................  B-31
        6.4 Restriction on Transfer......................................  B-31
        6.5 Transfer of Shares...........................................  B-31
        6.6 Lost or Destroyed Certificates...............................  B-31
  SECTION 7 BOOKS AND RECORDS............................................  B-32
  SECTION 8 ACCOUNTING YEAR..............................................  B-32
  SECTION 9 SEAL.........................................................  B-32
 SECTION 10 INDEMNIFICATION..............................................  B-32
       10.1 Right to Indemnification.....................................  B-32
       10.2 Restrictions on Indemnification..............................  B-33
       10.3 Advancement of Expenses......................................  B-33
       10.4 Right of Indemnitee to Bring Suit............................  B-33

                                                                            PAGE
                                                                            ----
       10.5 Procedures Exclusive..........................................  B-33
       10.6 Nonexclusivity of Rights......................................  B-34
       10.7 Insurance, Contracts and Funding..............................  B-34
       10.8 Indemnification of Employees and Agents of the Corporation....  B-34
       10.9 Persons Serving Other Entities................................  B-34
 SECTION 11 AMENDMENTS....................................................  B-34

                                    BYLAWS

                                      OF

                      RAGEN MACKENZIE GROUP INCORPORATED

                              SECTION 1. OFFICES

  The principal office of the corporation shall be located at the principal place of business or such other place as the Board of Directors (the "Board") may designate. The corporation may have such other offices, either within or without the State of Washington, as the Board may designate or as the business of the corporation may require.

                            SECTION 2. SHAREHOLDERS

2.1 ANNUAL MEETING

  The annual meeting of the shareholders shall be held each year within 90 to 180 days after the fiscal year end of the corporation at a date, time and location determined by resolution of the Board of Directors, for the purpose of electing Directors and transacting such other business as may properly come before the meeting. At any time prior to the commencement of the annual meeting, the Board may postpone the annual meeting for a period of up to one hundred twenty (120) days from the date fixed for such meeting in accordance with this subsection 2.1.

2.2 SPECIAL MEETINGS

  The Chairman of the Board, the President or the Board may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

2.3 MEETINGS BY COMMUNICATIONS EQUIPMENT

  Shareholders may participate in any meeting of the shareholders by any means of communication by which all persons participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

2.4 DATE, TIME AND PLACE OF MEETING

  Except as otherwise provided in these Bylaws, all meetings of shareholders, including those held pursuant to demand by shareholders as provided herein, shall be held on such date and at such time and place, within or without the State of Washington, designated by or at the direction of the Board.

2.5 BUSINESS FOR SHAREHOLDERS' MEETINGS

  2.5.1 BUSINESS AT ANNUAL MEETINGS

  In addition to the election of directors, other proper business may be transacted at an annual meeting of shareholders, provided that such business is properly brought before such meeting. To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board or (b) brought before the meeting by a shareholder pursuant to written notice thereof, in accordance with subsection 2.5.3 hereof, and received by the Secretary not fewer than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so given not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such shareholder notice shall set forth (i) the name and address of the shareholder proposing such business; (ii) a representation that the shareholder is entitled to vote at such meeting and a statement of the number of shares of the corporation which are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the shareholder in such business. No business shall be conducted at any annual meeting of shareholders except in accordance with this subsection 2.5.1. If the facts warrant, the Board, or the chairman of an annual meeting of shareholders, may determine and declare (a) that a proposal does not constitute proper business to be transacted at the meeting or (b) that business was not properly brought before the meeting in accordance with the provisions of this subsection 2.5.1 and, if, in either case, it is so determined, any such business shall not be transacted. The procedures set forth in this subsection 2.5.1 for business to be properly brought before an annual meeting by a shareholder are in addition to, and not in lieu of, the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.

  2.5.2 BUSINESS AT SPECIAL MEETINGS

  At any special meeting of the shareholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting, in accordance with subsection
2.4 hereof, shall come before such meeting.

  2.5.3 NOTICE TO CORPORATION

  Any written notice required to be delivered by a shareholder to the corporation pursuant to subsection 2.5.1 or subsection 3.3.1 hereof must be given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the corporation's executive offices.

2.6 NOTICE OF MEETING

  Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by or at the direction of the Board, the Chairman of the Board, the President or the Secretary to each shareholder entitled to notice of or to vote at the meeting not less than 10 nor more than 60 days before the meeting, except that notice of a meeting to act on an amendment to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets other than in the regular course of business or the dissolution of the corporation shall be given not less than 20 nor more than 60 days before such meeting. If an annual or special shareholders' meeting is adjourned to a different date, time or place, no notice of the new date, time or place is required if they are announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be given to shareholders entitled to notice of or to vote as of the new record date. Such notice may be transmitted by mail, private carrier, personal delivery, telegraph, teletype or communications equipment which transmits a facsimile of the notice to like equipment which receives and reproduces such notice. If these forms of written notice are impractical in the view of the Board, the Chairman of the Board, the President or the Secretary, written notice may be transmitted by an advertisement in a newspaper of general circulation in the area of the corporation's principal office. If such notice is mailed, it shall be deemed effective when deposited in the official government mail, first-class postage prepaid, properly addressed to the shareholder at such shareholder's address as it appears in the corporation's current record of shareholders. Notice given in any other manner shall be deemed effective when dispatched to the shareholder's address, telephone number or other number appearing on the records of the corporation. Any notice given by publication as herein provided shall be deemed effective five days after first publication.

2.7 WAIVER OF NOTICE

  Whenever any notice is required to be given to any shareholder under the provisions of these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act, a waiver in writing, signed by the person or persons entitled to such notice and delivered to the corporation, whether before or after the date and time of the meeting or before or after the action to be taken by consent is effective, shall be deemed equivalent to the giving of such notice. Further, notice of the time, place and purpose of any meeting will be deemed to be waived by any shareholder by attendance thereat in person or by proxy, unless such shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

2.8 FIXING OF RECORD DATE FOR DETERMINING SHAREHOLDERS

  For the purpose of determining shareholders entitled (a) to notice of or to vote at any meeting of shareholders or any adjournment thereof, (b) to demand a special meeting, or (c) to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board may fix a future date as the record date for any such determination. Such record date shall be not more than 70 days, and in case of a meeting of shareholders not less than 10 days prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting, the record date shall be the day immediately preceding the date on which notice of the meeting is first given to shareholders. Such a determination shall apply to any adjournment of the meeting unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is set for the determination of shareholders entitled to receive payment of any stock dividend or distribution (other than one involving a purchase, redemption, or other acquisition of the corporation's shares) the record date shall be the date the Board authorizes the stock dividend or distribution.

2.9 VOTING RECORD

  At least 10 days before each meeting of shareholders, an alphabetical list of the shareholders entitled to notice of such meeting shall be made, arranged by voting group and by each class or series of shares therein, with the address of and number of shares held by each shareholder. This record shall be kept at the principal office of the corporation for 10 days prior to such meeting, and shall be kept open at such meeting, for the inspection of any shareholder or any shareholder's agent.

2.10 QUORUM

  A majority of the votes entitled to be cast on a matter by the holders of shares that, pursuant to the Articles of Incorporation or the Washington Business Corporation Act, are entitled to vote and be counted collectively upon such matter, represented in person or by proxy, shall constitute a quorum of such shares at a meeting of shareholders. If less than a majority of such votes are represented at a meeting, a majority of the votes so represented may adjourn the meeting from time to time. Any business may be transacted at a reconvened meeting that might have been transacted at the meeting as originally called, provided a quorum is present or represented at such meeting. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business thereat, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

2.11 MANNER OF ACTING

  If a quorum is present, action on a matter other than the election of Directors shall be approved if the votes cast in favor of the action by the shares entitled to vote and be counted collectively upon such matter exceed the votes cast against such action by the shares entitled to vote and be counted collectively thereon, unless the Articles of Incorporation or the Washington Business Corporation Act requires a greater number of affirmative votes.

2.12 PROXIES

  A shareholder may vote by proxy executed in writing by the shareholder or by his or her attorney-in-fact or agent. Such proxy shall be effective when received by the Secretary or other officer or agent authorized to tabulate votes. A proxy shall become invalid 11 months after the date of its execution, unless otherwise provided in the proxy. A proxy with respect to a specified meeting shall entitle its holder to vote at any reconvened meeting following adjournment of such meeting but shall not be valid after the final adjournment.

2.13 VOTING OF SHARES

  Except as provided in the Articles of Incorporation or in Section 2.14 hereof, each outstanding share entitled to vote with respect to a matter submitted to a meeting of shareholders shall be entitled to one vote upon such matter.

2.14 VOTING FOR DIRECTORS

  Each shareholder entitled to vote at an election of Directors may vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote, or (unless otherwise provided in the Articles of Incorporation) each such shareholder may cumulate such shareholder's votes by distributing among one or more candidates as many votes as are equal to the number of such Directors multiplied by the number of such shareholder's shares. Unless otherwise provided in the Articles of Incorporation, the candidates elected shall be those receiving the largest number of votes cast, up to the number of Directors to be elected.

2.15 ACTION BY SHAREHOLDERS WITHOUT A MEETING

  Any action which could be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents setting forth the action so taken are signed by all shareholders entitled to vote on the action and are delivered to the corporation. If not otherwise fixed by the Board, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent. A shareholder may withdraw a consent only by delivering a written notice of withdrawal to the corporation prior to the time that all consents are in the possession of the corporation. Action taken by written consent of shareholders without a meeting is effective when all consents are in the possession of the corporation, unless the consent specifies a later effective date. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders.

                         SECTION 3. BOARD OF DIRECTORS

3.1 GENERAL POWERS

  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided in these Bylaws, the Articles of Incorporation, as at any time amended, or the Washington Business Corporation Act.

3.2 NUMBER AND TENURE

  The Board shall be composed of not less than three (3) nor more than fifteen
(15) Directors, the specific number to be set by resolution of the Board. The number of Directors may be changed from time to time by amendment to these Bylaws, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

  Prior to the first election of Directors following the first primary, public offering of equity securities by this corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "First Public Company Election"), unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders. At the First Public Company Election, , the Board of Directors shall be divided into two classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders and each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the second ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Section 3.2, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

3.3 NOMINATION AND ELECTION

  3.3.1 NOMINATION

  Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations for the election of Directors may be made (a) by or at the direction of the Board or (b) by any shareholder of record entitled to vote for the election of Directors at such meeting; provided, however, that a shareholder may nominate persons for election as Directors only if written notice (in accordance with subsection
2.5.3 hereof) of such shareholder's intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of the shareholders, not fewer than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so given not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made) and (ii) with respect to an election to be held at a special meeting of the shareholders for the election of Directors, the close of business on the seventh business day following the date on which notice of such meeting is first given to shareholders. Any such shareholder's notice shall set forth (a) the name and address of the shareholder who intends to make a nomination; (b) a representation that the shareholder is entitled to vote at such meeting and a statement of the number of shares of the corporation which are beneficially owned by the shareholder; (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the shareholder proposes to nominate for election or re-election as a Director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board, and a description of any arrangements or understandings, between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a Director if elected. If the facts warrant, the Board, or the chair of a shareholders' meeting at which Directors are to be elected, shall determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of shareholders to make nominations pursuant to the foregoing procedure is subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation. The procedures set forth in this subsection 3.3 for nomination for the election of Directors by shareholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.

  3.3.2 ELECTION

  At each election of Directors, the persons receiving the greatest number of votes shall be the Directors.

3.4 ANNUAL AND REGULAR MEETINGS

  An annual Board meeting shall be held without notice immediately after and at the same place as the annual meeting of shareholders. By resolution the Board, or any committee designated by the Board, may specify the time and place either within or without the State of Washington for holding regular meetings without notice other than such resolution.

3.5 SPECIAL MEETINGS

  Special meetings of the Board or any committee designated by the Board may be called by or at the request of the Chairman of the Board or the President or, in the case of special Board meetings, any two (2) Directors and, in the case of any special meeting of any committee designated by the Board, by its Chairman. The person or persons authorized to call special meetings may fix any place either within or without the State of Washington as the place for holding any special Board or committee meeting called by them.

3.6 MEETINGS BY COMMUNICATIONS EQUIPMENT

  Members of the Board or any committee designated by the Board may participate in a meeting of such Board or committee by, or conduct the meeting through the use of, any means of communication by which all Directors participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

3.7 NOTICE OF SPECIAL MEETINGS

  Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be given to a Director in writing or orally. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

  3.7.1 PERSONAL DELIVERY

  If notice is given by personal delivery, the notice shall be effective if delivered to a Director at least two days before the meeting.

  3.7.2 DELIVERY BY MAIL

  If notice is delivered by mail, the notice shall be deemed effective if deposited in the official government mail at least five days before the meeting, properly addressed to a Director at his or her address shown on the records of the corporation, with postage thereon prepaid.

  3.7.3 DELIVERY BY PRIVATE CARRIER

  If notice is given by private carrier, the notice shall be deemed effective when dispatched to a Director at his or her address shown on the records of the corporation at least three days before the meeting.

  3.7.4 FACSIMILE NOTICE

  If notice is delivered by wire or wireless equipment which transmits a facsimile of the notice, the notice shall be deemed effective when dispatched at least two days before the meeting to a Director at his or her telephone number or other number appearing on the records of the corporation.

  3.7.5 DELIVERY BY TELEGRAPH

  If notice is delivered by telegraph, the notice shall be deemed effective if the content thereof is delivered to the telegraph company for delivery to a Director at his or her address shown on the records of the corporation at least three days before the meeting.

  3.7.6 ORAL NOTICE

  If notice is delivered orally, by telephone or in person, the notice shall be deemed effective if personally given to the Director at least two days before the meeting.

3.8 WAIVER OF NOTICE

  3.8.1 IN WRITING

  Whenever any notice is required to be given to any Director under the provisions of these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice and delivered to the corporation, whether before or after the date and time of the meeting, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or any committee designated by the Board need be specified in the waiver of notice of such meeting.

  3.8.2 BY ATTENDANCE

  A Director's attendance at or participation in a Board or committee meeting shall constitute a waiver of notice of such meeting, unless the Director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at such meeting and does not thereafter vote for or assent to action taken at the meeting.

3.9 QUORUM

  Subject to the provisions of any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, a majority of the number of Directors fixed by or in the manner provided in these Bylaws shall constitute a quorum for the transaction of business at any Board meeting but, if less than a majority are present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

3.10 MANNER OF ACTING

  If a quorum is present when the vote is taken, subject to the provisions of any arrangement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, the act of the majority of the Directors present at a Board meeting shall be the act of the Board, unless the vote of a greater number is required by these Bylaws, the Articles of Incorporation, as at any time amended, or the Washington Business Corporation Act.

3.11 PRESUMPTION OF ASSENT

  A Director of the corporation who is present at a Board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless (a) the Director objects at the beginning of the meeting, or promptly upon the Director's arrival, to holding the meeting or transacting any business at such meeting, (b) the Director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the Director delivers written notice of the Director's dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a Director who votes in favor of the action taken.

3.12 ACTION BY BOARD OR COMMITTEES WITHOUT A MEETING

  Any action which could be taken at a meeting of the Board or of any committee created by the Board may be taken without a meeting if one or more written consents setting forth the action so taken are signed by each of the Directors or by each committee member either before or after the action is taken and delivered to the corporation. Action taken by written consent of Directors without a meeting is effective when the last Director signs the consent, unless the consent specifies a later effective date. Any such written consent shall be inserted in the minute book as if it were the minutes of a Board or a committee meeting.

3.13 RESIGNATION

  Any Director may resign from the Board or any committee of the Board at any time by delivering either oral tender of resignation at any meeting of the Board or any committee or written notice to the Chairman of the Board, the President, the Secretary or the Board. Any such resignation is effective upon delivery thereof unless the notice of resignation specifies a later effective date and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.14 REMOVAL

  Subject to the provisions of any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, one or more members of the Board, including the entire Board, may be removed with or without cause (unless the Articles of Incorporation permit removal for cause only), at a meeting of shareholders called expressly for that purpose, by the holders of the shares entitled to elect the Director or Directors whose removal is sought if the number of votes cast to remove the Director exceeds the number of votes cast not to remove the Director (unless a greater vote is required by the Articles of Incorporation). If the Articles of Incorporation permit cumulative voting in the election of Directors, then a Director may not be removed if the number of votes sufficient to elect such Director if then cumulatively voted at an election of the entire Board or, if there are classes of Directors, at an election of the class of Directors of which such Director is a part, is voted against the Director's removal.

3.15 VACANCIES

  Unless the Articles of Incorporation, as at any time amended, provide otherwise, any vacancy occurring on the Board may be filled by the shareholders, the Board or, if the Directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining Directors. Any vacant office to be held by a Director elected by the holders of one or more classes or series of shares entitled to vote and be counted collectively thereon shall be filled only by the vote of the holders of such class or series of shares. A Director elected to fill a vacancy shall serve only until the next election of Directors by the shareholders.

3.16 EXECUTIVE AND OTHER COMMITTEES

  3.16.1 CREATION OF COMMITTEES

  The Board, by resolution adopted by the greater of a majority of the Directors then in office and the number of Directors required to take action in accordance with these Bylaws, may create standing or temporary committees, including an Executive Committee, and appoint members thereto from its own number and invest such committees with such powers as it may see fit, subject to such conditions as may be prescribed by the Board, the Articles of Incorporation, these Bylaws and applicable law. Each committee must have two or more members, who shall serve at the pleasure of the Board.

  3.16.2 AUTHORITY OF COMMITTEES

  Each committee shall have and may exercise all of the authority of the Board to the extent provided in the resolution of the Board creating the committee and any subsequent resolutions and adopted in like manner, except that no such committee shall have the authority to: (1) authorize or approve a distribution except according to a general formula or method prescribed by the Board, (2) approve or propose to shareholders actions or proposals required by the Washington Business Corporation Act to be approved by shareholders, (3) fill vacancies on the Board or any committee thereof, (4) adopt, amend or repeal Bylaws, (5) amend the Articles of Incorporation, pursuant to RCW 23B.10.020,
(6) approve a plan of merger not requiring shareholder approval, or (7) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares except that the Board may authorize a committee or a senior executive officer of the corporation to do so within limits specifically prescribed by the Board.

  3.16.3 AUDIT COMMITTEE

  In addition to any committees appointed pursuant to this Section 3.16.2, there shall be an Audit Committee, appointed annually by the Board, consisting of at least two Directors who are not members of management. It shall be the responsibility of the Audit Committee to review the scope and results of the annual independent audit of books and records of the corporation, to review compliance with all corporate policies which have been approved by the Board and to discharge such other responsibilities as may from time to time be assigned to it by the Board. The Audit Committee shall meet at such times and places as the members deem advisable, and shall make such recommendations to the Board as they consider appropriate.

  3.16.4 COMPENSATION COMMITTEE

  The Board may, in its discretion, designate a Compensation Committee consisting of not less than two Directors as it may from time to time determine. The duties of the Compensation Committee shall consist of the following: (a) to establish and review periodically, but not less than annually, the compensation of the officers of the corporation and to make recommendations concerning such compensation to the Board; (b) to consider incentive compensation plans for the employees of the corporation; (c) to carry out the duties assigned to the Compensation Committee under any stock option plan or other plan approved by the corporation; (d) to consult with the President concerning any compensation matters deemed appropriate by the President or the Compensation Committee; and (e) to perform such other duties as shall be assigned to the Compensation Committee by the Board.

  3.16.5 NOMINATING AND ORGANIZATION COMMITTEE

  The Board may, in its discretion, designate a Nominating and Organization Committee consisting of not less than two Directors as it may from time to time determine. The duties of the Nominating and Organization Committee shall consist of the following: (a) to report and make recommendations to the Board on the size and composition of the Board and nominees for Directors; (b) to evaluate the performance of the officers of the corporation and together with management, select and recommend to the Board appropriate individuals for election, appointment and promotion as officers of the corporation and ensure the continuity of capable management; (c) to report and make recommendations to the Board on the organization of the corporation; and (d) to perform such other duties as shall be assigned to the Nominating and Organization Committee by the Board.

  3.16.6 QUORUM AND MANNER OF ACTING

  Subject to the provisions of any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, a majority of the number of Directors composing any committee of the Board, as established and fixed by resolution of the Board, shall constitute a quorum for the transaction of business at any meeting of such committee but, if less than a majority are present at a meeting, a majority of such Directors present may adjourn the meeting from time to time without further notice. Except as may be otherwise provided in the Washington Business Corporation Act, if a quorum is present when the vote is taken the act of a majority of the members present shall be the act of the committee.

  3.16.7 MINUTES OF MEETINGS

  All committees shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose.

  3.16.8 RESIGNATION

  Any member of any committee may resign at any time by delivering written notice thereof to the Chairman of the Board, the President, the Secretary or the Board. Any such resignation is effective upon delivery thereof, unless the notice of resignation specifies a later effective date, and the acceptance of such resignation shall not be necessary to make it effective.

  3.16.9 REMOVAL

  Subject to the provisions of any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, the Board may remove any member of any committee elected or appointed by it but only by the affirmative vote of the greater of a majority of the Directors then in office and the number of Directors required to take action in accordance with these Bylaws.

3.17 COMPENSATION

  By Board resolution, Directors and committee members may be paid their expenses, if any, of attendance at each Board or committee meeting, or a fixed sum for attendance at each Board or committee meeting, or a stated salary as Director or a committee member, or a combination of the foregoing. No such payment shall preclude any Director or committee member from serving the corporation in any other capacity and receiving compensation therefor.

                              SECTION 4. OFFICERS

4.1 APPOINTMENT AND TERM

  The officers of the corporation shall be those officers appointed from time to time by the Board or by any other officer empowered to do so. The Board shall have sole power and authority to appoint executive officers. As used herein, the term "executive officer" shall mean the President, any Vice President in charge of a principal business unit, division or function or any other officer who performs a policy-making function. The Board or the President may appoint such other officers and assistant officers to hold office for such period, have such authority and perform such duties as may be prescribed. The Board may delegate to any other officer the power to appoint any subordinate officers and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person. Unless an officer dies, resigns or is removed from office, he or she shall hold office until his or her successor is appointed.

4.2 RESIGNATION

  Any officer may resign at any time by delivering written notice thereof to the corporation. Any such resignation is effective upon delivery thereof, unless the notice of resignation specifies a later effective date, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.3 REMOVAL

  Any officer may be removed by the Board at any time, with or without cause. An officer or assistant officer, if appointed by another officer, may be removed by any officer authorized to appoint officers or assistant officers.

4.4 CONTRACT RIGHTS OF OFFICERS

The appointment of an officer does not itself create contract rights.

4.5 CHAIRMAN OF THE BOARD

  The Chairman of the Board shall be the chief executive officer of the corporation unless some other officer is so designated by the Board, shall preside over meetings of the Board and shareholders and, subject to the Board's control, shall supervise and control all of the assets, business and affairs of the corporation. The Chairman of the Board may sign, with the Secretary or an Assistant Secretary or with the Treasurer or an Assistant Treasurer, certificates for shares of the corporation, deeds, mortgages, bonds, contracts or other instruments, except when the signing and execution thereof have been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or are required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the Chairman of the Board shall perform all duties incident to the office of the chief executive officer of a corporation and such other duties as are prescribed by the Board from time to time.

4.6 PRESIDENT

  The President shall be the chief operating officer of the corporation unless some other officer is so designated by the Board and in the event of the death of the Chairman of the Board or his or her inability to act, the President shall perform the duties of the Chairman of the Board, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the Chairman of the Board. The President may sign, with the Secretary or any Assistant Secretary or with the Treasurer or an Assistant Treasurer, certificates for shares of the corporation. The President shall have, to the extent authorized by the Chairman of the Board or the Board, the same powers as the Chairman of the Board to sign deeds, mortgages, bonds, contracts or other instruments. The President shall perform such other duties as from time to time may be assigned to him or her by the Chairman of the Board or by the Board.

4.7 VICE PRESIDENT

  In the event of the death of the President or his or her inability to act, the Vice President (or if there is more than one Vice President, the Vice President who was designated by the Board as the successor to the President, or if no Vice President is so designated, the Vice President first elected to such office) shall perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or any Assistant Secretary or with the Treasurer or any Assistant Treasurer, certificates for shares of the corporation. Vice Presidents shall perform such other duties as from time to time may be assigned to them by the Chairman of the Board, the President or the Board.

4.8 SECRETARY

  If appointed, the Secretary shall be responsible for preparation of minutes of the meetings of the Board and shareholders, maintenance of the corporation records and stock registers, and authentication of the corporation's records and shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.

4.9 TREASURER

  If appointed, the Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws, and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer.

4.10 SALARIES

  The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated such authority. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the corporation.

               SECTION 5. CONTRACTS, LOANS, CHECKS AND DEPOSITS

5.1 CONTRACTS

  The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances.

5.2 LOANS TO THE CORPORATION

  No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances.

5.3 CHECKS, DRAFTS, ETC.

  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, or agent or agents, of the corporation and in such manner as is from time to time determined by resolution of the Board.

5.4 DEPOSITS

  All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board may select.

             SECTION 6. CERTIFICATES FOR SHARES AND THEIR TRANSFER

6.1 ISSUANCE O SHARES

  No shares of the corporation shall be issued unless authorized by the Board, or by a committee designated by the Board to the extent such committee is empowered to do so.

6.2 CERTIFICATES FOR SHARES

  Certificates representing shares of the corporation shall be signed, either manually or in facsimile, by the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary and shall include on their face written notice of any restrictions which may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

6.3 STOCK RECORDS

  The stock transfer books shall be kept at the principal office of the corporation or at the office of the corporation's transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

6.4 RESTRICTION ON TRANSFER

  Except to the extent that the corporation has obtained an opinion of counsel acceptable to the corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, all certificates representing shares of the corporation shall, in addition to any legends required by any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, bear a legend on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, which reads substantially as follows in addition to any legends required by any shareholder agreement:

  "The securities evidenced by this certificate have not been registered under the Securities Act of l933, as amended, or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities or (b) this corporation receives an opinion of legal counsel for the holder of these securities (satisfactory to this corporation) stating that such transaction is exempt from registration or this corporation otherwise satisfies itself that such transaction is exempt from registration."

6.5 TRANSFER OF SHARES

  The transfer of shares of the corporation shall be made only on the stock transfer books of the corporation pursuant to authorization or document of transfer made by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled.

6.6 LOST OR DESTROYED CERTIFICATES

  In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the corporation as the Board may prescribe.

                         SECTION 7. BOOKS AND RECORDS

  The corporation shall:

    (a) Keep as permanent records minutes of all meetings of its shareholders and the Board, a record of all actions taken by the shareholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the corporation.

    (b) Maintain appropriate accounting records.

    (c) Maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each; provided, however, such record may be maintained by an agent of the corporation.

    (d) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

    (e) Keep a copy of the following records at its principal office:

      1. the Articles of Incorporation and all amendments thereto as currently in effect;

      2.the Bylaws and all amendments thereto as currently in effect;

      3. the minutes of all meetings of shareholders and records of all action taken by shareholders without a meeting, for the past three years;

      4. the financial statements described in Section 23B.16.200(1) of the Washington Business Corporation Act, for the past three years;

      5. all written communications to shareholders generally within the past three years;

      6. a list of the names and business addresses of the current Directors and officers; and

      7. the most recent annual report delivered to the Washington Secretary of State.

                          SECTION 8. ACCOUNTING YEAR

  The accounting year of the corporation shall be the fiscal year ending on the last Friday in September, provided that if a different accounting year is at any time selected by the Board for purposes of federal income taxes, or any other purpose, the accounting year shall be the year so selected.

                                SECTION 9. SEAL

  The Board may provide for a corporate seal which shall consist of the name of the corporation, the state of its incorporation and the year of its incorporation.

                          SECTION 10. INDEMNIFICATION

10.1 RIGHT TO INDEMNIFICATION

  Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereafter a "proceeding"), by reason of the fact that he or she is or was a Director or officer of the corporation or, that being or having been such a Director or officer or an employee of the corporation, he or she is or was serving at the request of the corporation as a Director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an "indemnitee"), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer or employee of the Company or a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Except as provided in subsection 10.4 of this Section with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

10.2 RESTRICTIONS ON INDEMNIFICATION

  No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification. Notwithstanding the foregoing, if Section 23B.08.560 or any successor provision of the Washington Business Corporation Act is hereafter amended, the restrictions on indemnification set forth in this subsection 10.2 shall be as set forth in such amended statutory provision.

10.3 ADVANCEMENT OF EXPENSES

  The right to indemnification conferred in this Section shall include the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses shall be made upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified.

10.4 RIGHT OF INDEMNITEE TO BRING SUIT

  If a claim under subsection 10.1 or 10.3 of this Section is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of litigating such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

10.5 PROCEDURES EXCLUSIVE

  Pursuant to Section 23B.08.560(2) or any successor provision of the Washington Business Corporation Act, the procedures for indemnification and the advancement of expenses set forth in this Section are in lieu of the procedures required by Section 23B.08.550 or any successor provision of the Washington Business Corporation Act.

10.6 NONEXCLUSIVITY OF RIGHTS

  Except as set forth in subsection 10.5, the right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or the Bylaws of the corporation, general or specific action of the Board or shareholders, contract or otherwise.

10.7 INSURANCE, CONTRACTS AND FUNDING

  The corporation may maintain insurance, at its expense, to protect itself and any Director, officer, partner, trustee, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the corporation would have the authority or right to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act or other law. The corporation may enter into contracts with any Director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

10.8 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

  In addition to the rights of indemnification set forth in subsection 10.1, the corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (a) with the same scope and effect as the provisions of this Section with respect to indemnification and the advancement of expenses of Directors and officers of the corporation; (b) pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act; or (c) as are otherwise consistent with law.

10.9 PERSONS SERVING OTHER ENTITIES

  Any person who, while a Director, officer or employee of the corporation, is or was serving (a) as a Director, officer, employee or agent of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a partner, trustee or otherwise in an executive or management capacity in a partnership, joint venture, trust, employee benefit plan or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership shall conclusively be deemed to be so serving at the request of the corporation and entitled to indemnification and the advancement of expenses under subsections 10.1 and 10.3 of this Section.

                            SECTION 11. AMENDMENTS

  Subject to the provisions of any agreement concerning special Board approval or manner of action provisions which may be entered into by the shareholders of the corporation, these Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board, except that the Board may not repeal or amend any Bylaw that the shareholders have expressly provided, in amending or repealing such Bylaw, may not be amended or repealed by the Board. The shareholders may also alter, amend and repeal these Bylaws or adopt new Bylaws. All Bylaws made by the Board may be amended, repealed, altered or modified by the shareholders.

  The foregoing Bylaws were adopted by the Board of Directors on April 22, 1998.

                                               /s/ Robert J. Mortell, Jr.
                                          By___________________________________
                                            Title: President

                        ANNEX C: CHAPTER 23B.13 OF THE
                      WASHINGTON BUSINESS CORPORATION ACT
                             (DISSENTERS' RIGHTS)

23B.13.010 DEFINITIONS

  As used in this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a)    Consummation of a plan of merger to which the corporation is a party
       (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

(a)    The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

(1) A record shareholder may assert dissenters' rights as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS' RIGHTS

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 DISSENTERS' NOTICE

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)    Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT

(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 SHARE RESTRICTIONS

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c)    An explanation of how the interest was calculated;

(d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

(e)    A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
    (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 COURT ACTION

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 COURT COSTS AND COUNSEL FEES

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Bylaws (the "Bylaws") provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

  Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is no legally entitled. Article 8 of the registrant's Articles of Incorporation (the "Articles of Incorporation") contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

  The above discussion of the WBCA and the registrant's Bylaws and Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    2.1    Agreement and Plan of Merger dated as of May 29, 1998 (attached to
           Proxy Statement/Prospectus as Annex A).
    3.1    Articles of Incorporation of Ragen MacKenzie Group Incorporated
           (attached to Proxy Statement/Prospectus as Annex B).
    3.2    Bylaws of Ragen MacKenzie Group Incorporated (attached to Proxy
           Statement/Prospectus as Annex B).
    5.1    Opinion of Perkins Coie LLP as to the legality of the securities being registered.
    8.1    Opinion of Perkins Coie LLP regarding tax matters.
   10.1+   Master Note of Ragen MacKenzie Incorporated in favor of Bank America
           National Trust and Savings Association, dated July 9, 1997.
   10.2+   Security Agreement between Ragen MacKenzie Incorportated and Bank
           America National Trust and Savings Association, dated October 14,
           1995.
   10.3+   Lease Agreement between Wright-Carlyle Seattle and Ragen MacKenzie
           Incorporated, dated November 8, 1983, as amended December 19, 1988,
           August 24, 1992, June 1, 1993, July 20, 1995, April 30, 1997 and
           June 6, 1997.
   10.4+   Form of Noncompetition and Nonsolicitation Agreement executed as of
           April 14, 1998 by the registrant and each of Lesa A. Sroufe, Robert
           J. Mortell, Jr., Mark A. McClure, V. Lawrence Bensussen and John L.
           MacKenzie.
   10.5    Severance and Correspondent Clearing Agreement between Ragen
           MacKenzie Incorporated and Brooks G. Ragen, executed April 17, 1998.
   10.6+   Agreement and Release between Ragen MacKenzie Incorporated and Scott
           McAdams, dated March 22, 1998.
   10.7+   Ragen MacKenzie Incorporated 1989 Stock Option Plan.
   10.8+   Ragen MacKenzie Incorporated 1993 Stock Option Plan.
   10.9+   Ragen MacKenzie Incorporated 1996 Stock Incentive Compensation Plan.
   10.10+  Ragen MacKenzie Incorporated 1997 Share Repurchase Plan.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
   10.11   Ragen MacKenzie Group Incorporated 1998 Stock Incentive Compensation
           Plan.
   10.12+  ABC Brokerage Accounting System Agreement between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation and Ragen
           MacKenzie Incorporated, dated April 1, 1997.
   10.13   Employment Agreement between Ragen MacKenzie Incorporated and Mark
           A. McClure, dated June 16, 1994, as amended by an addendum dated
           June 3, 1997.
   10.14   Ragen MacKenzie Group Incorporated Employee Stock Purchase Plan
   10.15   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Mark
           McClure dated June 16, 1994.
   10.16   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Mark
           McClure dated February 25, 1997.
   10.17   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Stan
           Freimuth dated April 29, 1996.
   10.18   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Stan
           Freimuth dated June 11, 1996.
   21.1+   Subsidiaries of the registrant
   23.1    Consent of Perkins Coie LLP (contained in opinion filed as Exhibit
           5.1 hereto)
   23.2    Consent of Deloitte & Touche LLP
   23.3+   Consent of Arthur W. Harrigan, Jr.
   23.4+   Consent of Kirby L. Cramer
   23.5+   Consent of Peter B. Madoff
   23.6    Consent of Gregory B. Maffei
   24.1+   Power of Attorney
   27.1+   Financial Data Schedule
   99.1    Form of Proxy

--------
*  To be filed by amendment.

+  Previously filed.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 29th day of May, 1998.

                                          RAGEN MACKENZIE GROUP INCORPORATED

                                               /s/ Robert J. Mortell, Jr.
                                          By: _________________________________
                                                   Robert J. Mortell, Jr.
                                               President and Chief Operating
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated below on the 29th day of May, 1998.

               SIGNATURE                                 TITLE
               ---------                                 -----
            Lesa A. Sroufe *            Chairman of the Board and Chief
 ______________________________________  Executive Officer (Principal
             Lesa A. Sroufe              Executive Officer)
       /s/ Robert J. Mortell, Jr.       President, Chief Operating Officer,
 ______________________________________  Treasurer and Director
         Robert J. Mortell, Jr.
        V. Lawerance Bensussen *        Senior Vice President, Chief Financial
 ______________________________________  Officer and Secretary (Principal
         V. Lawrence Bensussen           Financial and Accounting Officer)
            Mark A. McClure*            Executive Vice President and Director
 ______________________________________
            Mark A. McClure
           John L. MacKenzie*           Director
 ______________________________________
           John L. MacKenzie

 /s/ Robert J. Mortell, Jr.

*By: _______________________

   Robert J. Mortell, Jr.

      Attorney-in-Fact

                               INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    2.1    Agreement and Plan of Merger dated as of May 29, 1998 (attached to
           Proxy Statement/Prospectus as Annex A).
    3.1    Articles of Incorporation of Ragen MacKenzie Group Incorporated
           (attached to Proxy Statement/Prospectus as Annex B).
    3.2    Bylaws of Ragen MacKenzie Group Incorporated (attached to Proxy
           Statement/Prospectus as Annex B).
    5.1    Opinion of Perkins Coie LLP as to the legality of the securities being registered.
    8.1    Opinion of Perkins Coie LLP regarding tax matters.
   10.1+   Master Note of Ragen MacKenzie Incorporated in favor of Bank America
           National Trust and Savings Association, dated July 9, 1997.
   10.2+   Security Agreement between Ragen MacKenzie Incorporated and Bank
           America National Trust and Savings Association, dated October 14,
           1995.
   10.3+   Lease Agreement between Wright-Carlyle Seattle and Ragen MacKenzie
           Incorporated, dated November 8, 1983, as amended December 19, 1988,
           August 24, 1992, June 1, 1993, July 20, 1995, April 30, 1997 and
           June 6, 1997.
   10.4+   Form of Noncompetition and Nonsolicitation Agreement executed as of
           April 14, 1998 by the registrant and each of Lesa A. Sroufe, Robert
           J. Mortell, Jr., Mark A. McClure, V. Lawrence Bensussen and John L.
           MacKenzie.
   10.5    Severance and Correspondent Clearing Agreement between Ragen
           MacKenzie Incorporated and Brooks G. Ragen, executed April 17, 1998.
   10.6+   Agreement and Release between Ragen MacKenzie Incorporated and Scott
           McAdams, dated March 22, 1998.
   10.7+   Ragen MacKenzie Incorporated 1989 Stock Option Plan.
   10.8+   Ragen MacKenzie Incorporated 1993 Stock Option Plan.
   10.9+   Ragen MacKenzie Incorporated 1996 Stock Incentive Compensation Plan.
   10.10+  Ragen MacKenzie Incorporated 1997 Share Repurchase Plan.
   10.11   Ragen MacKenzie Group Incorporated 1998 Stock Incentive Compensation
           Plan.
   10.12+  ABC Brokerage Accounting System Agreement between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation and Ragen
           MacKenzie Incorporated, dated April 1, 1997.
   10.13   Employment Agreement between Ragen MacKenzie Incorporated and Mark
           A. McClure, dated June 16, 1994, as amended by an addendum dated
           June 3, 1997.
   10.14   Ragen MacKenzie Group Incorporated Employee Stock Purchase Plan
   10.15   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Mark
           McClure dated June 16, 1994.
   10.16   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Mark
           McClure dated February 25, 1997.
   10.17   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Stan
           Freimuth dated April 29, 1996.
   10.18   Ragen MacKenzie Incorporated Agreement to Grant Stock Option to Stan
           Freimuth dated June 11, 1996.
   21.1+   Subsidiaries of the registrant
   23.1    Consent of Perkins Coie LLP (contained in opinion filed as Exhibit
           5.1 hereto)
   23.2    Consent of Deloitte & Touche LLP
   23.3+   Consent of Arthur W. Harrigan, Jr.
   23.4+   Consent of Kirby L. Cramer
   23.5+   Consent of Peter B. Madoff
   23.6    Consent of Gregory B. Maffei
   24.1+   Power of Attorney
   27.1+   Financial Data Schedule
   99.1    Form of Proxy

--------
*  To be filed by amendment.

+  Previously filed.